PROSPECTUS

Filed Pursuant to Rule 424(b)(3)

Registration No. 333-218020

AGM Group Holdings Inc.

Minimum Offering: 1,000,000 Class A Ordinary Shares

Maximum Offering: 1,400,000 Class A Ordinary Shares

This is an initial public offering of Class A Ordinary Shares of AGM Group Holdings Inc., a British Virgin Islands company. We are offering a minimum of 1,000,000 and a maximum of 1,400,000 of our Class A Ordinary Shares.

Class A Ordinary Shares are the only class of ordinary shares being offered in this offering. Each of the Class A Ordinary Shares has one vote per share, while each of the Class B Ordinary Shares has five votes per share.

The directors and executive officers beneficially own a majority of the outstanding Class A Ordinary Shares and all of the outstanding Class B Ordinary Shares as of the date hereof. Upon the completion of this offering, our directors and executive officers will directly and indirectly hold an aggregate of approximately 51.43% of the combined voting power, assuming we complete the minimum offering of 1,000,000 Class A Ordinary Shares, and an aggregate of approximately 50.54% of the combined voting power if we complete the maximum offering of 1,400,000 Class A Ordinary Shares. Our Chairman of the Board, Zhentao Jiang, has voting and dispositive power of all outstanding Class B Ordinary Shares. Mr. Jiang will hold approximately 17.89% of the combined voting power, assuming we complete the minimum offering of 1,000,000 Class A Ordinary Shares, and an aggregate of approximately 17.80% of the combined voting power if we complete the maximum offering of 1,400,000 Class A Ordinary Shares.

See “Description of Ordinary Shares” and “Risk Factor — Risks Related to Our Corporate Structure and Operation — The dual-class structure of our ordinary shares has the effect of concentrating voting control with those shareholders who held our shares prior to the completion of this offering, including our executive officers, employees and directors and their affiliates, which will limit your ability to influence the outcome of important transactions, including a change in control.”

Prior to this offering, there has been no public market for our Ordinary Shares. The initial public offering price of our Class A Ordinary Shares is expected to be $5.00 per share, with a minimum subscription of $500.00 (which may be waived by Company). We have applied and obtained a conditional listing approval letter to list our Class A Ordinary Shares on Nasdaq Capital Market under the symbol “AGMH” provided that we pay the balance of our entry fee and that we will have at least 300 round-lot shareholders prior to our first day of trading. In addition, we will need to provide Nasdaq with confirmation that we have sold at least 1,000,000 Class A ordinary shares prior to our trading on Nasdaq. Our Class A Ordinary Shares will not be listed on the Nasdaq Capital Market unless we meet these conditions.

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. Investing in our Class A Ordinary Shares involves risks. See “Risk Factors” beginning on page 12.

	Per Ordinary Share	Minimum Offering	Maximum Offering
Assumed public offering price	$5.00	$5,000,000	$7,000,000
Underwriter fees and commissions(1)	$0.40	$400,000	$560,000
Proceeds to us, before expenses(1)(2)	$4.60	$4,600,000	$6,440,000

(1)	See “Underwriting” in this prospectus for more information regarding our arrangements with the underwriter.

(2)	The total estimated expenses related to this offering are set forth in the section entitled “Fees, Commission and Expense Reimbursement.”

We expect our total cash expenses for this offering, including cash expenses payable to our underwriter, Network 1 Financial Securities Inc. (the “Underwriter”), for its reasonable non-accountable expenses and accountable expenses referenced above, to be up to approximately $145,000, exclusive of the above commissions. The Underwriter must sell the minimum number of securities offered (1,000,000) if any are sold. The Underwriter is only required to use its best efforts to sell the maximum number of securities offered (1,400,000). The offering will close or terminate, as the case may be, upon the earlier of: (i) a date mutually acceptable to us and the Underwriter after the minimum offering amount of our offering is raised, or (ii) 90 days from the effective date (the “Effective Date”) of the Registration Statement (and for a period of up to 60 additional days if extended by agreement of the Company and the Underwriter) (the “Termination Date”). There will be a minimum subscription of $500.00, which may be waived by Company. Until we sell at least 1,000,000 shares, all investor funds will be held in an escrow account at Signature Bank, New York, N.Y. If we do not sell at least 1,000,000 shares by the Termination Date, all funds will be promptly returned to investors within five (5) business days after the termination of this offering without charge, interest or deduction. If we complete this offering, net proceeds will be delivered to us on the closing date. We plan to use our proceeds in our subsidiaries in British Virgin Islands, Belize, Hong Kong and the People’s Republic of China (the “PRC”), however, we will not be able to use such proceeds until we complete certain remittance procedures in PRC. If we complete this offering, then on the closing date, we will issue Class A Ordinary Shares to investors in the offering on Class A Ordinary Shares sold in this offering. One of the conditions to our obligation to sell any securities through the Underwriter is that, upon the closing of the offering, the Class A Ordinary Shares would qualify for listing on the Nasdaq Capital Market. We have applied and obtained a conditional listing approval letter to list our Class A Ordinary Shares on Nasdaq Capital Market under the symbol “AGMH” provided that we pay the balance of our entry fee and that we will have at least 300 round-lot shareholders prior to our first day of trading. In addition, we will need to provide Nasdaq with confirmation that we have sold at least 1,000,000 Class A ordinary shares prior to our trading on Nasdaq. Our Class A Ordinary Shares will not be listed on the Nasdaq Capital Market unless we meet these conditions prior to the first day of trading.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 28, 2017.

Neither we nor the Underwriter have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, shares of our Class A Ordinary Shares only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our Class A Ordinary Shares. Our business, financial condition, results of operations, and prospects may have changed since that date.

The information in this preliminary prospectus is not complete and is subject to change. No person should rely on the information contained in this document for any purpose other than participating in our proposed initial public offering, and only the preliminary prospectus issued on November 28, 2017 is authorized by us to be used in connection with our proposed initial public offering. The preliminary prospectus will only be distributed by us and the Underwriter named herein and no other person has been authorized by us to use this document to offer or sell any of our securities.

Until December 23, 2017 (25 days after the commencement of our initial public offering), all dealers that buy, sell, or trade our Class A Ordinary Shares, whether or not participating in our initial public offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as Underwriter and with respect to their unsold allotments or subscriptions.

Prospectus Summary

This summary highlights information contained in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus carefully before making an investment in our Class A Ordinary Shares. You should carefully consider, among other things, our consolidated financial statements and the related notes and the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Prospectus Conventions

Except where the context otherwise requires and for purposes of this prospectus only, “we”, “us”, “our company”, “Company”, “our” and “AGM Holdings” refer to

●	AGM Group Holdings Inc., a British Virgin Islands company limited by shares (“AGM Holdings” when individually referenced);

●	AGM Group, Ltd., a Belize limited liability company (“AGM Belize” when individually referenced) and a wholly-owned subsidiary of AGM Holdings;

●	AGM Technology, Limited, a Hong Kong SAR limited company (“AGM HK” when individually referenced) and a wholly-owned subsidiary of AGM Holdings;

●	Shenzhen AnGaoMeng Financial Technology Service Co. Ltd. (“AGM Shenzhen”) (also referred to as 深圳安高盟金融科技服务有限公司 in China), a wholly foreign-owned enterprise (“WFOE”) formed under the laws of the People’s Republic of China (the “PRC”) and a wholly-owned subsidiary of AGM HK;

●	Beijing AnGaoMeng Technology Service Co. Ltd. (“AGM Beijing”) (also referred to as 北京安高盟科技服务有限公司 in China), a PRC company and a wholly-owned subsidiary of AGM Shenzhen;

●	Nanjing XinGaoMeng Software Technology Co., Ltd. (“AGM Nanjing”) (also referred to as 南京鑫高盟软件科技有限公司 in China), a PRC company and a wholly-owned subsidiary of AGM Shenzhen.

●	AGM Software Service LTD, (“AGM Software”) a British Virgin Islands company limited by shares and a wholly-owned subsidiary of AGM Holdings;

●	AGMTrade UK LTD. (“AGM UK”) a company incorporated under the law of England and Wales, limited by shares and a wholly-owned subsidiary of AGM Holdings;

●	AGM Trade Global PTY LTD. (“AGM Australia”) an Australia company, limited by shares and a wholly-owned subsidiary of AGM Holdings;

●	AGMClub Service Limited (“AGMClub”) a Hong Kong SAR limited company and a wholly-owned subsidiary of AGM Holdings;

●	AGM Shenzhen, AGM Beijing and AGM Nanjing are collectively referred to as AGM PRC.

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This prospectus contains translations of certain RMB amounts into U.S. dollar amounts at specified rates solely for the convenience of the reader. The relevant exchange rates are listed below:

	For the Year Ended December 31, 2016	For the Period from Inception (April 27, 2015) to December 31, 2015
Period Ended RMB: USD exchange rate	6.9437	6.4907
Period Average RMB: USD exchange rate	6.6430	6.2175

For the sake of clarity, this prospectus follows the English naming convention of first name followed by last name, regardless of whether an individual’s name is Chinese or English. For example, the name of our chief executive officer will be presented as “Zhentao Jiang,” even though, in Chinese, Mr. Jiang’s name is presented as “Jiang Zhentao.”

We have relied on statistics provided by a variety of publicly-available sources regarding China’s expectations of growth. We did not, directly or indirectly, sponsor or participate in the publication of such materials, and these materials are not incorporated in this prospectus other than to the extent specifically cited in this prospectus. We have sought to provide current information in this prospectus and believe that the statistics provided in this prospectus remain up-to-date and reliable, and these materials are not incorporated in this prospectus other than to the extent specifically cited in this prospectus.

Overview

Incorporated on April 27, 2015, under the laws of the British Virgin Islands (“BVI”), we strive to become a one-stop shop that focuses on providing financial technology service in foreign exchange, also called forex, to brokers and institutional clients. We are primarily engaged in, through our subsidiaries, three core business: (i) online trading platform application service for institutional clients; (ii) forex trading brokerage service; and (iii) program trading application technology and management service. We see ourselves as a financial technology company and solutions provider, focusing on delivering innovative solutions and technologies that enable brokers and institutional clients to run their trading-related business. Our services provided to institutional clients focuses mainly on providing forex trading access service. Our institutional clients include forex brokers, precious metal brokers and small-sized asset management firms, who trade spot contracts that have the same trading rules and calculation methods as foreign exchange spot contracts. Substantially all of our business operations, research and development, and employees are in the PRC.

Our Core Services

We provide our service through three services lines: (i) online trading platform application service for institutional clients; (ii) forex trading brokerage service; and (iii) program trading application technology and management service.

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Online trading platform application service for institutional clients

Online trading platform application service generates 89.5% of our total revenue. We provide our trading platform application services through cloud computing or commonly known as Software as a Service (“SaaS”) approach. Revenue from our online trading platform application service consist of three components: 1) service fees for usage of online trading application based on trading volumes of the forex trading transactions; 2) initial trading application setup fees; and 3) ongoing service support fees. Service fees based on trading volumes account for majority of the revenue and initial setup fees and ongoing service support fees only account for a small portion of the revenue from this service line.

AGM Belize holds licenses to a core trading platform known as the MetaTrader (“Core Trading Platform”), which we believe is the most widely-used platform for trading forex, analyzing financial markets and using automatic programing tools. The license agreements between AGM Belize and MetaQuotes Software Corp. (“MetaQuotes”) regarding the Core Trading Platform are non-exclusive licenses with the right to download, install and use the Core Trading Platform. MetaQuotes delivered to AGM Belize the main server, proxy server, history server, access server, manager/dealer workstation, administrator workstation, client terminal, backup replication service and the Manager API, Server API, Datafeed API, report API, Gateway API and Web API. AGM Belize is licensed to develop programs based on the APIs.

AGM Belize contracts with AGM HK, which signs contracts with our customers and then contracts with AGM Beijing and AGM Nanjing to conduct customized development and integration. All of our operations and research and development are conducted in PRC by our employees at AGM Beijing and AGM Nanjing. We integrate the Core Trading Platform with functional modules that fit local clients changing demands. Products of the customized development include, but are not limited to, modules and applications that enable clients to have a multiple accounts management system, a bridge engine to straight through process their orders directly to the clearing counterparty, and a sophisticated client relationship management system. Once a client requests online trading access application service from AGM HK, AGM HK will outsource the service to AGM Beijing, which will then be responsible for initial online trading software application setup, service monitoring and maintenance and supports etc. Our clients are able to trade more than 80 products on our trading platform, including foreign currencies, commodities, and precious metal, all of which are based on spot trading contract.

Forex trading brokerage service

Our subsidiary AGM Belize is a retail forex broker licensed to provide forex trading service by International Financial Services Commission of Belize (IFSC) under the license number 60/448/FX/17 (the “IFSC License”). We also provide our users with trading in spot precious metals and spot oil because spot precious metals and spot oils are conventionally categorized as spot forex. In the spot market, spot precious metals and spot oil are usually categorized as spot forex because spot precious metals and spot oil transactions are usually denominated in more than one currency, which results in the same profit calculation and margin calculation specifications applying to the contract of spot precious metals and spot oil as well as the contract of spot forex. Additionally, IFSC only provide two types of license regarding brokerage trading service, which are trading in foreign exchange services and trading in securities services. See http://www.ifsc.gov.bz/licensed-service-providers/. Because we believe that spot precious metals and spot oil should not be categorized as securities, our IFSC License for trading in foreign exchange should cover spot precious metals and spot oil. Furthermore, according to the item 11 and 18 in the IFSC License, filed herein as exhibit 10.6, we can provide our products according to the products offered by our licensed clearing counterparties. London Multi Asset Exchange (“LMAX Exchange”), a UK FCA regulated leading Multilateral Trading Facility for foreign exchange and one of our clearing counterparties, offers products including spot precious metals and spot oils, and categorizes them as spot forex. Last but not least, it is a common practice in the forex trading industry to categorize spot precious metals and spot oil as spot forex. For example, Koderan International Markets Limited, Belize, (at http://www.koderan.com/en-us/trade/forex.php) and ZB Forex Ltd., Belize, (at http://www.zbforex.com/en/), and Decode Global Ltd. Belize (http://www.decfx.com/) all provide with trading in spot precious metal and spot oil while they only have brokerage service license in foreign exchange from IFSC. Therefore, IFSC allows us to provide trading in spot metals and spot oil.

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In general, our Belize IFSC License allow us to provide forex trading service in a jurisdiction unless such jurisdiction requires local license for such purpose. Belize IFSC license term 21 specifies “The licensee shall not offer or transact any trading with a resident of a country who laws require a local license for this purpose, without obtaining such a license.” Substantially all of AGM Belize’s customers are residents of the PRC and the current PRC laws does not require local license for a retail forex broker to provide forex trading service. Each of our PRC subsidiaries only provides customers with software solution services that are outsourced by our Hong Kong subsidiary AGM Technology Limited, and does not engage in forex trading brokerage services in the PRC, the PRC licensing requirements do not apply to our PRC subsidiaries. In addition, our subsidiary AGM Australia is applying for the necessary license with the Australian authority. We do not believe that we will need a license in Malaysia because we plan to establish our Malaysia office only to provide IT service for AGM HK and AGM Belize. The revenue of forex trading brokerage service includes forex trading brokerage fees and commissions.

Program trading application technology and management service

We provide our program trading application technology and management service by integrating our in-house algorithm application with the Core Trading System and bundling into a module called “Expert Advisors” to the Core Trading System. It enables traders to automatically execute the trades on a live account. Expert Advisors is very flexible and can take any information into account that is available on the Core Trading Platform. The revenue of program trading application technology and management service refers to the commission based on the profit of client’s investment managed by our intelligent trading system.

We provide our institutional client and brokers with clearing house connection service by the following technologies: FIX4.0-4.4 protocol, CQG API, Integral API and Currenex API. Liquidity providers we support include Barclays, OANDA, Interactive Brokers, CFH Clearing, LMAX Exchange, Dukascopy Swiss Forex Bank & Marketplace, SAXO Capital Markets, and Sucden Financial, etc.

Our services are also available to users on their mobile devices. Users can download the Core Trading Platform’s mobile application, search our brand name under “AGM Group” and have access to our trading environment and instruments.

We have made investment in the development and support of our three service lines. We have a professional team of software engineers working on web service and software development, integration and customization. We have integrated, customized and developed management supporting system, user office management software and multi-account trading system with the Core Trading System. As of December 31, 2016, AGM Beijing has purchased and registered with the National Copyright Administration of PRC, three copyrights: (i) Management Supporting System for a fifty-year authorized use time starting on December 7, 2016, (ii) User Office Management Software for a fifty-year authorized use time starting on December 7, 2016, and (iii) Multi Account Trading System for a fifty-year authorized use time starting on December 30, 2016. Copyright protection are granted in PRC. The purchase price of these copyrights is a total of US$1,761,742. We utilize the copyrighted software to design and integrate our services and interface. In addition, our business, a substantial majority of which is composed of our online trading platform application service, is not subject to PRC foreign investment and ownership restrictions.

Industry and Market Background

The foreign exchange market is considered among the largest and most liquid financial market in the world. The trading volume in forex market is on a continuous growth. The increase is due to a number of factors: the i) growing importance of forex as an asset class, ii) the increased trading activities of high-frequency traders, and iii) the emergence of retail investors as an important market segment. The growth of electronic online trading and the diverse selection of trading venues have lowered transaction costs, increased market liquidity, and attracted greater participation from different customer types. Trading via online portals has made it easier for retail traders to trade in the foreign exchange market. More brokers and institutions start to offer forex trading platform due to huge market demands.

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On the other hand, brokers and institutions also need to meet the changing demands of using social networks and mobile phone from their ultimate clients. Such technologies allow consumers to access high quality information that they were not able to find form traditional financial institution. Brokers and traditional financial institutions are integrating themselves with Fintech companies because the solutions and services of the innovative technologies are able to meet client’s needs and to provide clients better experience with innovative technology.

Known as “fintech”, the financial technology industry is one with rapid growth and big potential. The global investment into fintech from 2010 to 2015 totaled $49.7 billion, with $12.7 billion, 25% of the total amount, invested in the first two quarters in 2015. Fintech global investment continues to grow, with $3 billion in 2013, to over $12 billion in 2014, $19 billion in 2015, and $15 billion by mid-August 2016. On the other hand, over 80% of traditional financial institutions believe business is at risk to Fintech innovators, and among them 82% expect to increase Fintech partnerships in the next three to five years.

Our Growth Strategy

To maintain the growth of our business and sustain our leading position in the market, we anticipate to rely on these key drivers as part of our growth strategy:

●	Continue to define industry best practices. We strive to create and uphold industry best practices for all aspects of our business, including risk management and analysis, operational transparency and data security. We will continue to foster the sustainable growth of our industry by leading through example and our sharing of best practices.

●	Maintain and broaden our customer base. Our current targeted customers are mainly located in Asia. We seek to maintain the business relationships with our existing customers and to grow the number of clients on our online trading platform by introducing new services and tailoring services to specific customer needs. As our business continues to grow, we plan to open new offices in Malaysia and Australia in the future.

●	Expand our service. We strive to provide quality service to our existing and new clients. We will continue to develop new services, to satisfy demands of different customers. In the future, we plan to continue to make investments in our proprietary technologies in the areas of data collection and processing algorithms to increase the precision and speed. We will also continue providing multi-accounts platform and additional features so that the users can have the best trading experience.

By the end of 2017, we plan to start promoting our electronic online social trading platform AGMTrade.com, where traders are able to share their trading activities and view those of other traders, receive feedback, chat, execute recommendations, and follow the trading strategies of friends and leaders in a virtual community. Also, traders would be able to model after trading activities and strategies of master traders, find the top traders or strategies on the platform, and view their profiles and trading status. A user can elect to follow the actions of one or more traders or strategies. The user can set up the percentage of the funds he or she wants to allocate for tagging along and the amount he or she wants to copy. According to the user’s risk preference and expected earning, the amounts of the followed trades will be calculated accordingly. We offer two types of accounts, with the minimum amount to open an account of $500 or $10,000. The numbers of trades the accounts are able to tag along are 1 and 5 respectively. 20% of the tagging user’s profit will be deducted from the account monthly as commission to be paid to the AGMTrade.com and the master trader or strategy owner. In addition, we plan to make the social trading platform available on mobile devices as well, so that our users can have access to their accounts and remain connected to live-feed of other traders’ activities.

●	Further enhance our risk management capabilities. We will continue to automate our risk management system by enhancing our real-time data analytics capabilities and utilizing more data matrix. We will also further upgrade our proprietary algorithms in order to increase the automation and predictive capabilities of our risk management systems. These will enable us to further increase the efficiency of our service while maintaining sophisticated risk management capabilities.

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●	Continue to execute our mobile strategy. We have made and will continue to make significant investments in pursuing our mobile strategy. We plan to further strengthen our mobile internet presence to seize promising market opportunities by developing targeted marketing programs directed at mobile users, introduce more mobile related services and further enhance our risk management capabilities utilizing additional information from our mobile users.

Competitive Advantages

We have a number of competitive advantages that will enable us to maintain and further increase our market position in the financial technology industry for the regional market. Our competitive strengths include:

●	We are familiar with the market and we cater our services to the market needs. Our management team is familiar with the industry and the specific needs and characteristics of the Asian market. Therefore, we are able to significantly reduce our personnel cost before, during and after sales with local institutional clients. Also, we are able to provide on-call level technical services, and make customized service plans and fee proposals, upon clients’ request.

●	Our technology development team is experienced with trading system operation and development. Our technology development team is experienced in the Fintech industry. We have worked with more than 100 local clients and have maintained sustainable business relationships with them. We know the future trends in technology and market needs.

●	We have a stable client base. We have maintained good business relationships with our clients. Most of our clients become more familiar with our payment scheme and show strong interests in subscribing to our new services and solutions.

●	We have a comprehensive service line. Our technology development team is consisted of engineers, researchers and analysts of different backgrounds. Our services are comprehensive, covering front-end, middle-office and back-office component of a trading system, and mobile application development. We are able to deliver a wide range of solutions, from a complete trading platform to a single component, to quickly answer clients’ needs.

●	We offer unique services. We are not aware of any other entities that provide similar services within Asia and we also believe competition is limited outside of Asia. Traditional companies within our sector only have sales personnel who provide basic consulting service regarding their services in the local market, while the other services are provided remotely from the client site. We provide localized and responsive services to local clients, enabling us to maintain a firm and long-term relationship with our clients.

●	We plan to introduce multiple new services in the near future. We have multiple new services under development, including our social trading platform. New services will greatly supplement our existing business.

Our Challenges and Risk Factors Summary

The following section outlines the primary challenges and risks inherent to our business model. Before deciding to invest in our Class A Ordinary Shares, we strongly recommend a close reading and consider all of the risks in the section entitled “Risk Factors” beginning on page 12.

●	Limited Operating History. Our significant business lines have a limited operating history, which makes it difficult to evaluate our future prospects and results of operations.

●	Our ability to maintain and enhance our brand recognition and to conduct our sales and marketing activities cost-effectively. As we have a limited operating history, our focus will be on maintaining and enhancing our brand recognition in a cost-effective manner. We may not be able to compete effectively with our more established competitors and this may in turn impede our growth and profitability.

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●	Customized development to existing Core Trading Platform and component could be restricted or prohibited. Our services are mainly based on component designed to be used on the Core Trading Platform and customized development. We purchased the Core Trading Platform license and conducted customized development. Currently, the Core Trading Platform allows customized development. However, there is uncertainty whether such forms of development will be restricted or prohibited in the future. If the customized development is restricted or prohibited, we may lose our main business.

●	Our reliance on the information technology infrastructure. We rely heavily on information technology and our business will suffer from any unexpected network interruptions or network failures. Also, if we are not able to continue to innovate or if we fail to adapt to changes in our industry, our business, financial condition and results of operations would be materially and adversely affected.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

●	the ability to include only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations disclosure; and

●	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002.

We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.0 billion in annual revenue, have more than $700 million in market value of our Class A Ordinary Shares held by non-affiliates or issue more than $1.0 billion of non-convertible debt over a three-year period.

Corporate Information

We are a British Virgin Islands (also referred to as “BVI”) company limited by shares. Our current corporate structure is as follows prior to completion of this offering:

AGM Group Holdings Inc. (“AGM Holdings”) was incorporated on April 27, 2015 under the laws of British Virgin Islands (“BVI”).

AGM Technology Limited (“AGM HK”) was incorporated on May 21, 2015 under the law of Hong Kong. AGM HK is a wholly-owned subsidiary of AGM Holdings and its principal activity is to cater our core service to our customers.

AGM Group, Ltd. (“AGM Belize”) was incorporated on August 28, 2015 under the law of Belize. AGM Belize is a wholly-owned subsidiary of AGM Holdings and is primarily engaged in the forex trading brokerage service.

Shenzhen AnGaoMeng Financial Technology Service Co. Ltd. (“AGM Shenzhen”) was incorporated on October 13, 2015 in Shenzhen under the laws of the People’s Republic of China. As a wholly-owned subsidiary of AGM HK and a wholly foreign-owned entity under the PRC laws, AGM Shenzhen’s registered capital is RMB 1,000,000. AGM Shenzhen was incorporated for the purpose of being a holding company for the equity interests in PRC. AGM Shenzhen did not conduct any operations or own any material assets or liabilities except for cash, insignificant expense and the 100% of the equity interests in AGM Beijing and AGM Nanjing. AGM Shenzhen was incorporated in Shenzhen because Shenzhen is geographically located nearby Hong Kong, where our subsidiary AGM HK was incorporated. AGM Shenzhen will rely on AGM HK in the future to carry out its business.

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Beijing AnGaoMeng Technology Service Co. Ltd. (“AGM Beijing”) was incorporated on November 13, 2015 in Beijing under the laws of the People’s Republic of China. AGM Beijing’s registered capital is RMB 5,000,000. Through equity transfers, AGM Beijing is a wholly-owned subsidiary of AGM Shenzhen and its principal activities include (i) technology promotion and (ii) data processing. AGM Beijing holds an ICP filing for our integrated online trading platform. AGM Beijing was incorporated in Beijing because substantially all of our employees are located in Beijing. In order to comply with the PRC law regarding employee’s social benefits, which are regulated separately in each city or province, it is more practical for us to locate our office in Beijing so that we can pay for the employees’ social benefits with the local government agency.

Nanjing XinGaoMeng Software Technology Limited (“AGM Nanjing”) was incorporated on September 28, 2016 in Nanjing under the laws of the People’s Republic of China. AGM Nanjing’s registered capital is RMB 1,000,000. Through equity transfers, AGM Nanjing is a wholly-owned subsidiary of AGM Shenzhen and its principal activities include (i) software design, technology transfer, technology consulting, technology promotion and (ii) data processing. AGM Nanjing was incorporated in Nanjing because Nanjing is located in the Yangtze River Delta economic region and is nearby Shanghai. We plan to expand our services to the market in the Yangtze River Delta economic region through AGM Nanjing.

AGM Software Service LTD (“AGM Software”) was incorporated on June 14, 2017 under the laws of BVI. AGM Software is a wholly-owned subsidiary of AGM Holdings and its principal activity will be assisting AGM HK in providing our core technology services to customers.

AGMTrade UK LTD. (“AGM UK”) was incorporated on July 18, 2017 under the law of England and Wales. AGM UK is a wholly-owned subsidiary of AGM Holdings and its principal activity will be advertising on a global scale, and providing our core technology services and consulting services to our customers. AGM UK was incorporated in the United Kingdom because we have discovered potential customers in the UK.

AGM Trade Global PTY LTD (“AGM Australia”) was incorporated on July 25, 2017 under the law of Australia. AGM Australia is a wholly-owned subsidiary of AGM Holdings. It was formed with the vision to possibly expand our service to customers located in Australia.

AGMClub Service Limited (“AGMClub”) was incorporated on August 14, 2017 under the law of Hong Kong. AGMClub is a wholly-owned subsidiary of AGM Holdings and its primary activity is to provide online marketing on a global scale, including the greater China area.

Our PRC subsidiaries were formed because substantially all of our employees and management are located in China. Most of our revenues are generated through the business of our subsidiary, AGM Technology Limited, a Hong Kong SAR limited liability (“AGM HK”), in order to reduce the cost of conducting business. AGM HK then outsources the software solution services to our subsidiaries within the PRC, where the operation cost, including lease and labor, is much lower than that of Hong Kong. By including these subsidiaries as part of our corporate structure, we are able to both retain all of the revenue of the contracts signed by AGM HK through our consolidated financial statements and significantly cut down our operation cost at the same time. This corporate structure provides us with competitive advantage to maintain our profitability. Additionally, each of our PRC subsidiaries, AGM Shenzhen, AGM Beijing and AGM Nanjing, only provides software solution services and does not engage in financial service or internet service. Because AGM HK is not located within the PRC, we do not believe our business is subject to PRC foreign investment and ownership restrictions.

Offering Summary

Following completion of our initial public offering, ownership of AGM Holdings will be as follows, assuming completion of the minimum and maximum offerings, respectively. To the extent we complete an offering between the minimum and maximum offerings, the percentage ownership of participants in our initial public offering will between the below amounts:

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Our principal executive office is located at 1 Jinghua South Road, Wangzuo Plaza East Tower, Room 2112 Beijing, People’s Republic of China 100020. The telephone number of our principal executive offices is +86-010-65020507. Our registered agent in the British Virgin Islands is Overseas Management Company Trust (B.V.I.) Ltd. Our registered office and our registered agent’s office in the British Virgin Islands are both at OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands. Our registered agent in the United States is Vcorp Agent Services, Inc. We maintain a website at www.agmprime.com. We do not incorporate the information on our website into this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus.

The Offering

Shares Offered:	Minimum: 1,000,000 Class A Ordinary Shares
Maximum: 1,400,000 Class A Ordinary Shares

Shares Outstanding Prior to Completion of Offering:	20,010,000 Class A Ordinary Shares

Shares to be Outstanding after Offering*:	Minimum: 21,010,000 Class A Ordinary Shares
Maximum: 21,410,000 Class A Ordinary Shares

Assumed Offering Price per Share:	$5.00

Gross Proceeds:	Minimum: $4,600,000
Maximum: $6,440,000

Best efforts	The underwriters are selling our Ordinary Shares on a “best efforts, minimum-maximum” basis. Accordingly, the underwriter has no obligation or commitment to purchase any securities. The underwriters are not required to sell any specific number of dollar amount of Ordinary Shares but will use its best efforts to sell the Ordinary Shares offered.

We do not intend to close this offering unless we sell at least a minimum number of Ordinary Share, at the price per Ordinary Share set forth on the cover page of this prospectus, to result in sufficient proceeds to list our Ordinary Shares on the Nasdaq Capital Market.

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Escrow account	The gross proceeds from the sale of the Ordinary Shares in this offering will be deposited in a non-interest bearing escrow account maintained by the escrow agent, Signature Bank, at New York, N.Y (the “Escrow Agent”). All checks will be deposited directly into the escrow account and all wire transfers will be wired directly to the escrow account. There will be a minimum subscription of $500.00, which may be waived by Company. The funds will be held in escrow until the Escrow Agent has advised us and the Underwriter that it has received $5,000,000, the minimum offering, in cleared funds. If we do not receive the minimum of $5,000,000 by the Termination Date, all funds will be returned to purchasers in this offering within five (5) business days after the termination of the offering, without charge, deduction or interest. Prior to the Termination Date, in no event will funds be returned to you unless the offering is terminated. You will only be entitled to receive a refund of your subscription price if we do not raise a minimum of $5,000,000 by the Termination Date. No interest will be paid either to us or to you. See “Underwriting — Deposit of Offering Proceeds.”

Proposed Nasdaq Capital Market Symbol:	“AGMH”

Transfer Agent:	VStock Transfer, LLC 18 Lafayette Pace Woodmere, NY 11598

Risk Factors:	Investing in these securities involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section of this prospectus before deciding to invest in our Class A Ordinary Shares.

Closing of Offering:	The completion of the offering is subject to the approval of listing on Nasdaq Capital Market, which we have applied and obtained a conditional listing approval letter to list our Class A Ordinary Shares under the symbol “AGMH.” The offering contemplated by this prospectus will terminate upon the earlier of: (i) a date mutually acceptable to us and the Underwriter after the minimum offering is sold or (ii) 90 days from the effective date (the “Effective Date”) of the Registration Statement (and for a period of up to 60 additional days if extended by agreement of the Company and the Underwriter) (the “Termination Date”). If we complete this offering, net proceeds will be delivered to us on the closing date (such closing date being the above mutually acceptable date on or before the Termination Date, provided the minimum offering has been sold). We will not be able to use such proceeds in China, however, until we complete certain remittance procedures in China.

Use of Proceeds:	We intend to use the proceeds from this offering for working capital and general corporate purposes, including the expansion of our business. To the extent that we are unable to raise the maximum proceeds in this offering, we may not be able to achieve all of our business objectives in a timely manner. See “Use of Proceeds” for more information.

Dividend Policy:	We have no present plans to declare dividends and plan to retain our earnings to continue to grow our business.

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Summary Financial Information

In the table below, we provide you with historical selected financial data for the year ended December 31, 2016 and for the period from inception (April 27, 2015) to December 31, 2015. This information is derived from our consolidated financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period. When you read this historical selected financial data, it is important that you read it along with the historical financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	For Fiscal Year Ended December 31, 2016 (As restated)	For the Period from the Inception (April 27, 2015) to December 31, 2015 (As restated)
	US$ (audited)	US$ (audited)
Statement of operation data:
Revenues	$7,704,820	$—
Gross profit	6,403,124	—
Operating expenses	(3,266,510)	(150,448)
Income from operations	3,136,614	(150,448)
Other non-operating expenses, net	(3,084)	(172)
Provision for income taxes	(783,382)	—
Net income	2,350,148	(150,620)
Earnings per share, basic and diluted	13.48	(15.06)
Weighted average Ordinary Shares outstanding	174,384	10,000

Balance sheet data
Current assets	7,420,109	11,263
Total assets	9,294,896	11,263
Current liabilities	6,217,206	155,674
Total liabilities	6,217,206	155,674
Total equity	3,077,690	(144,411)

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Risk Factors

Before you decide to purchase our Class A Ordinary Shares, you should understand the high degree of risk involved. You should consider carefully the following risks and other information in this prospectus, including our consolidated financial statements and related notes. If any of the following risks actually occur, our business, financial condition and operating results could be adversely affected. As a result, the trading price of our Class A Ordinary Shares could decline, perhaps significantly.

Risks Related to Our Business and Industry

We have a limited operating history in a new and evolving market, which makes it difficult to evaluate our future prospects.

The market for China’s financial technology of trading system is new and may not develop as expected. The regulatory framework for this market is also evolving and may remain uncertain for the foreseeable future. Potential institutional clients and brokers may not be familiar with financial technology service and may have difficulty distinguishing our services from those of our competitors. Convincing potential new institutional clients and brokers of the value of our services is critical to increasing the trading volume facilitated through our trading platform and to the success of our business.

Our company was incorporated in April 27, 2015 and have a limited operating history. As our business develops or in response to competition, we may continue to introduce new features or make adjustments to our existing technology and our business model. Any significant change to our business model may not achieve expected results and may have a material and adverse impact on our financial conditions and results of operations. It is therefore difficult to effectively assess our future prospects. You should consider our business and prospects in light of the risks and challenges we encounter or may encounter in this developing and rapidly evolving market. These risks and challenges include our ability to, among other things:

●	navigate an evolving regulatory environment;

●	expand the client base;

●	broaden our services;

●	increase awareness of our brand and continue to develop customer loyalty;

●	enhance our risk management capabilities;

●	raise sufficient capital to sustain and expand our business;

●	attract, retain and motivate qualified personnel;

●	upgrade our technology to support additional research and development of new services;

●	improve our operational efficiency;

●	cultivate a vibrant online social trading system;

●	maintain the security of our platform and the confidentiality of the information provided and utilized across our platform;

●	attract, retain and motivate talented employees; and

●	defend ourselves against litigation, regulatory, intellectual property, privacy or other claims.

If we fail to educate potential investors about the value of our trading platform and services, if the market for our trading platform does not develop as we expect, or if we fail to address the needs of our target market, or other risks and challenges, our business and results of operations will be harmed.

Customized development to existing Core Trading Platform and component could be restricted or prohibited.

Our services are mainly based on component designed to be used on the Core Trading Platform and customized development. We are licensed to use the Core Trading Platform and conducted customized development through its API. Currently, the Core Trading Platform allows licensees to conduct customized development. However, there is uncertainty whether such forms of development would be restricted or prohibited in the future. If customized development is no longer allowed, we may lose our main business.

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We are dependent on our major customers for the majority of our revenues. The loss of one or more significant customers could adversely affect our financial condition, prospects and results of operations.

For the year ended December 31, 2016, our two largest customers collectively accounted for approximately 53.43% of total revenues. If we were to lose several key alliances over a relatively short period of time or if one of our largest customers fails to pay or delays in paying a significant amount of our outstanding receivables, we could experience an adverse impact on our business, financial condition, results of operations, cash flows and prospects. Additionally, changes in ownership of our customers may result in the loss of, or reduction in, business from those customers, which could materially and adversely affect our business, financial condition, results of operations and prospects.

We are dependent on a limited number of suppliers, and delays in deliveries or increases in the cost could harm our business, results of operations and financial condition.

Our ability to meet our customers’ demand for our service depends upon obtaining adequate supplies on a timely basis. We have established relationships with a limited number of suppliers. For the year ended December 31, 2016, our three largest suppliers collectively accounted for approximately 92.65% of total cost. Should any of our current suppliers be unable to deliver their service or otherwise fail to deliver in a timely manner and at acceptable prices and quality, we would have to identify and quality replacements from alternative sources of supply. However, the process of qualifying new suppliers for complex components is also lengthy and could have a material adverse effect on our business, financial condition and results of operations. Additionally, increase in costs may adversely impact demand for our services or the results of our business operations.

If we are not able to continue to innovate or if we fail to adapt to changes in our industry, our business, financial condition and results of operations would be materially and adversely affected.

The Internet industry is characterized by rapidly changing technology, evolving industry standards, new service introductions and changing customer demands. Furthermore, our competitors are constantly developing innovations in Internet search, online marketing, communications, social networking and other services to enhance users’ online experience. We continue to invest significant resources in our infrastructure, research and development and other areas in order to enhance our platform technology and our existing services as well as to introduce new high quality services that will attract more participants to our marketplaces. The changes and developments taking place in our industry may also require us to re-evaluate our business model and adopt significant changes to our long-term strategies and business plan. Our failure to innovate and adapt to these changes would have a material adverse effect on our business, financial condition and results of operations.

If we are unable to maintain existing clients, attract new clients or broaden our market, our business and results of operations will be adversely affected.

The clients base and the trading volume facilitated through our trading platform have grown rapidly since our inception. To maintain the high growth momentum, we must continuously increase the client base and the trading volume by retaining current participants and attracting more clients. We intend to continue to dedicate significant resources to our client acquisition efforts, including establishing new acquisition channels, particularly as we continue to grow and introduce new services. The overall number of clients and trading volume may be affected by several factors, including our brand recognition and reputation, the effectiveness of our risk control, the efficiency of our platform, the macroeconomic environment and other factors. Currently, we promote our brand through direct communications with potential clients and referrals. We also plan to invest more in marketing and bring our services to Southeast Asia and Australia. However, we are not familiar with the market or legal environment in such jurisdictions, nor do we have sufficient human resource to market our services. These factors and uncertainties will result in an increase in operation cost. If we are unable to broaden our marker or attract new clients, or if the existing clients do not continue to use our trading platform, we might be unable to increase our clients base, trading volume and revenues as we expect, and our business and results of operations may be adversely affected.

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If we do not compete effectively, our results of operations could be harmed.

The market of online trading platform is an emerging industry in rapid growth. The number of online trading platform providers is increasing due to rapid growth of actual and predicted demand. The market, thus, has become more competitive. With our limited operating history, we have not yet encountered a competitor who carries out research and development on all three lines of service we provide or who offers the same or similar kind of services within Asia. We mainly compete with traditional financial institutions and other trading platforms service providers from outside of Asia, which include, traditional banks and brokers/dealers. Our competitors operate with different business models, have different cost structures or participate selectively in different market segments. They may ultimately prove more successful or more adaptable to new regulatory, technological and other developments. Some of our current and potential competitors have significantly more financial, technical, marketing and other resources than we do and may be able to devote greater resources to the development, promotion, sale and support of their platforms. Our competitors may also have longer operating histories, more extensive client bases, greater brand recognition and brand loyalty and broader partner relationships than us. Additionally, a current or potential competitor may acquire one or more of our existing competitors or form a strategic alliance with one or more of our competitors. Our competitors may be better at developing new services, offering more attractive investment returns or lower fees, responding faster to new technologies and undertaking more extensive and effective marketing campaigns. In response to competition and in order to grow or maintain the client base, we may have to offer more features in the platform or charge lower service fees, which could materially and adversely affect our business and results of operations. If we are unable to compete with such companies and meet the need for innovation in our industry, the demand for our service could stagnate or substantially decline, we could experience reduced revenues or our services could fail to achieve or maintain more widespread market acceptance, any of which could harm our business and results of operations.

If we fail to promote and maintain our brand in an effective and cost-efficient way, our business and results of operations may be harmed.

We believe that developing and maintaining awareness of our brand effectively is critical to attracting new and retaining existing clients. Successful promotion of our brand and our ability to attract clients depend largely on the effectiveness of our marketing efforts and the success of the channels we use to promote our services. It is likely that our future marketing efforts will require us to incur significant additional expenses. These efforts may not result in increased revenues in the immediate future or at all and, even if they do, any increases in revenues may not offset the expenses incurred. If we fail to successfully promote and maintain our brand while incurring substantial expenses, our results of operations and financial condition would be adversely affected, which may impair our ability to grow our business.

Failure to maintain or improve our technology infrastructure could harm our business and prospects.

We are constantly upgrading our services to provide increased scale, improved performance and additional built-in functionality and additional capacity for our online users. Adopting new services and upgrading our technology infrastructure require significant investments of time and resources, including adding new hardware, updating software and recruiting and training new engineering personnel. Maintaining and improving our technology infrastructure require significant levels of investment. Adverse consequences could include unanticipated system disruptions, slower response times, impaired quality of users’ experiences and delays in reporting accurate operating and financial information. In addition, much of the software and interfaces we use are internally developed and proprietary technology. If we experience problems with the functionality and effectiveness of our software or platforms, or are unable to maintain and constantly improve our technology infrastructure to handle our business needs, our business, financial condition, results of operation and prospects, as well as our reputation, could be materially and adversely affected.

Our quarterly results may fluctuate significantly and may not fully reflect the underlying performance of our business.

Our quarterly results of operations, including the levels of our net revenues, expenses, net (loss)/income and other key metrics, may vary significantly in the future due to a variety of factors, some of which are outside of our control, and period-to-period comparisons of our operating results may not be meaningful, especially given our limited operating history. Accordingly, the results for any one quarter are not necessarily an indication of future performance. Factors that may cause fluctuations in our quarterly financial results include:

●	our ability to attract new clients and maintain relationships with existing clients;

●	changes in our service mix and introduction of new services;

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●	network outages or security breaches;

●	general economic, industry and market conditions;

●	the timing of expenses related to the development or acquisition of technologies or businesses.

In addition, we experience seasonality in our business, reflecting seasonal fluctuations in internet usage. For example, we generally experience lower transaction value on trading platform during national holidays in China, particularly during the Chinese New Year holiday season in the first quarter of each year. While the seasonality is mild and our rapid growth has somewhat masked this seasonality, our results of operations could be affected by such seasonality in the future.

Our ability to protect the confidential information of our users may be adversely affected by cyber-attacks, computer viruses, physical or electronic break-ins or similar disruptions.

Our platform collects, stores and processes certain personal and other sensitive data from our users, which makes it an attractive target and potentially vulnerable to cyberattacks, computer viruses, physical or electronic break-ins or similar disruptions. While we have taken steps to protect the confidential information that we have access to, our security measures could be breached. Because techniques used to sabotage or obtain unauthorized access to systems change frequently and generally are not recognized until they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. Any accidental or willful security breaches or other unauthorized access to our platform could cause confidential client information to be stolen and used for criminal purposes. Security breaches or unauthorized access to confidential information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation and negative publicity. Additionally, we have not yet purchase insurance to cover data stored on the server or data backup in the cloud, if security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in our technology infrastructure are exposed and exploited, our relationships with users could be severely damaged, we could incur significant liability and our business and operations could be adversely affected.

Any significant disruption in service on the third-party platform or in our computer systems, including events beyond our control, could prevent our clients from placing orders and processing trading on our platform, reduce the attractiveness of our platform and result in a loss of our clients.

We rely on the third-party Core Trading Platform software providers. All of our trading volume was derived from trades utilizing the Core Trading Platform. Any interruption in the third-party service, or deterioration in the performance or quality, could adversely affect our business. In the event of a platform outage and physical data loss, our ability to perform our servicing obligations or process trading would be materially and adversely affected. The satisfactory performance, reliability and availability of our platform and our underlying network infrastructure are critical to our operations, customer service, reputation and our ability to retain existing and attract new clients. Much of our system hardware is hosted in a leased facility located in Beijing that is operated by our IT Staff. Our operations depend on our ability to protect our systems against damage or interruption from natural disasters, power or telecommunications failures, air quality issues, environmental conditions, computer viruses or attempts to harm our systems, criminal acts and similar events. If there is a lapse in service or damage to our leased Beijing facilities, we could experience interruptions in our service as well as delays and additional expense in arranging new facilities.

If our arrangement with any third party is terminated, we may not be able to find an alternative systems or services provider on a timely basis or on commercially reasonable terms. Any interruptions or delays in our service, whether as a result of third-party error, our error, natural disasters or security breaches, whether accidental or willful, could harm our relationships with our clients and our reputation. Additionally, we have not yet purchase any insurance to cover any damage or interruption during the operation. We may not have sufficient capacity to recover all data and services in the event of an outage. These factors could prevent clients from placing order to processing trading on our platform, damage our brand and reputation, divert our employees’ attention, subject us to liability and cause our clients to abandon our platform, any of which could adversely affect our business, financial condition and results of operations.

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Our platform and internal systems rely on software that is highly technical, and if it contains undetected errors, our business could be adversely affected.

Our platform and internal systems rely on software that is highly technical and complex. In addition, our platform and internal systems depend on the ability of such software to store, retrieve, process and manage immense amounts of data. The software on which we rely has contained, and may now or in the future contain, undetected errors or bugs. Some errors may only be discovered after the code has been released for external or internal use. Errors or other design defects within the software on which we rely may result in a negative user experience, delay introductions of new features or enhancements, result in errors or compromise our ability to protect users’ data or our intellectual property. Any errors, bugs or defects discovered in the software on which we rely could result in harm to our reputation, loss of clients or liability for damages, any of which could adversely affect our business, results of operations and financial conditions.

Unauthorized disclosure of sensitive or confidential customer information or our failure or the perception by our customers that we failed to comply with privacy laws or properly address privacy concerns could harm our business and standing with our customers.

We collect, store, process, and use certain personal information and other user data in our business. A significant risk associated with our business is the secure transmission of confidential information over public networks. The perception of privacy concerns, whether or not valid, may adversely affect our business and results of operations. We must ensure that any processing, collection, use, storage, dissemination, transfer and disposal of data for which we are responsible complies with relevant data protection and privacy laws. The protection of our customer, employee and company data is critical to us. We rely on commercially available systems, software, tools and monitoring to provide secure processing, transmission and storage of confidential customer information. Despite the security measures we have in place, our facilities and systems, and those of our third-party service providers, may be vulnerable to security breaches, acts of vandalism, computer viruses, misplaced or lost data, programming or human errors, or other similar events. Any security breach, or any perceived failure involving the misappropriation, loss or other unauthorized disclosure of confidential information, as well as any failure or perceived failure to comply with laws, policies, legal obligations or industry standards regarding data privacy and protection, whether by us or our vendors, could damage our reputation, expose us to litigation risk and liability, subject us to negative publicity, disrupt our operations and harm our business. We cannot assure you that our security measures will prevent security breaches or that failure to prevent them will not have a material adverse effect on our business. Further, we do not carry cybersecurity insurance to compensate for any losses that may result from any breach of security. Therefore, our results of operations or financial condition may be materially adversely affected if our existing general liability policies did not cover a security breach.

New lines of business or new services may subject us to additional risks.

From time to time, we may implement new lines of business or offer new services within existing lines of business. There are substantial risks and uncertainties associated with these efforts, particularly in instances where the markets are not fully developed. In developing and marketing new lines of business and/or new services, we may invest significant time and resources. Initial timetables for the introduction and development of new lines of business and/or new services may not be achieved and price and profitability targets may not prove feasible. External factors, such as compliance with regulations, competitive alternatives and shifting market preferences, may also impact the successful implementation of a new line of business or a new service. Furthermore, any new line of business and/or new service could have a significant impact on the effectiveness of our system of internal controls. Failure to successfully manage these risks in the development and implementation of new lines of business or new services could have a material adverse effect on our business, results of operations and financial condition.

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We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.

We regard our trademarks, copyrights, domain names, know-how, proprietary technologies and similar intellectual property as critical to our success, and we rely on a combination of intellectual property laws and contractual arrangements, including confidentiality, invention assignment and non-compete agreements with our employees and others to protect our proprietary rights. We have purchased and registered with the National Copyright Administration of PRC certain copyrights. See “Business — Intellectual Property.” Despite these measures, any of our intellectual property rights could be challenged, invalidated, circumvented or misappropriated, or such intellectual property may not be sufficient to provide us with competitive advantages. In addition, because of the rapid pace of technological change in our industry, parts of our business rely on technologies developed or licensed by third parties, and we may not be able to obtain or continue to obtain licenses and technologies from these third parties on reasonable terms, or at all.

It is often difficult to register, maintain and enforce intellectual property rights in China. Statutory laws and regulations are subject to judicial interpretation and enforcement and may not be applied consistently due to the lack of clear guidance on statutory interpretation. Confidentiality, invention assignment and non-compete agreements may be breached by counterparties, and there may not be adequate remedies available to us for any such breach. Accordingly, we may not be able to effectively protect our intellectual property rights or to enforce our contractual rights in China. Preventing any unauthorized use of our intellectual property is difficult and costly and the steps we take may be inadequate to prevent the misappropriation of our intellectual property. In the event that we resort to litigation to enforce our intellectual property rights, such litigation could result in substantial costs and a diversion of our managerial and financial resources. We can provide no assurance that we will prevail in such litigation. In addition, our trade secrets may be leaked or otherwise become available to, or be independently discovered by, our competitors. To the extent that our employees or consultants use intellectual property owned by others in their work for us, disputes may arise as to the rights in related know-how and inventions. Any failure in protecting or enforcing our intellectual property rights could have a material adverse effect on our business, financial condition and results of operations.

We may be subject to intellectual property infringement claims, which may be expensive to defend and may disrupt our business and operations.

We cannot be certain that our operations or any aspects of our business do not or will not infringe upon or otherwise violate trademarks, patents, copyrights, know-how or other intellectual property rights held by third parties. We may be from time to time in the future subject to legal proceedings and claims relating to the intellectual property rights of others. In addition, there may be third-party trademarks, patents, copyrights, know-how or other intellectual property rights that are infringed by our services or other aspects of our business without our awareness. Holders of such intellectual property rights may seek to enforce such intellectual property rights against us in China, the United States or other jurisdictions. If any third-party infringement claims are brought against us, we may be forced to divert management’s time and other resources from our business and operations to defend against these claims, regardless of their merits.

Additionally, the application and interpretation of China’s intellectual property right laws and the procedures and standards for granting trademarks, patents, copyrights, know-how or other intellectual property rights in China are still evolving and are uncertain, and we cannot assure you that PRC courts or regulatory authorities would agree with our analysis. If we were found to have violated the intellectual property rights of others, we may be subject to liability for our infringement activities or may be prohibited from using such intellectual property, and we may incur licensing fees or be forced to develop alternatives of our own. As a result, our business and results of operations may be materially and adversely affected.

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Our risk management policies and procedures may not be effective and may leave us exposed to unidentified or unexpected risks.

We are dependent on our risk management policies. Our policies, procedures and practices are used to identify, monitor and control a variety of risks, including risks related to human error, customer defaults, market movements, fraud and money-laundering. Some of our methods for managing risk are discretionary by nature and are based on internally developed controls and observed historical market behavior, and also involve reliance on standard industry practices. These methods may not adequately prevent losses, particularly as they relate to extreme market movements, which may be significantly greater than historical changes in market prices. Our risk management methods also may not adequately prevent losses due to technical errors if our testing and quality control practices are not effective in preventing software or hardware failures. In addition, we may elect to adjust our risk management policies to allow for an increase in risk tolerance, which could expose us to the risk of greater losses. Our risk management methods rely on a combination of technical and human controls and supervision that are subject to error and failure. These methods may not protect us against all risks or may protect us less than anticipated, in which case our business, financial condition and results of operations and cash flows may be materially adversely affected.

From time to time we may evaluate and potentially consummate strategic investments or acquisitions, which could require significant management attention, disrupt our business and adversely affect our financial results.

We may evaluate and consider strategic investments, combinations, acquisitions or alliances to further increase the value of our services and better serve our clients. These transactions could be material to our financial condition and results of operations if consummated. If we are able to identify an appropriate business opportunity, we may not be able to successfully consummate the transaction and, even if we do consummate such a transaction, we may be unable to obtain the benefits or avoid the difficulties and risks of such transaction.

Strategic investments or acquisitions will involve risks commonly encountered in business relationships, including:

●	difficulties in assimilating and integrating the operations, personnel, systems, data, technologies, products and services of the acquired business;

●	inability of the acquired technologies, products or businesses to achieve expected levels of revenue, profitability, productivity or other benefits;

●	difficulties in retaining, training, motivating and integrating key personnel;

●	diversion of management’s time and resources from our normal daily operations;

●	difficulties in successfully incorporating licensed or acquired technology and rights into our services;

●	difficulties in maintaining uniform standards, controls, procedures and policies within the combined organizations;

●	difficulties in retaining relationships with clients, employees and suppliers of the acquired business;

●	risks of entering markets in which we have limited or no prior experience;

●	regulatory risks, including remaining in good standing with existing regulatory bodies or receiving any necessary pre-closing or post-closing approvals, as well as being subject to new regulators with oversight over an acquired business;

●	assumption of contractual obligations that contain terms that are not beneficial to us, require us to license or waive intellectual property rights or increase our risk for liability;

●	failure to successfully further develop the acquired technology;

●	liability for activities of the acquired business before the acquisition, including intellectual property infringement claims, violations of laws, commercial disputes, tax liabilities and other known and unknown liabilities;

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●	potential disruptions to our ongoing businesses; and

●	unexpected costs and unknown risks and liabilities associated with strategic investments or acquisitions.

We may not make any investments or acquisitions, or any future investments or acquisitions may not be successful, may not benefit our business strategy, may not generate sufficient revenues to offset the associated acquisition costs or may not otherwise result in the intended benefits. In addition, we cannot assure you that any future investment in or acquisition of new businesses or technology will lead to the successful development of new or enhanced services or that any new or enhanced services, if developed, will achieve market acceptance or prove to be profitable.

Our business depends on the continued efforts of our senior management. If one or more of our key executives were unable or unwilling to continue in their present positions, our business may be severely disrupted.

Our business operations depend on the continued services of our senior management, particularly the executive officers named in this prospectus. While we have provided different incentives to our management, we cannot assure you that we can continue to retain their services. If one or more of our key executives were unable or unwilling to continue in their present positions, we may not be able to replace them easily or at all, our future growth may be constrained, our business may be severely disrupted and our financial condition and results of operations may be materially and adversely affected, and we may incur additional expenses to recruit, train and retain qualified personnel. In addition, although we have entered into confidentiality and non-competition agreements with our management, there is no assurance that any member of our management team will not join our competitors or form a competing business. If any dispute arises between our current or former officers and us, we may have to incur substantial costs and expenses in order to enforce such agreements in China or we may be unable to enforce them at all.

Competition for employees is intense, and we may not be able to attract and retain the qualified and skilled employees needed to support our business.

We believe our success depends on the efforts and talent of our employees, including risk management, software engineering, financial and marketing personnel. Our future success depends on our continued ability to attract, develop, motivate and retain qualified and skilled employees. Competition for highly skilled technical, risk management and financial personnel is extremely intense. We may not be able to hire and retain these personnel at compensation levels consistent with our existing compensation and salary structure. Some of the companies with which we compete for experienced employees have greater resources than we have and may be able to offer more attractive terms of employment.

In addition, we invest significant time and expenses in training our employees, which increases their value to competitors who may seek to recruit them. If we fail to retain our employees, we could incur significant expenses in hiring and training their replacements, and the quality of our services and our ability to serve our clients could diminish, resulting in a material adverse effect to our business.

A lack of insurance could expose us to significant costs and business disruption.

We have not yet purchased insurance to cover our assets and property of our business, which could leave our business inadequately protected from loss. If we were to incur substantial losses or liabilities due to fire, explosions, floods, other natural disasters or accidents or business interruption, our results of operations could be materially and adversely affected. Furthermore, Insurance companies in China currently do not offer as extensive an array of insurance products as insurance companies in more developed economies. Currently, we do not have any business liability or disruption insurance to cover our operations. We have determined that the costs of insuring for these risks and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. Any uninsured business disruptions may result in our incurring substantial costs.

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We face risks related to natural disasters, health epidemics and other outbreaks, which could significantly disrupt our operations.

We are vulnerable to natural disasters and other calamities. Fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks or similar events may give rise to server interruptions, breakdowns, system failures, technology platform failures or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect our ability to provide services on our platform.

Our business could also be adversely affected by the effects of Ebola virus disease, H1N1 flu, H7N9 flu, avian flu, Severe Acute Respiratory Syndrome, or SARS, or other epidemics. Our business operations could be disrupted if any of our employees is suspected of having Ebola virus disease, H1N1 flu, H7N9 flu, avian flu, SARS or other epidemic, since it could require our employees to be quarantined and/or our offices to be disinfected. In addition, our results of operations could be adversely affected to the extent that any of these epidemics harms the Chinese economy in general.

Risks Related to Doing Business in China

Adverse changes in political and economic policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could reduce the demand for our services and materially and adversely affect our competitive position.

Substantially all of our business operations and R&D are conducted in China. Accordingly, our business, results of operations, financial condition and prospects are subject to economic, political and legal developments in China. Although the Chinese economy is no longer a planned economy, the PRC government continues to exercise significant control over China’s economic growth through direct allocation of resources, monetary and tax policies, and a host of other government policies such as those that encourage or restrict investment in certain industries by foreign investors, control the exchange between RMB and foreign currencies, and regulate the growth of the general or specific market. These government involvements have been instrumental in China’s significant growth in the past 30 years. In response to the recent global and Chinese economic downturn, the PRC government has adopted policy measures aimed at stimulating the economic growth in China. If the PRC government’s current or future policies fail to help the Chinese economy achieve further growth or if any aspect of the PRC government’s policies limits the growth of our industry or otherwise negatively affects our business, our growth rate or strategy, our results of operations could be adversely affected as a result.

A severe or prolonged downturn in the Chinese or global economy could materially and adversely affect our business and financial condition.

Any prolonged slowdown in the Chinese or global economy may have a negative impact on our business, results of operations and financial condition. In particular, general economic factors and conditions in China or worldwide, including the general interest rate environment and unemployment rates, may affect our customer’s participation in forex trading. Economic conditions in China are sensitive to global economic conditions. The global financial markets have experienced significant disruptions since 2008 and the United States, Europe and other economies have experienced periods of recession. The recovery from the lows of 2008 and 2009 has been uneven and there are new challenges, including the escalation of the European sovereign debt crisis from 2011 and the slowdown of China’s economic growth since 2012 which may continue. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States and China. There have also been concerns over unrest in Ukraine, the Middle East and Africa, which have resulted in volatility in financial and other markets. There have also been concerns about the economic effect of the tensions in the relationship between China and surrounding Asian countries. If present Chinese and global economic uncertainties persist, many of our customers may reduce the service they require from us. Adverse economic conditions could also reduce the number of customers seeking our service, as well as their ability to make payments. Should any of these situations occur, our net revenues will decline, and our business and financial conditions will be negatively impacted. Additionally, continued turbulence in the international markets may adversely affect our ability to access the capital markets to meet liquidity needs.

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Labor laws in the PRC may adversely affect our business and results of operations.

On June 29, 2007, the PRC government promulgated a new labor law, namely, the Labor Contract Law of the PRC, which became effective on January 1, 2008, which was further amended on December 28, 2012 (effective July 1, 2013). The Labor Contract Law imposes greater liabilities on employers and significantly affects the cost of an employer’s decision to reduce its workforce. Further, it requires certain terminations be based upon seniority and not merit. In the event we decide to significantly change or decrease our workforce, the Labor Contract Law could adversely affect our ability to enact such changes in a manner that is most advantageous to our business or in a timely and cost-effective manner, thus materially and adversely affecting our financial condition and results of operations. The Labor Contract Law also mandates that employers provide social welfare packages to all employees, increasing our labor costs. To the extent competitors from outside China are not affected by such requirements, we could be at a comparative disadvantage.

Fluctuations in exchange rates could result in foreign currency exchange losses and could materially reduce the value of your investment.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions and the foreign exchange policy adopted by the PRC government. On July 21, 2005, the PRC government changed its policy of pegging the value of the Renminbi to the U.S. dollar. Following the removal of the U.S. dollar peg, the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the RMB and the U.S. dollar remained within a narrow band. Since June 2010, the PRC government has allowed the RMB to appreciate slowly against the U.S. dollar again, and it has appreciated more than 10% since June 2010. In April 2012, the PRC government announced that it would allow more RMB exchange rate fluctuation. On August 11, 2015, the PRC government set the central parity rate for the RMB nearly 2% lower than that of the previous day and announced that it will begin taking into account previous day’s trading in setting the central parity rate. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. dollar in the future. There remains significant international pressure on the PRC government to adopt a more flexible currency policy, which could result in greater fluctuation of the Renminbi against the U.S. dollar. Substantially all of our revenues and costs are denominated in United States Dollars, while some of our assets and liabilities are denominated in Renminbi. Any significant revaluation of the Renminbi may materially and adversely affect our liquidity and cash flows. To the extent that we need to convert U.S. dollars into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive. Conversely, if we decide to convert our Renminbi into U.S. dollars for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount we would receive.

Under the Enterprise Income Tax Law, we may be classified as a “Resident Enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC stockholders.

China passed an Enterprise Income Tax Law (the “EIT Law”) and implementing rules, both of which became effective on January 1, 2008. Under the EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise.

On April 22, 2009, the State Administration of Taxation of China issued the Notice Concerning Relevant Issues Regarding Cognizance of Chinese Investment Controlled Enterprises Incorporated Offshore as Resident Enterprises pursuant to Criteria of de facto Management Bodies, or the Notice, further interpreting the application of the EIT Law and its implementation to offshore entities controlled by a Chinese enterprise or group. Pursuant to the Notice, an enterprise incorporated in an offshore jurisdiction and controlled by a Chinese enterprise or group will be classified as a “non-domestically incorporated resident enterprise” if (i) its senior management in charge of daily operations reside or perform their duties mainly in China; (ii) its financial or personnel decisions are made or approved by bodies or persons in China; (iii) its substantial assets and properties, accounting books, corporate stamps, board and stockholder minutes are kept in China; and (iv) at least half of its directors with voting rights or senior management are often resident in China. A resident enterprise would be subject to an enterprise income tax rate of 25% on its worldwide income and must pay a withholding tax at a rate of 10% when paying dividends to its non-PRC stockholders. However, it remains unclear as to how tax authorities will determine tax residency based on the facts of each case.

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If the PRC tax authorities determine that we are a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. In our case, this would mean that income such as non-China source income would be subject to PRC enterprise income tax at a rate of 25%. Currently, approximately 94% of our revenue is non-China source income, so could be adversely affected. Second, under the EIT Law and its implementing rules, dividends paid to us from our PRC subsidiaries would qualify as “tax-exempt income.” Finally, it is possible that future guidance issued with respect to the new “resident enterprise” classification could result in a situation in which a 10% withholding tax is imposed on dividends we pay to our non-PRC stockholders and with respect to gains derived by our non-PRC stockholders from transferring our shares.

If we were treated as a “resident enterprise” by PRC tax authorities, we would be subject to taxation in both the U.S. and China, and our PRC tax may not be creditable against our U.S. tax.

PRC regulations relating to investments in offshore companies by PRC residents may subject our PRC-resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC subsidiaries or limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits.

The State Administration of Foreign Exchange, or SAFE, promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, on July 4, 2014, which replaced the former circular commonly known as “SAFE Circular 75” promulgated by SAFE on October 21, 2005. SAFE Circular 37 requires PRC residents to register with local branches of SAFE in connection with their direct establishment or indirect control of an offshore entity, for the purpose of overseas investment and financing. Moreover, failure to comply with the various SAFE registration requirement could result in liability under PRC law for evasion of foreign exchange controls. According to the Notice on Further Simplifying and Improving Policies for the Foreign Exchange Administration of Direct Investment (the “2015 Notice”) released on February 13, 2015 by SAFE, local banks will examine and handle foreign exchange registration for overseas direct investment, including the initial foreign exchange registration and amendment registration, under SAFE Circular 37 from June 1, 2015.

We have not filed SAFE Circular 75 reports on behalf of our shareholders who are PRC residents before. The failure of our beneficial owners who are PRC residents to register or amend their SAFE registrations in a timely manner pursuant to SAFE Circular 37 and subsequent implementation rules, or the failure of future beneficial owners of our company who are PRC residents to comply with the registration procedures set forth in SAFE Circular 37 and subsequent implementation rules, may subject such beneficial owners or our PRC subsidiaries to fines and legal sanctions. Furthermore, since SAFE Circular 37 and the 2015 Notice were recently promulgated and it is unclear how these regulations, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant PRC government authorities, we cannot predict how these regulations will affect our business operations or future strategy. Failure to register or comply with relevant requirements may also limit our ability to contribute additional capital to our PRC subsidiaries and limit our PRC subsidiaries’ ability to distribute dividends to our company. These risks may have a material adverse effect on our business, financial condition and results of operations.

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Uncertainties with respect to the PRC legal system could adversely affect us.

We provide most of our services through our subsidiaries in China. Although our PRC subsidiaries are not subject to laws and regulations applicable to foreign investments in China, our operations in China are governed by PRC laws and regulations. The PRC legal system is based on statutes. Prior court decisions may be cited for reference but have limited precedential value.

China has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. Therefore, PRC legislation and regulations provide very little guidance on Fintech industry. In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their nonbinding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, the PRC legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

We may be exposed to liabilities under the Foreign Corrupt Practices Act and Chinese anti-corruption law.

In connection with this offering, we will become subject to the U.S. Foreign Corrupt Practices Act, or FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute for the purpose of obtaining or retaining business. We are also subject to Chinese anti-corruption laws, which strictly prohibit the payment of bribes to government officials. We have operations, agreements with third parties, and make sales in China, which may experience corruption. Our activities in China create the risk of unauthorized payments or offers of payments by one of the employees, consultants or distributors of our company, because these parties are not always subject to our control. We are in process of implementing an anticorruption program, which prohibits the offering or giving of anything of value to foreign officials, directly or indirectly, for the purpose of obtaining or retaining business. The anticorruption program also requires that clauses mandating compliance with our policy be included in all contracts with foreign sales agents, sales consultants and distributors and that they certify their compliance with our policy annually. It further requires that all hospitality involving promotion of sales to foreign governments and government-owned or controlled entities be in accordance with specified guidelines. In the meantime, we believe to date we have complied in all material respects with the provisions of the FCPA and Chinese anti-corruption law.

However, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants or distributors of our Company may engage in conduct for which we might be held responsible. Violations of the FCPA or Chinese anti-corruption law may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the government may seek to hold our Company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

Since our operations and assets are located in the PRC, shareholders may find it difficult to enforce a U.S. judgment against the assets of our company, our directors and executive officers.

Our operations and assets are located in the PRC. In addition, most of our executive officers and directors are non-residents of the U.S., and substantially all the assets of such persons are located outside the U.S. As a result, it could be difficult for investors to effect service of process in the U.S., or to enforce a judgment obtained in the U.S. against us or any of these persons. See “Enforceability of Civil Liabilities.”

Regulatory bodies of the United States may be limited in their ability to conduct investigations or inspections of our operations in China.

From time to time, the Company may receive requests from certain U.S. agencies to investigate or inspect the Company’s operations, or to otherwise provide information. While the Company will be compliant with these requests from these regulators, there is no guarantee that such requests will be honored by those entities who provide services to us or with whom we associate, especially as those entities are located in China. Furthermore, an on-site inspection of our facilities by any of these regulators may be limited or entirely prohibited. Such inspections, though permitted by the Company and its affiliates, are subject to the capricious nature of Chinese enforcers, and may therefore be impossible to facilitate.

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PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC operating subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

In utilizing the proceeds of this offering in the manner described in “Use of Proceeds,” as an offshore holding company of our PRC operating subsidiaries, we may make loans to our PRC subsidiaries, or we may make additional capital contributions to our PRC subsidiaries.

Any loans to our PRC subsidiaries are subject to PRC regulations. For example, loans by us to our subsidiaries in China, which are foreign-invested companies, to finance their activities cannot exceed statutory limits and must be registered with the State Administration of Foreign Exchange, or SAFE. On August 29, 2008, SAFE promulgated Circular 142 (later supplemented by Circular 88, which was issued on July 18, 2011 and effective starting August 1, 2011), a notice regulating the conversion by a foreign-invested company of foreign currency into RMB by restricting how the converted RMB may be used. The notice requires that RMB converted from the foreign currency-denominated capital of a foreign-invested company may only be used for purposes within the business scope approved by the applicable governmental authority and may not be used for equity investments within the PRC unless such investments are otherwise provided for in the business scope. The foreign currency-denominated capital shall be verified by an accounting firm before converting into RMB. In addition, SAFE strengthened its oversight over the flow and use of RMB funds converted from the foreign currency-denominated capital of a foreign-invested company. To convert such capital into RMB, the foreign-invested company must report the use of such RMB to the bank, and the RMB must be used to the reported purposes. According to Circular 142, change of the use of such RMB without approval is prohibited. In addition, such RMB may not be used to repay RMB loans if the proceeds of such loans have not yet been used. Violations of Circular 142 may result in severe penalties, including substantial fines as set forth in the Foreign Exchange Administration Rules.

Furthermore, SAFE promulgated Circular 59 on November 19, 2010, requiring the governmental authority to closely examine the authenticity of settlement of net proceeds from offshore offerings. In particular, it is specifically required that any net proceeds settled from offshore offerings shall be applied in the manner described in the offering documents.

On May 10, 2013, SAFE released Circular 21, which came into effect on May 13, 2013. According to Circular 21, SAFE has simplified the foreign exchange administration procedures with respect to the registration, account openings and conversions, settlements of FDI-related foreign exchange, as well as fund remittances.

In addition, on March 30, 2015, SAFE promulgated the Circular on Reforming the Administrative Approach Regarding the Settlement of the Foreign Exchange Capitals of Foreign-invested Enterprises, or SAFE Circular 19, prohibiting foreign-invested enterprise from using an RMB fund converted from its foreign exchange capital for expenditure beyond its business scope, providing entrusted loans or repaying loans between non-financial enterprises or purchasing real estate not for self-use.

Circular 142, Circular 59, Circular 21, and circular 19 may significantly limit our ability to convert, transfer and use the net proceeds from this offering and any offering of additional equity securities in China, which may adversely affect our liquidity and our ability to fund and expand our business in the PRC.

We may also decide to finance our subsidiaries by means of capital contributions. These capital contributions must be approved by the Ministry of Commerce of China, or MOFCOM, or its local counterpart. We may not be able to obtain these government approvals on a timely basis, if at all, with respect to future capital contributions by us to our PRC subsidiaries. If we fail to receive such approvals, we will not be able to use the proceeds of this offering and capitalize our PRC operations, which could adversely affect our liquidity and our ability to fund and expand our business.

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We must remit the offering proceeds to the PRC before they may be used to benefit our business in the PRC, and this process may take a number of months.

The proceeds of this offering must be sent back to the PRC, and the process for sending such proceeds back to the PRC may take several months after the closing of this offering. We may be unable to use these proceeds to grow our business until we receive such proceeds in the PRC. In order to remit the offering proceeds to the PRC, we will take the following actions:

●	First, we will open a special foreign exchange account for capital account transactions. To open this account, we must submit to State Administration for Foreign Exchange (“SAFE”) certain application forms, identity documents, transaction documents, form of foreign exchange registration of overseas investments by domestic residents, and foreign exchange registration certificate of the invested company.

●	Second, we will remit the offering proceeds into this special foreign exchange account.

●	Third, we will apply for settlement of the foreign exchange. In order to do so, we must submit to SAFE certain application forms, identity documents, payment order to a designated person, and a tax certificate.

The timing of the process is difficult to estimate because the efficiencies of different SAFE branches can vary materially. Ordinarily, the process takes several months to complete but is required by law to be accomplished within 180 days of application. Until the abovementioned approvals, the proceeds of this offering will be maintained in an interest-bearing account maintained by us in the United States.

We may be adversely affected by the complexity, uncertainties and changes in PRC regulation of internet-related businesses and companies, and any lack of requisite approvals, licenses or permits applicable to our business may have a material adverse effect on our business and results of operations.

The PRC government extensively regulates the internet industry, including foreign ownership of, and the licensing and permit requirements pertaining to, companies in the internet industry. These internet-related laws and regulations are relatively new and evolving, and their interpretation and enforcement involve significant uncertainties. As a result, in certain circumstances it may be difficult to determine what actions or omissions may be deemed to be in violation of applicable laws and regulations.

The evolving PRC regulatory system for the internet industry may lead to the establishment of new regulatory agencies. For example, in May 2011, the State Council announced the establishment of a new department, the State Internet Information Office (with the involvement of the State Council Information Office, the Ministry of Industry and Information Technology (“MIIT”), and the Ministry of Public Security). The primary role of this new agency is to facilitate the policy-making and legislative development in this field, to direct and coordinate with the relevant departments in connection with online content administration and to deal with cross-ministry regulatory matters in relation to the internet industry.

Internet information services are regulated by the Administrative Measures on Internet Information Services, or the ICP Measures, promulgated on September 25, 2000 by the State Council and amended on January 8, 2011. “Internet information services” are defined as services that provide information to online users through the internet. Internet information services providers, also called Internet content providers, or ICPs. ICPs that provide commercial services are required to obtain an operating license from the MIIT or its provincial counterpart. ICPs that provide non-commercial services are required to submit ICP filings with the MIIT or its provincial counterpart. Our services provided within the PRC, which are mainly research and development, are classified as non-commercial services.

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Except for our corporate website (www.agmprime.com), we only have contractual control over our websites, as the domains are held by our subsidiaries. Among the subsidiaries which holds domain names, AGM Beijing is subject to the PRC laws and regulations. AGM Beijing has submitted ICP filings with the MIIT for all the domain names it holds. However, AGM Beijing may be deemed to be providing commercial internet information services, which would require AGM Beijing to obtain an ICP License. An ICP License is a value-added telecommunications business operating license required for provision of commercial internet information services. Furthermore, as we are providing service through mobile applications to mobile device users, it is uncertain if AGM Beijing will be required to obtain a separate operating license in addition to the ICP License. Although we believe that not obtaining an ICP License or such separate license is in line with the current market practice, there can be no assurance that we will not be required to apply for an operating license for our mobile applications in the future.

The interpretation and application of existing PRC laws, regulations and policies and possible new laws, regulations or policies relating to the internet industry have created substantial uncertainties regarding the legality of existing and future foreign investments in, and the businesses and activities of, internet businesses in China, including our business. We cannot assure you that we have obtained all the permits or licenses required for conducting our business in China or will be able to maintain our existing licenses or obtain new ones. If the PRC government considers that we were operating without the proper approvals, licenses or permits or promulgates new laws and regulations that require additional approvals or licenses or imposes additional restrictions on the operation of any part of our business, it has the power, among other things, to levy fines, confiscate our income, revoke our business licenses, and require us to discontinue our relevant business or impose restrictions on the affected portion of our business. Any of these actions by the PRC government may have a material adverse effect on our business and results of operations.

Dividends payable to our foreign investors and gains on the sale of our ordinary shares by our foreign investors may become subject to PRC tax law.

Under the Enterprise Income Tax Law and its implementation regulations issued by the State Council, a 10% PRC withholding tax is applicable to dividends payable to investors that are non-resident enterprises, which do not have an establishment or place of business in the PRC or which have such establishment or place of business but the dividends are not effectively connected with such establishment or place of business, to the extent such dividends are derived from sources within the PRC. Similarly, any gain realized on the transfer of our ordinary shares by such investors is also subject to PRC tax at a current rate of 10%, subject to any reduction or exemption set forth in relevant tax treaties, if such gain is regarded as income derived from sources within the PRC. If we are deemed a PRC resident enterprise, dividends paid on our ordinary shares, and any gain realized from the transfer of our ordinary shares, would be treated as income derived from sources within the PRC and would as a result be subject to PRC taxation. See “Regulation — Regulations on Tax.” Furthermore, if we are deemed a PRC resident enterprise, dividends payable to individual investors who are non-PRC residents and any gain realized on the transfer of our ordinary shares by such investors may be subject to PRC tax at a current rate of 20%, subject to any reduction or exemption set forth in applicable tax treaties. It is unclear whether if we or any of our subsidiaries established outside China are considered a PRC resident enterprise, holders of our ordinary shares would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas. If dividends payable to our non-PRC investors, or gains from the transfer of our ordinary shares by such investors are subject to PRC tax, the value of your investment in our ordinary shares may decline significantly.

Restrictions on currency exchange may limit PRC investors’ ability to make investment.

In response to the persistent capital outflow in China and RMB’s depreciation against U.S. dollar in the fourth quarter of 2016, the PBOC and the State Administration of Foreign Exchange, or SAFE, have implemented a series of capital control measures over recent months, including stricter vetting procedures for Chinese citizens to transfer foreign currency overseas and for China-based companies to remit foreign currency for overseas acquisitions, dividend payments and shareholder loan repayments. For instance, on January 26, 2017, SAFE issued the Notice of State Administration of Foreign Exchange on Improving the Check of Authenticity and Compliance to Further Promote Foreign Exchange Control, or the SAFE Circular 3, which stipulates several capital control measures with respect to the outbound remittance of profit from domestic entities to offshore entities, including (i) under the principle of genuine transaction, banks shall check board resolutions regarding profit distribution, the original version of tax filing records and audited financial statements; and (ii) domestic entities shall hold income to account for previous years’ losses before remitting the profits. The PRC government may continue to strengthen its capital controls, and more restrictions and substantial vetting process may be put in place by SAFE for cross-border transactions falling under both the current account and the capital account. Any limitation on the ability of our PRC investors to make capital contribution or make other kinds of payments to us could materially and adversely limit our ability to grow.

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Risks Related to Our Corporate Structure and Operation

The dual-class structure of our ordinary shares has the effect of concentrating voting control with those shareholders who held our shares prior to the completion of this offering, including our executive officers, employees and directors and their affiliates, which will limit your ability to influence the outcome of important transactions, including a change in control.

As disclosed in the “Description of Ordinary Shares” section beginning on page 83, each of our Class B Ordinary Shares has five (5) votes per share, and each of our Class A Ordinary Shares, which is the ordinary share we are offering, has one vote per share. Because of the five-to-one voting ratio between our Class B Ordinary Shares and Class A Ordinary Shares, after the completion of this offering, the holders of our Class B Ordinary Shares will collectively continue to control a majority of the combined voting power of our ordinary shares and therefore be able to control all matters submitted to our shareholders for approval even when the shares of Class B Ordinary Shares represent a minority of all outstanding shares of our Class A Ordinary Shares and Class B Ordinary Shares. These holders of our Class B Ordinary Shares may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. The directors and executive officers beneficially own a majority of the outstanding Class A Ordinary Shares and all of the outstanding Class B Ordinary Shares as of the date hereof. Upon the completion of this offering, our directors and executive officers will directly and indirectly hold an aggregate of approximately 51.43% of the combined voting power, assuming we complete the minimum offering of 1,000,000 Class A Ordinary Shares, and an aggregate of approximately 50.54% of the combined voting power if we complete the maximum offering of 1,400,000 Class A Ordinary Shares. Our Chairman of the Board, Zhentao Jiang, has voting and dispositive power of all outstanding Class B Ordinary Shares. Mr. Jiang will hold approximately 17.89% of the combined voting power, assuming we complete the minimum offering of 1,000,000 Class A Ordinary Shares, and an aggregate of approximately 17.80% of the combined voting power if we complete the maximum offering of 1,400,000 Class A Ordinary Shares. This concentrated control may have the effect of delaying, preventing or deterring a change in control of our company, could deprive our shareholders of an opportunity to receive a premium for their ordinary shares as part of a sales of our company and might ultimately affect the market price of our Class A Ordinary Shares.

Our net profit may decline.

Our services have generated a significant amount of revenue as compared to our expenses. However, the reason that our expense for the year 2015 and 2016 was low was because that most of research and development expense, as well as marketing expense were incurred before the establishment of the company, thus was not reflected in the Financial Statements. Also, labor cost in China is relatively low as compared to the labor cost in western countries. In the future, we might incur more expense due to the expansion of our business and the possible increase in labor cost. If the expansion of our business was not successful or was not able to generate great revenue in a short term, our net profit may decline.

British Virgin Islands companies may not be able to initiate shareholder derivative actions, thereby depriving shareholders of the ability to protect their interests.

British Virgin Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States. The circumstances in which any such action may be brought, and the procedures and defenses that may be available in respect to any such action, may result in the rights of shareholders of a British Virgin Islands company being more limited than those of shareholders of a company organized in the United States. Accordingly, shareholders may have fewer alternatives available to them if they believe that corporate wrongdoing has occurred. The British Virgin Islands courts are also unlikely to recognize or enforce against us judgments of courts in the United States based on certain liability provisions of U.S. securities law; and to impose liabilities against us, in original actions brought in the British Virgin Islands, based on certain liability provisions of U.S. securities laws that are penal in nature. There is no statutory recognition in the British Virgin Islands of judgments obtained in the United States, although the courts of the British Virgin Islands will generally recognize and enforce the non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. This means that even if shareholders were to sue us successfully, they may not be able to recover anything to make up for the losses suffered.

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The laws of the British Virgin Islands provide little protection for minority shareholders, so minority shareholders will have little or no recourse if they are dissatisfied with the conduct of our affairs.

Under the law of the British Virgin Islands, there is little statutory law for the protection of minority shareholders other than the provisions of the BVI Business Companies Act (the “BVI Act”) dealing with shareholder remedies. The principal protection under statutory law is that shareholders may bring an action to enforce the company’s memorandum and articles of association. Shareholders are entitled to have the affairs of the company conducted in accordance with the general law and the company’s memorandum and articles of association.

There are common law rights for the protection of shareholders that may be invoked, largely dependent on English company law, since the common law of the British Virgin Islands for business companies is limited. Under the general rule pursuant to English company law known as the rule in Foss v. Harbottle, a court will generally refuse to interfere with the management of a company at the insistence of a minority of its shareholders who express dissatisfaction with the conduct of the company’s affairs by the majority or the board of directors. However, every shareholder is entitled to have the affairs of the company conducted properly according to law and the constituent documents of the corporation. As such, if those who control the company have persistently disregarded the requirements of company law or the provisions of the company’s memorandum and articles of association, then the courts will grant relief. Generally, the areas in which the courts will intervene are the following: (1) an act complained of which is outside the scope of the authorized business or is illegal or not capable of ratification by the majority; (2) acts that constitute fraud on the minority where the wrongdoers control the company; (3) acts that infringe on the personal rights of the shareholders, such as the right to vote; and (4) where the company has not complied with provisions requiring approval of a special or extraordinary majority of shareholders, which are more limited than the rights afforded minority shareholders under the laws of many states in the United States.

Risks Related to Our Initial Public Offering and Ownership of Our Class A Ordinary Shares

If our financial condition deteriorates as a NASDAQ listed company, we may not meet continued listing standards on the NASDAQ Capital Market.

On November 7, 2017, we received a conditional listing approval letter approving our initial listing application to list our Class A ordinary shares on the NASDAQ Capital Market. We will need pay the balance of our entry fee and that we will have at least 300 round-lot shareholders prior to our first day of trading. In addition, we will need to provide NASDAQ with confirmation that we have sold at least 1,000,000 Class A ordinary shares prior to our trading on NASDAQ. Our Class A Ordinary Shares will not be listed on the NASDAQ Capital Market unless we meet these conditions. The NASDAQ Capital Market also requires companies to fulfill specific requirements in order for their shares to continue to be listed. If our Class A ordinary shares are delisted from the NASDAQ Capital Market at some later date, our shareholders could find it difficult to sell our shares. In addition, if our Class A ordinary shares are delisted from the NASDAQ Capital Market at some later date, our Class A ordinary shares will begin trading on the OTC Markets. OTC Markets is generally considered to be less efficient markets than the NASDAQ Capital Market. In addition, our Class A ordinary shares may be subject to the “penny stock” regulations. These rules impose additional sales practice requirements on broker-dealers that sell low-priced securities to persons other than established customers and institutional accredited investors and require the delivery of a disclosure schedule explaining the nature and risks of the penny stock market. As a result, the ability or willingness of broker-dealers to sell or make a market in our Class A ordinary shares might decline. If our Class A ordinary shares are not so listed or are delisted from the NASDAQ Capital Market at some later date or become subject to the penny stock regulations, it is likely that the price of our shares would decline and that our shareholders would find it difficult to sell their shares. In addition, we have relied on an exemption to the blue sky registration requirements afforded to “covered securities.” Securities listed on the NASDAQ Capital Market are “covered securities.” If we were unable to meet the final conditions for listing, then we would be unable to rely on the “covered securities” exemption to blue sky registration requirements and we would need to register the offering in each state in which we planned to sell shares.

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We are a “foreign private issuer,” and our disclosure obligations differ from those of U.S. domestic reporting companies. As a result, we may not provide you the same information as U.S. domestic reporting companies or we may provide information at different times, which may make it more difficult for you to evaluate our performance and prospects.

We are a foreign private issuer and, as a result, we are not subject to the same requirements as U.S. domestic issuers. Under the Exchange Act, we will be subject to reporting obligations that, to some extent, are more lenient and less frequent than those of U.S. domestic reporting companies. For example, we will not be required to issue quarterly reports or proxy statements. We will not be required to disclose detailed individual executive compensation information. Furthermore, our directors and executive officers will not be required to report equity holdings under Section 16 of the Exchange Act and will not be subject to the insider short-swing profit disclosure and recovery regime.

As a foreign private issuer, we will also be exempt from the requirements of Regulation FD (Fair Disclosure) which, generally, are meant to ensure that select groups of investors are not privy to specific information about an issuer before other investors. However, we will still be subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5 under the Exchange Act. Since many of the disclosure obligations imposed on us as a foreign private issuer differ from those imposed on U.S. domestic reporting companies, you should not expect to receive the same information about us and at the same time as the information provided by U.S. domestic reporting companies.

We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our Class A Ordinary Shares less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years, although we could lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in a three-year period, or if the market value of our Class A Ordinary Shares held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict if investors will find our Class A Ordinary Shares less attractive because we may rely on these exemptions. If some investors find our Class A Ordinary Shares less attractive as a result, there may be a less active trading market for our Class A Ordinary Shares and our stock price may be more volatile.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail our company of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

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As a “controlled company” under the rules of the NASDAQ Capital Market, we may exempt our company from certain corporate governance requirements that could adversely affect our public shareholders.

Following this offering, our directors and officers will beneficially own a majority of the voting power of our outstanding ordinary shares. Under the Rule 4350(c) of the NASDAQ Capital Market, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirement that a majority of our directors to be independent, as defined in the NASDAQ Capital Market rules, and the requirement that our compensation and nominating and corporate governance committees consist entirely of independent directors. Although we do not intend to rely on the “controlled company” exemption under the NASDAQ Capital Market rules, we could elect to rely on this exemption in the future. If we elected to rely on the “controlled company” exemption, a majority of the members of our board of directors might not be independent directors and our nominating and compensation committees might not consist entirely of independent directors. Accordingly, while we remain a controlled company relying on the exemption and during any transition period following a time when we are no longer a controlled company, you would not have the same protections afforded to shareholders of companies that are subject to all of the NASDAQ Capital Market corporate governance requirements.

The market price of our Class A Ordinary Shares may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price.

The initial public offering price for our Class A Ordinary Shares will be determined through negotiations between the Underwriter and us and may vary from the market price of our Class A Ordinary Shares following our initial public offering. If you purchase our Class A Ordinary Shares in our initial public offering, you may not be able to resell those shares at or above the initial public offering price. We cannot assure you that the initial public offering price of our Class A Ordinary Shares, or the market price following our initial public offering, will equal or exceed prices in privately negotiated transactions of our shares that have occurred from time to time prior to our initial public offering. The market price of our Class A Ordinary Shares may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

●	actual or anticipated fluctuations in our revenue and other operating results;

●	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

●	actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

●	announcements by us or our competitors of significant services or features, technical innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;

●	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

●	lawsuits threatened or filed against us; and

●	other events or factors, including those resulting from war or incidents of terrorism, or responses to these events.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Stock prices of many companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, stockholders have filed securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business, and adversely affect our business.

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We have broad discretion in the use of the net proceeds from our initial public offering and may not use them effectively.

To the extent (i) we raise more money than required for the purposes explained in the section titled “Use of Proceeds” or (ii) we determine that the proposed uses set forth in that section are no longer in the best interests of our Company, we cannot specify with any certainty the particular uses of such net proceeds that we will receive from our initial public offering. Our management will have broad discretion in the application of such net proceeds, including working capital, possible acquisitions, and other general corporate purposes, and we may spend or invest these proceeds in a way with which our stockholders disagree. The failure by our management to apply these funds effectively could harm our business and financial condition. Pending their use, we may invest the net proceeds from our initial public offering in a manner that does not produce income or that loses value.

We do not intend to pay dividends for the foreseeable future.

We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. As a result, you may only receive a return on your investment in our Class A Ordinary Shares if the market price of our Class A Ordinary Shares increases.

There may not be an active, liquid trading market for our Class A Ordinary Shares.

Prior to this offering, there has been no public market for our Class A Ordinary Shares. An active trading market for our Class A Ordinary Shares may not develop or be sustained following this offering. You may not be able to sell your shares at the market price, if at all, if trading in our shares is not active. The initial public offering price was determined by negotiations between us and the Underwriter based upon a number of factors. The initial public offering price may not be indicative of prices that will prevail in the trading market.

Investors risk loss of use of funds allocated for purchases, with no right of return, during the offering period.

We cannot assure you that all or any shares will be sold. Network 1 Financial Securities, Inc., our Underwriter, is offering our shares on a “best efforts, minimum-maximum basis.” We have no firm commitment from anyone to purchase all or any of the shares offered. If offers to purchase a minimum of 1,000,000 shares are not received on or before 90 days from the effective date of the Registration Statement (and for a period of up to 60 additional days if extended by agreement of the Company and the Underwriter), escrow provisions require that all funds received be promptly refunded. If refunded, investors will receive no interest on their funds. During the offering period, investors will not have any use or right to return of the funds.

We will incur additional costs as a result of becoming a public company, which could negatively impact our net income and liquidity.

Upon completion of this offering, we will become a public company in the United States. As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, Sarbanes-Oxley and rules and regulations implemented by the SEC and the Nasdaq Capital Market require significantly heightened corporate governance practices for public companies. We expect that these rules and regulations will increase our legal, accounting and financial compliance costs and will make many corporate activities more time-consuming and costly.

We do not expect to incur materially greater costs as a result of becoming a public company than those incurred by similarly sized U.S. public companies. If we fail to comply with these rules and regulations, we could become the subject of a governmental enforcement action, investors may lose confidence in us and the market price of our Class A Ordinary Shares could decline.

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The requirements of being a public company may strain our resources and divert management’s attention.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of the securities exchange on which we list, and other applicable securities rules and regulations. Despite recent reforms made possible by the JOBS Act, compliance with these rules and regulations will nonetheless increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company.” The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and operating results.

As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business, brand and reputation and results of operations.

We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

The obligation to disclose information publicly may put us at a disadvantage to competitors that are private companies.

Upon completion of this offering, we will be a publicly listed company in the United States. As a publicly listed company, we will be required to file periodic reports with the Securities and Exchange Commission upon the occurrence of matters that are material to our company and shareholders. In some cases, we will need to disclose material agreements or results of financial operations that we would not be required to disclose if we were a private company. Our competitors may have access to this information, which would otherwise be confidential. This may give them advantages in competing with our company. Similarly, as a U.S.-listed public company, we will be governed by U.S. laws that our competitors, which are mostly private Chinese companies, are not required to follow. To the extent compliance with U.S. laws increases our expenses or decreases our competitiveness against such companies, our public listing could affect our results of operations.

Shares eligible for future sale may adversely affect the market price of our Class A Ordinary Shares, as the future sale of a substantial amount of outstanding Class A Ordinary Shares in the public marketplace could reduce the price of our Class A Ordinary Shares.

The market price of our shares could decline as a result of sales of substantial amounts of our shares in the public market, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of our Class A Ordinary Shares. 21,410,000 shares will be outstanding immediately after this offering, if the maximum offering is raised. All of the shares sold in the offering will be freely transferable without restriction or further registration under the Securities Act. The remaining shares will be “restricted securities” as defined in Rule 144. These shares may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act. See “Shares Eligible for Future Sale.”

You will experience immediate and substantial dilution.

The initial public offering price of our shares is substantially higher than the pro forma net tangible book value per share of our Class A Ordinary Shares. Assuming the completion of the minimum offering, if you purchase shares in this offering, you will incur immediate dilution of approximately $4.52 or approximately 90% in the pro forma net tangible book value per share from the price per share that you pay for the shares. Assuming the completion of the maximum offering, if you purchase shares in this offering, you will incur immediate dilution of approximately $4.43 or approximately 89% in the pro forma net tangible book value per share from the price per share that you pay for the Class A Ordinary Shares. Accordingly, if you purchase shares in this offering, you will incur immediate and substantial dilution of your investment. See “Dilution.”

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Special Note Regarding Forward-Looking Statements

This prospectus contains forward-looking statements. All statements contained in this prospectus other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans, and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the “Risk Factors” section. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by applicable law, we undertake no duty to update any of these forward-looking statements after the date of this prospectus or to conform these statements to actual results or revised expectations.

Use of Proceeds

After deducting the estimated placement discount and offering expenses payable by us, we expect to receive net proceeds of approximately $3,862,000 from this offering if the minimum offering is sold and approximately $5,682,000 if the maximum offering is sold. The net proceeds from this offering must be remitted to China before we will be able to use the funds to grow our business. The procedure to remit funds may take several months after completion of this offering, and we will be unable to use the funds in China until remittance is completed. See “Risk Factors — Risks Related to Doing Business in China — We must remit the offering proceeds to the PRC before they may be used to benefit our business in the PRC, and this process may take a number of months.”

We intend to use the net proceeds of this offering as follows after we complete the remittance process, and we have ordered the specific uses of proceeds in order of priority. We do not expect that our priorities for fund allocation would change if the amount we raise in this offering exceeds the size of the minimum offering but is less than the maximum offering. We expect to devote any funds raised over the minimum offering amount to our working capital needs, including devoting further resources to the below uses of proceeds. If we were to raise an amount between the minimum and maximum offerings, the percentage of net proceeds allocated for each use as described above will remain unchanged.

	Minimum Offering	Maximum Offering
Gross proceeds	$5,000,000	$7,000,000
Underwriting discounts and commissions (8% of gross proceeds)	$400,000	$560,000
Underwriting non-accountable expenses (1% of gross proceeds)	$50,000	$70,000
Miscellaneous underwriting fees expenses	$75,000	$75,000
Other offering expenses	$613,000	$613,000
Net proceeds	$3,862,000	$5,682,000

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Description of Use(1)	Estimated Amount of Net Proceeds (Minimum Offering)	Estimated Amount of Net Proceeds (Maximum Offering)
R&D and promotion	$650,000	$750,000
New trading software purchase or lease	700,000	1,200,000
Talent acquisition and training	750,000	1,000,000
Regulatory compliance expenses	200,000	300,000
Advertisement and marketing	1,139,000	1,619,000
Office lease	300,000	450,000
Working capital	123,000	363,000
Total	$3,862,000	$5,682,000

(1)	The use of proceeds was calculated based on the following considerations

(i)	We plan to expand our technology development team to recruit additional 10 to 20 mid-level or high-level personnel and control the cost at about RMB 300,000 (approximately $42,800) per year per person;

(ii)	We plan to purchase two new core trading platforms, which will incur a purchase expense of $150,000 to $200,000 and a monthly fee of $20,000 to $30,000. Other expenses include purchasing hardware servers and database applications for the more professional and multi-assets trading platform, in a total of approximately $200,000 per year. Once our customer base expands, we will incur an increase in monthly fee regarding expanding the current system and purchasing additional core trading platform. Currently, we incur a monthly cost of approximately $30,000 on the web service cost and software used on our existing trading platform.

(iii)	We plan to recruit more sales and marketing personnel to broaden our international market and client base. We also plan to open office in Malaysia and Australia. We intend to recruit about 15 additional employees in the three officers with an annual salary of $30,000 to $50,000 per person on average.

(iv)	We plan to retain an in-house counsel and 3 to 4 senior compliance officers with an annual salary of about $50,000 per person.

(v)	We plan to spend more in marketing, including online advertisement, promotion, digital marketing, and exhibition. We aim to maintain the live client acquisition cost within $300 per client. And we expect to run marketing plan to acquire more than 50,000 potential clients.

(vi)	We plan to rent more office space, which would incur an expense for about RMB 200,000 (or approximately $30,000) per month and RMB 2,500,000 (or approximately $360,000) per year in rent.

(vii)	Our daily operating expense will increase based on the more active operating activities.

Pending use of the net proceeds, we intend to invest our net proceeds in short-term, interest bearing, investment-grade obligations. These investments may have a material adverse effect on the U.S. federal income tax consequences of an investment in our Class A Ordinary Shares. It is possible that we may become a passive foreign investment company for U.S. federal income taxpayers, which could result in negative tax consequences to you. These consequences are discussed in more detail in “Taxation.”

Dividend Policy

We have never declared or paid any cash dividends on our Class A Ordinary Shares. We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions and future prospects and other factors the board of directors may deem relevant.

Under British Virgin Islands law and our memorandum and articles of association, the board of directors may only authorise the payment of a dividend or another distribution if the directors are satisfied on reasonable grounds that, immediately after the dividend or other distribution is paid, the value of the company’s assets will exceed its liabilities and the company will be able to pay its debts as they fall due. The resolution of directors authorising the payment of the dividend or other distribution must contain a statement that, in the directors’ opinion, the company will satisfy these two tests immediately after the payment of the dividend or other distribution.

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If we determine to pay dividends on any of our Class A Ordinary Shares in the future, as a holding company, we will be dependent on receipt of funds from our operating subsidiaries. Current Hong Kong regulations permit our HK subsidiary, AGM HK to pay dividends to AGM Holdings only out of profits available for distribution. Withholding tax regarding dividends is exempted in Hong Kong.

Current Belize regulations permit our subsidiary AGM Belize to pay dividends in money, shares or other property, but only out of surplus. No dividend shall be declared and paid unless the directors determine that immediately after the payment of the dividend, (i) the company will be able to satisfy its liabilities as they become due in the ordinary course of its business; and (ii) the realizable value of the assets of the company will not be less than the sum of its total liabilities, other than deferred taxes, as shown in the books of account, and its capital.

Current PRC regulations permit our PRC subsidiaries to pay dividends to AGM HK only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each of our subsidiaries in China is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of directors. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation.

In addition, pursuant to the EIT Law and its implementation rules, dividends generated after January 1, 2008 and distributed to us by our PRC subsidiaries are subject to withholding tax at a rate of 10% unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC-resident enterprises are incorporated.

Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval of the State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. Specifically, under the existing exchange restrictions, without prior approval of SAFE, cash generated from the operations in China may be used to pay dividends to our company.

Exchange Rate Information

Our financial statements are presented in United States dollar, which is the reporting currency of the Company. The functional currency of AGM Holdings, AGM Belize and AGM HK are United States dollar. The functional currency of AGM Beijing, AGM Shenzhen and AGM Nanjing are Renminbi (“RMB”). For the subsidiaries whose functional currencies are RMB, results of operations and cash flows are translated at average exchange rates during the period, assets and liabilities are translated at the exchange rate at the end of the period, and equity is translated at historical exchange rates. The resulting translation adjustments are included in determining other comprehensive income or loss. Transaction gains and losses are reflected in the consolidated statements of income.

The consolidated balance sheet balances, with the exception of equity at December 31, 2016 and 2015 were translated at RMB 6.9437 and RMB 6.4907 to $1.00, respectively. The equity accounts were stated at their historical rate. The average translation rates applied to consolidated statements of income and cash flows for the year ended December 31, 2016 and for the period from the inception (April 27, 2015) to December 31, 2015 were RMB 6.6430 and RMB 6.2175 to $1.00, respectively.

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Capitalization

The following table sets forth our capitalization as of September 30, 2017 on a pro forma as adjusted basis giving effect to the sale of the minimum and maximum offering at an assumed public offering price of $5.00 per share and to reflect the application of the proceeds after deducting the estimated placement fees. You should read this table in conjunction with our financial statements and related notes appearing elsewhere in this prospectus and “Use of Proceeds” and “Description of Ordinary Shares”.

Minimum Offering (1,000,000 Class A Ordinary Shares)
U.S. Dollars

	As of September 30, 2017
	Actual (Unaudited)	Pro forma(1)	Pro forma adjusted
Assets:
Current Assets	$14,424,773	$3,862,000	$18,286,773
Intangible assets	1,685,748		1,685,748
Property	79,636		79,636
Other Assets	$14,316		$14,316
Total Assets	$16,204,473	$3,862,000	$20,066,473

Liabilities:
Current Liabilities	$8,859,152		$8,859,152
Other Liabilities	—		—
Total Liabilities	$8,859,152		$8,859,152

Shareholder’s Equity:
Class A Ordinary Shares (20,010,000 shares issued and outstanding with par value of $0.001)	$20,010		$20,010
Class B Ordinary Shares (11,900,000 shares issued and outstanding with par value of $0.001)	$11,900		$11,900
Additional paid-in capital(2)	$1,968,100	$3,862,000	$5,830,100
Subscription receivable	—		—
Accumulated deficit	$5,299,481		$5,299,481
Accumulated other comprehensive income (loss)	$45,830		$45,830
Total shareholders’ equity	$7,345,321	$3,862,000	$11,207,321
Total Liabilities and Shareholders’ Equity	$16,204,473	$3,862,000	$20,066,473

(1)	Gives effect to the sale of the minimum offering at an assumed public offering price of $5.00 per share and reflects the application of the proceeds after deducting the estimated underwriting discounts and our estimated offering expenses.

(2)	Pro forma adjusted for IPO additional paid in capital reflects the net proceeds we expect to receive, after deducting underwriting discount, underwriter expense allowance and other expenses. In a minimum offering, we expect to receive net proceeds of approximately $3,862,000 ($5,000,000 offering, less underwriting discount of $400,000, non-accountable expense allowance of $50,000 and other accountable expenses of $75,000, and offering expenses of $613,000).

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Maximum Offering (1,400,000 Ordinary Share)
U.S. Dollars

	As of September 30, 2017
	Actual (Unaudited)	Pro forma(1)	Pro forma adjusted
Assets:
Current Assets	$14,424,773	$5,682,000	$21,106,773
Intangible assets	1,685,748		1,685,748
Property	79,636		79,636
Other Assets	$14,316		$14,316
Total Assets	$16,204,473	$5,682,000	$21,886,473

Liabilities:
Current Liabilities	$8,859,152		$8,859,152
Other Liabilities	—		—
Total Liabilities	$8,859,152		$8,859,152

Shareholder’s Equity:
Class A Ordinary Shares (20,010,000 shares issued and outstanding with par value of $0.001)	$20,010		$20,010
Class B Ordinary Shares (11,900,000 shares issued and outstanding with par value of $0.001)	$11,900		$11,900
Additional paid-in capital (2)	$1,968,100	$5,682,000	$7,650,100
Subscription receivable	—		—
Accumulated deficit	$5,299,481		$5,299,481
Accumulated other comprehensive income (loss)	$45,830		$45,830
Total shareholders’ equity	$7,345,321	$5,682,000	$13,027,321
Total Liabilities and Shareholders’ Equity	$16,204,473	$5,682,000	$21,886,473

(1)	Gives effect to the sale of the maximum offering, as applicable, at an assumed public offering price of $5.00 per share and reflects the application of the proceeds after deducting the estimated underwriting discounts and our estimated offering expenses.

(2)	Pro forma adjusted for IPO additional paid in capital reflects the net proceeds we expect to receive, after deducting underwriting discount, underwriter expense allowance and other expenses. In a maximum offering, we expect to receive net proceeds of approximately $5,682,000 ($7,000,000 offering, less underwriting discount of $560,000, non-accountable expense allowance of $70,000 and other accountable expenses of $75,000, and offering expenses of $613,000).

Dilution

If you invest in our Class A Ordinary Shares, your interest will be diluted to the extent of the difference between the initial public offering price per Ordinary Share and the pro forma net tangible book value per Ordinary Share after the offering. Dilution results from the fact that the per Ordinary Share offering price is substantially in excess of the book value per Ordinary Share attributable to the existing shareholders for our presently outstanding Class A Ordinary Shares. Our net tangible book value attributable to shareholders at September 30, 2017 was $3,879,873 or approximately $0.19 per Ordinary Share. Net tangible book value per Ordinary Share as of September 30, 2017 represents the amount of total assets less intangible assets and total liabilities, divided by the number of Class A Ordinary Shares outstanding.

If the minimum offering is sold, we will have 21,010,000 Class A Ordinary Shares outstanding upon completion of the offering. Our post offering pro forma net tangible book value, which gives effect to receipt of the net proceeds from the offering and issuance of additional shares in the offering, but does not take into consideration any other changes in our net tangible book value after September 30, 2017, will be approximately $9,521,573 or $0.48 per Ordinary Share. This would result in dilution to investors in this offering of approximately $4.52 per Ordinary Share or approximately 90% from the assumed offering price of $5.00 per Ordinary Share. Net tangible book value per Ordinary Share would increase to the benefit of present shareholders by $0.29 per share attributable to the purchase of the Class A Ordinary Shares by investors in this offering.

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If the maximum offering is sold, we will have 21,410,000 Class A Ordinary Shares outstanding upon completion of the offering. Our post offering pro forma net tangible book value, which gives effect to receipt of the net proceeds from the offering and issuance of additional shares in the offering, but does not take into consideration any other changes in our net tangible book value after September 30, 2017, will be approximately $11,341,573 or $0.57 per Ordinary Share. This would result in dilution to investors in this offering of approximately $4.43 per Ordinary Share or approximately 89% from the assumed offering price of $5.00 per Ordinary Share. Net tangible book value per Ordinary Share would increase to the benefit of present shareholders by $0.38 per share attributable to the purchase of the Class A Ordinary Shares by investors in this offering.

The following table sets forth the estimated net tangible book value per Ordinary Share after the offering and the dilution to persons purchasing Class A Ordinary Shares based on the foregoing minimum and maximum offering assumptions.

	Minimum Offering(1)	Maximum Offering(2)
Assumed offering price per Ordinary Share	$5.00	$5.00
Net tangible book value per Ordinary Share before the offering	$0.19	$0.19
Increase per Ordinary Share attributable to payments by new investors	$0.29	$0.38
Pro forma net tangible book value per Ordinary Share after the offering	$0.48	$0.57
Dilution per Ordinary Share to new investors	$4.52	$4.43

(1)	Assumes gross proceeds from offering of 1,000,000 Class A Ordinary Shares.

(2)	Assumes gross proceeds from offering of 1,400,000 Class A Ordinary Shares.

Post-Offering Ownership

The following chart illustrates our pro forma proportionate ownership, upon completion of the offering under alternative minimum and maximum offering assumptions, by present shareholders and investors in this offering, compared to the relative amounts paid by each. The charts reflect payment by present shareholders as of the date the consideration was received and by investors in this offering at the offering price without deduction of commissions or expenses. The charts further assume no changes in net tangible book value other than those resulting from the offering.

	Shares Purchased		Total Consideration
	Amount	Percent	Amount	Percent of Total Class A Ordinary Shares	Average Price Per Share
MINIMUM OFFERING
Existing shareholders	20,010,000	95.2%	$2,000,000	29.6%	$0.10
New investors	1,000,000	4.8%	$5,000,000	71.4%	$5.00
Total	21,010,000	100.0%	$7,000,000	100.0%	$0.33

	Shares Purchased		Total Consideration
	Amount	Percent	Amount	Percent of Total Class A Ordinary Shares	Average Price Per Share
MAXIMUM OFFERING
Existing shareholders	20,010,000	93.5%	$2,000,000	22.2%	$0.10
New investors	1,400,000	6.5%	$7,000,000	77.8%	$5.00
Total	21,410,000	100.0%	$9,000,000	100.0%	$0.42

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Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes that appear in this prospectus. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors.” All amounts included herein with respect to the six months ended June 30, 2017 and 2016 (“Interim Financial Statements”) are derived from our unaudited consolidated financial statements for the six months ended June 30, 2017 and 2016 included elsewhere in this prospectus. All amounts in included in the fiscal year ended December 31, 2016 and the period from the inception (April 27, 2015) to December 31, 2015 (“Annual Financial Statements”) are derived from our audited consolidated financial statements included elsewhere in this prospectus. These Interim Financial Statements and Annual Financial Statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles, or US GAAP.

Overview

Incorporated on April 27, 2015, under the laws of the British Virgin Islands (“BVI”), we see ourselves as a financial technology company and financial solutions provider, focused on delivering innovative trading platform solutions and technologies that enable brokers and institutional clients to have a better user experience. We strive to become a one-stop solution provider that focuses on providing financial technology service to brokers and institutional clients. We are primarily engaged in three core business: (i) online trading platform application service for institutional clients; (ii) forex trading brokerage service; and (iii) program trading application technology and management service.

We provide online trading platform application service for institutional clients and wealth management service through our subsidiary AGM HK, AGM Beijing and AGM Nanjing, and our forex trading brokerage service through AGM Belize.

Online trading platform application service for institutional clients

Online trading platform application service generates 89.5% of all the total revenue. We provide our trading platform application services through cloud computing or also commonly known as Software as a Service (“SaaS”) approach. Revenue from our online trading platform application service consist of three components: 1) service fees for usage of online trading application based on trading volumes of the forex trading transactions; 2) initial trading application setup fees; and 3) ongoing service support fees. Service fees based on trading volumes account for majority of the revenue and initial setup fees and ongoing service support fees only account for a small portion of the revenue from this service line.

AGM Belize holds licenses to a core trading platform known as the MetaTrader (“Core Trading Platform”), which we believe is the most widely-used platform for trading forex, analyzing financial markets and using automatic programing tools. The license agreements between AGM Belize and MetaQuotes Software Corp. (“MetaQuotes”) regarding the Core Trading Platform are non-exclusive licenses with the right to download, install and use the Core Trading Platform. MetaQuotes delivered to AGM Belize the main server, proxy server, history server, access server, manager/dealer workstation, administrator workstation, client terminal, backup replication service and the Manager API, Server API, Datafeed API, report API, Gateway API and Web API. AGM Belize is licensed to develop programs based on the APIs.

AGM Belize contracts with AGM HK, which signs contracts with our customers and then contracts with AGM Beijing and AGM Nanjing to conduct customized development and integration. We integrated the core trading platform with functional modules that fit local clients changing demands. Products of the customized development include, but not limited to, modules and applications that enable clients to have a multiple accounts management system, a bridge engine to straight through process their orders directly to the clearing counterparty, and a sophisticated client relationship management system. Once a client requests online trading access application service from AGM HK, AGM HK will contract the service to AGM Beijing, which will then be responsible for initial online trading software application setup, service monitoring and maintenance and supports, etc. Our clients are able to trade more than 80 products on our trading platform, including foreign exchanges, precious metal, etc., all of which are based on spot trading contract.

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Forex trading brokerage service

Our subsidiary AGM Belize is a retail forex broker licensed to provide forex trading service by International Financial Services Commission of Belize (IFSC) under the license number IFSC/60/448/FX/17 (the “IFSC License”). We also provide our users with trading in spot precious metals and spot oil because spot precious metals and spot oils are conventionally categorized as spot forex. In the spot market, spot precious metals and spot oil are usually categorized as spot forex because spot precious metals and spot oil transactions are usually denominated in more than one currency, which results in the same profit calculation and margin calculation specifications applying to the contract of spot precious metals and spot oil as well as the contract of spot forex. Additionally, IFSC only provide two types of license regarding brokerage trading service, which are trading in foreign exchange services and trading in securities services. See http://www.ifsc.gov.bz/licensed-service-providers/. Because we believe that spot precious metals and spot oil should not be categorized as securities, our IFSC License for trading in foreign exchange should cover spot precious metals and spot oil. Furthermore, according to the item 11 and 18 in the IFSC License, filed herein as exhibit 10.6, we can provide our products according to the products offered by our licensed clearing counterparties. London Multi Asset Exchange (“LMAX Exchange”), a UK FCA regulated leading Multilateral Trading Facility for foreign exchange and one of our clearing counterparties, offers products including spot precious metals and spot oils, and categorizes them as spot forex. Last but not least, it is a common practice in the forex trading industry to categorize spot precious metals and spot oil as spot forex. For example, Koderan International Markets Limited, Belize, (at http://www.koderan.com/en-us/trade/forex.php) and ZB Forex Ltd., Belize, (at http://www.zbforex.com/en/), and Decode Global Ltd. Belize (http://www.decfx.com/) all provide with trading in spot precious metal and spot oil while they only have brokerage service license in foreign exchange from IFSC. Therefore, IFSC allows us to provide trading in spot metals and spot oil.

In general, our Belize IFSC License allow us to provide forex trading service in a jurisdiction unless such jurisdiction requires local license for such purpose. Belize IFSC license term 21 specifies “The licensee shall not offer or transact any trading with a resident of a country who laws require a local license for this purpose, without obtaining such a license.” Substantially all of AGM Belize’s customers are residents of the PRC and the current PRC laws does not require local license for a retail forex broker to provide forex trading service. Each of our PRC subsidiaries only provides customers with software solution services that are outsourced by our Hong Kong subsidiary AGM Technology Limited, and does not engage in forex trading brokerage services in the PRC, the PRC licensing requirements do not apply to our PRC subsidiaries. In addition, our subsidiary AGM Australia is applying for the necessary license with the Australian authority. We do not believe that we will need a license in Malaysia because we plan to establish our Malaysia office only to provide IT service for AGM HK and AGM Belize. The revenue of forex trading brokerage service includes forex trading brokerage fees and commissions.

Program trading application technology and management service

We provide our program trading application technology and management service by integrating our in-house algorithm application with the core trading system and package into a module to the core trading system. The module that we package to our current core trading system is called Expert Advisors. It enables traders to automatically execute the trades on a live account. Expert Advisors is very flexible and can take any information into account that is available on the Core Trading Platform. The revenue of program trading application technology and management service refers to the commissions based on profit of client’s investment managed by our intelligent trading system.

We provide to our institutional client and brokers with clearing house connection service by the following technologies: FIX4.0-4.4 protocol, CQG API, Integral API, Currenex API, Liquidity providers we support include but not limited to: Barclays, OANDA, Interactive Brokers, CFH Clearing, LMAX Exchange, Dukascopy Swiss Forex Bank & Marketplace, SAXO Capital Markets, and Sucden Financial, etc.

Our services are also available to the users on their mobile devices. Users can download the Core Trading Platform’s mobile application, search our brand name under “AGM Group” and have access to our services.

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To ensure our ability to provide unique online trading application services, we have a professional team of engineers working on web service and software development, integration and customization. We have integrated and customized developed management supporting system, user office management software and multi-account trading system with the Core Trading System. As of December 31, 2016, AGM Beijing has purchased and registered with the National Copyright Administration of PRC, three copyrights: (i) Management Supporting System for a fifty-year authorized use time starting on December 7, 2016, (ii) User Office Management Software for a fifty-year authorized use time starting on December 7, 2016, and (iii) Multi Account Trading System for a fifty-year authorized use time starting on December 30, 2016. Copyright protection are granted in PRC. The purchase price of these copyrights is a total of US$1,747,060. We utilize the copyrighted software to design and integrate our service and interface.

Our management team is comprised of a group of people who are experienced in the areas of finance, IT, software R&D and marketing. We have a total of 111 full-time employees supporting in five departments. We have 76 employees in the Research and Development Department, which is the core of our innovation and business, and is supported by the 5 employees from the Financial Department and 6 employees the Human Resource and Administration Department. Additionally, all of our services are marketed and promulgated through our Operation Department, which is consisted of 7 employees in the marketing group, 8 employees in the transaction group, 4 employees in the risk management group and 4 employees in the business group. Finally, we have 1 employee in our Compliance Department, scrutinizing the Forex trading brokerage service provided by AGM Belize.

Over the past years, we have seen significant growth of our revenue and market share. In summary, we generated a revenue and net income of $7,704,820 and $3,133,530, respectively, for the year ended December 31, 2016, compared to the period from inception (April 27, 2015) to December 31, 2015, during which we didn’t generated any revenue and incurred a loss of $150,620. We generated a revenue and net income of $5,890,588 and $1,941,409 respectively for the six months ended June 30, 2017, compared to the revenue and net loss of $1,334,866 and $486,228 respectively for six months ended June 30, 2016.

Our business, a substantial majority of which is composed of our online trading platform application service, is not subject to PRC foreign investment and ownership restrictions. Substantially all of our business operations and research and development are conducted in the China. Also, substantially all of our employees are located in China.

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Results of Operations

Comparison of the Fiscal Year Ended December 31, 2016 and the Period from Inception (April 27, 2015) to December 31, 2015

The following table presents an overview of our results of operations for the year ended December 31, 2016 and for the period from inception (April 27, 2015) to December 31, 2015:

(Amounts expressed in U.S. dollars)

	For the Year Ended December 31, 2016 (As restated)	For the Period from the Inception (April 27, 2015) to December 31, 2015
Revenues	$4,599,385	$—
Revenues – trading	384,499	—
Revenues – related party	2,720,936	—
	7,704,820	—
Cost of revenues	1,301,696	—
Gross profit (loss)	6,403,124	—

Operating expenses:
Research & development expense	1,283,103	111,135
General and administrative expenses	1,983,407	39,313
Total operating expenses	3,266,510	150,448

Income (loss) from operations	3,136,614	(150,448)

Other income (expense):
Interest income	599	2
Bank service charge	(3,597)	(174)
Other income (expense), net	(86)	—
Total other income (expense)	(3,084)	(172)

Income (loss) before income taxes	3,133,530	(150,620)

Income taxes	783,382	—

Net income (loss)	2,350,148	(150,620)

Revenue:

	For the Year Ended December 31, 2016	For the Period from Inception (April 27, 2015) to December 31, 2015
Online Trading Platform Software	$6,888,311	—
Percentage Per Total	89.5%	—

Forex Brokerage Fee and Commission	384,499	—
Percentage Per Total	5%	—

Expert advisory service	437,478	—
Percentage Per Total	5.5%	—

Sales Tax	-5,468	—

Total	$7,704,820	—

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We didn’t generate revenue in 2015, because we were incorporated in 2015 and majority of the activities were focused on Research and Development in 2015. We generated $7,704,820 in revenue for the fiscal year ended December 3, 2016. The revenue is primarily generated from:

(i)	Online trading access application service

Online trading platform application service generates 89.5% of all the total revenue. It consists of three components: 1) service fees for usage of online trading application based on trading volumes of the forex trading transactions; 2) initial trading application setup fees; and 3) ongoing service support fees.

(ii)	Forex trading brokerage service

Our subsidiary AGM Belize is a retail forex broker licensed to provide forex trading service by International Financial Services Commission of Belize (IFSC) under the license number IFSC/60/448/FX/17 (the “IFSC License”). It provides trading service for forex, precious metals and oil spot contracts. See “Risk Factors — Risks Related to Our Business and Industry — If AGM Belize is not licensed to provide brokerage service in trading in spot precious metals or spot oil, our IFSC License might be revoked.” The revenue of forex trading brokerage service includes forex trading brokerage fees and commissions.

(iii)	Program trading application technology and management service

We provide our program trading application technology and management service by integrating our in-house algorithm application with the core trading system and package into a module to the core trading system. The module that we package to our current core trading system is called Expert Advisors. It enables traders to automatically execute the trades on a live account. Expert Advisors is very flexible and can take any information into account that is available on the Core Trading Platform. The revenue of program trading application technology and management service refers to the commission on profit of client’s investment managed by our intelligent trading system.

Our online trading access application service generate the most revenue during 2016. Revenue from this service accounts for 89.5% of our total revenue for the year ended December 31, 2016. Revenue generated from forex trading brokerage service accounted for 9.5% of the total revenue for the year ended December 31, 2016. Revenue from expert advising service for 5.5% of the total revenue for the year ended December 31, 2016.

General and Administrative expenses

We incurred $1,983,407 in general and administrative expenses for the fiscal year ended December 31, 2016, compared to $39,313 for the period from inception (April 27, 2015) to December 31, 2015. General and administrative expenses increased by $1,944,094 during the fiscal year ended December 31, 2016. This significant increase was primarily due to expansion of our business and increase in regulatory compliance and filing.

Research and Development Expenses

We incurred $1,283,103 in research and development expenses for the fiscal year ended December 31, 2016, compared to $111,135 for the period from inception (April 27, 2015) to December 31, 2015. R&D expenses increased by $1,171,968 for the fiscal year ended December 31, 2016 compared to the period from inception (April 27, 2015) to December 31, 2015. The increase was primarily due to the hiring of additional R&D staff.

Income from operations

As a result of the factors described above, operating income was $3,136,614 for the fiscal year ended December 31, 2016, compared to operating loss of $150,448 for the period from inception (April 27, 2015) to December 31, 2015, an increase in operating income of $3,287,062.

Other expenses

Our total other expenses were $3,084 for the fiscal year ended December 31, 2016, compared to the total other expenses of $172 for the period from inception (April 27, 2015) to December 31, 2015, an increase in other expense of $2,912.

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Income Tax

Our subsidiaries in China incurred net loss, and AGM HK and AGM Belize were exempted from income tax for the year ended December 31, 2016 and for the period from inception (April 27, 2015) to December 31, 2015. However, we have recorded a liability of $783,382 in relation to uncertain tax positions for the uncertainty surrounding the PRC residency of our non-PRC entities for the year ended December 31, 2016. We did not incur income tax expense for the period from inception (April 27, 2015) to December 31, 2015 due to limited business activity.

Net Income

As a result of the factors described above, our net income for the fiscal year ended December 31, 2016 was $2,350,148, compared to net loss of $150,620 for the period from inception (April 27, 2015) to December 31, 2015, an increase in net income of $2,500,768.

Foreign currency translation

Our financial statements are presented in United States dollar, which is the reporting currency of the Company. The functional currency of AGM Holdings, AGM Belize and AGM HK are United States dollar. The functional currency of AGM Beijing, AGM Shenzhen and AGM Nanjing are Renminbi (“RMB”). For the subsidiaries whose functional currencies are RMB, results of operations and cash flows are translated at average exchange rates during the period, assets and liabilities are translated at the exchange rate at the end of the period, and equity is translated at historical exchange rates. The resulting translation adjustments are included in determining other comprehensive income or loss. Transaction gains and losses are reflected in the consolidated statements of income.

The consolidated balance sheet balances, with the exception of equity at December 31, 2016 and 2015 were translated at RMB 6.9437 and RMB 6.4907 to $1.00, respectively. The equity accounts were stated at their historical rate. The average translation rates applied to consolidated statements of income and cash flows for the year ended December 31, 2016 and for the period from the inception (April 27, 2015) to December 31, 2015 were RMB 6.6430 and RMB 6.2175 to $1.00, respectively.

Six Months ended June 30, 2017 and 2016

The following table presents an overview of our results of operations for the six months ended June 30, 2017 and 2016:

(Amounts expressed in U.S. dollars)

	For the Period Ended June 30, 2017	For the Period Ended June 30, 2016
Revenues	$4,722,230	$—
Revenues – trading	22,001	—
Revenues – related party	1,146,357	1,334,866
	5,890,588	1,334,866
Cost of revenues	967,230	528,000
Gross profit (loss)	4,923,358	806,866

Operating expenses:
Research & development expenses	950,089	552,809
Selling expenses	6,599	—
General and administrative expenses	1,257,861	739,939
Bad debt expenses	35,000	—
Total operating expenses	2,249,549	1,292,748

Income (loss) from operations	2,673,809	(485,882)

Other income (expense):
Interest income	575	165
Bank service charge	(3,821)	(418)
Exchange gain (loss)	5,509	—
Investment income	(81,685)	—
Other income (expense), net	9,303	(93)
Total other income (expense)	(70,119)	(346)

Income (loss) before income taxes	2,603,690	(486,228)

Income tax expense	662,281	—

Net income (loss)	1,941,409	(486,228)

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Revenue:

	For the Period Ended June 30, 2017	For the Period Ended June 30, 2016
Online Trading Platform Software	$5,798,207	1,334,866
Percentage Per Total	98.4%	100%

Forex Brokerage Fee and Commission	22,001	—
Percentage Per Total	0.4%	—

Expert advisory service	71,821	—
Percentage Per Total	1.2%	—

Sales Tax	-1,441	—

Total	$5,890,588	1,334,866

(i)	Online trading access application service

Online trading platform application service generates 98.4% of all the total revenue in the six months ended June 30, 2017 compared to 100% in the same period of 2016. The first half of 2016 was still the start-up stage of our business. Therefore, all revenue was generated from online trading access application service line.

(ii)	Forex trading brokerage service

This service line generates only 0.4% of our total revenue for the six months ended June 30, 2017 and there was no revenue generated in the same period of 2016.

(iii)	Program trading application technology and management service

This service line generates only 1.2% of our total revenue for the six months ended June 30, 2017 and there was no revenue generated in the same period of 2016.

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General and Administrative expenses

We incurred $1,257,861 in general and administrative expenses for the six months ended June 30, 2017, compared to $739,939 for the same period of last year ended June 30, 2016, representing an increase of $517,922 in general and administrative expenses. This significant increase was primarily due to expansion of our business in 2017 and increase in regulatory compliance and filing compared to the first half of 2016 where our business was still in start-up stage.

Research and Development Expenses

We incurred $950,089 in research and development expenses for the six months ended June 30, 2017, compared to $552,809 for the same period of last year ended June 30, 2016, representing an increase of $397,280 in R&D expenses. The increase was primarily due to the needs of more R&D staff as a results of the growth of our business in 2017.

Bad Debt Expenses

We incurred a bad debt expense of $35,000 in the six month ended June 30, 2017 due to the discontinuance of business with a customer, representing an increase of $35,000 compared to the same period of 2016. The increase was due to there was no similar issue and all receivables were fully collected in the same period of 2016.

Selling Expenses

We incurred a small amount of selling expense of $6,599 in the six months ended June 30, 2017 due to the expansion of our business, an increase of $6,599 compared to the same period of 2016. The increase was due to we were still in start-up stage and there was only small business activity in the same period of 2016.

Income from operations

As a result of the factors described above, operating income was $2,673,809 for the six months ended June 30, 2017, compared to an operating loss of $485,882 for the same period in 2016, representing an increase in operating income of $3,159,691.

Other expenses

Our total other expenses were $70,119 for the six months ended June 30, 2017, compared to the total other expenses of $346 for the same period of last year ended June 30, 2016, an increase in other expense of $69,773. The increase was mainly due to we incurred a loss of $81,685 in our investment income in foreign currency trading. The Company may from time to time make own investments in foreign currency trading, however the Company does not intend to treat this as a primary business activity of the Company. As of June 30, 2017, there was only immaterial opening positions remained in the investment. The investment loss incurred in the six month ended June 30, 2017 was as offset by certain immaterial other income recorded in the six month period ended June 30, 2017.

Income Tax

Our subsidiaries in China incurred net loss, and AGM HK and AGM Belize were exempted from income tax for the six months ended June 30, 2017 and 2016. However, we have recorded a liability of $662,281 in relation to uncertain tax positions for the uncertainty surrounding the PRC residency of our non-PRC entities for the six month ended June 30, 2017. We did not incur income tax expense for the six-month period ended June 30, 2016 due to we have incurred an overall net loss in the consolidated group in this period.

Net Income

As a result of the factors described above, our net income for the six months ended June 30, 2017 was $1,941,409, compared to a net loss of $486,228 for the same period of last year ended June 30, 2016, an increase in net income of $2,427,637.

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Foreign currency translation

The accompanying consolidated financial statements are presented in United States dollar, which is the reporting currency of the Company. The functional currency of AGM Holdings, AGM Belize, AGM HK and AGM Software are United States dollar. The functional currency of AGM Beijing, AGM Shenzhen and AGM Nanjing are Renminbi (“RMB”). For the subsidiaries whose functional currencies are RMB, results of operations and cash flows are translated at average exchange rates during the period, assets and liabilities are translated at the exchange rate at the end of the period, and equity is translated at historical exchange rates. The resulting translation adjustments are included in determining other comprehensive income or loss. Transaction gains and losses are reflected in the consolidated statements of income.

The consolidated balance sheet balances, with the exception of equity at June 30, 2017 and December 31, 2016 were translated at RMB 6.7769 and RMB 6.9437 to $1.00, respectively. The equity accounts were stated at their historical rate. The average translation rates applied to consolidated statements of income and cash flows for the periods ended June 30, 2017 and 2016 were RMB 6.8743 and RMB 6.1128 to $1.00, respectively.

Liquidity and Capital Resources

As of December 31, 2016 and 2015, we had cash and cash equivalents of $4,244,353 and $8,989 respectively. As of June 30, 2017, we had $8,717,124 cash and cash equivalents. As a result, we believe that our current cash and cash to be generated from our operations will be sufficient to meet our working capital needs for at least the next twelve months. We are not dependent upon the access to borrow loans from our related parties. We are also not dependent upon this offering to meet our liquidity needs for the next twelve months. However, we plan to expand our business to implement our growth strategies to broaden our service and strengthen our position in the marketplace. To do so, we will need more capital through equity financing to increase our production and meet market demands.

Under applicable Hong Kong regulations, AGM HK may pay dividends to AGM Holdings only out of profits available for distribution. Withholding tax regarding dividends is exempted in Hong Kong.

Under applicable Belize regulations, AGM Belize is permitted to pay dividends in money, shares or other property, but only out of surplus. No dividend shall be declared and paid unless the directors determine that immediately after the payment of the dividend, (i) the company will be able to satisfy its liabilities as they become due in the ordinary course of its business; and (ii) the realizable value of the assets of the company will not be less than the sum of its total liabilities, other than deferred taxes, as shown in the books of account, and its capital.

Under applicable PRC regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of our Chinese subsidiary is required to set aside at least 10% of its after-tax profit based on PRC accounting standards each year to its general reserves until the accumulative amount of such reserves reaches 50% of its registered capital. These reserves are not distributable as cash dividends. Our board of directors also has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

As of December 31, 2016, we have a total of $4,244,353 in cash and cash equivalents, among which $246,955 (RMB 1,714,781) was held inside the PRC, and $3,997,398 was held outside of the PRC. As of June 30, 2017, we have a total of $8,717,124 in cash and cash equivalents, among which $1,033,762 (RMB7,005,702) was held inside the PRC, and $7,683,362 was held outside of the PRC. We have not transferred and do not plan to transfer our cash in RMB outside of PRC in order to avoid unnecessary currency exchange cost. Our subsidiaries in PRC incurs expenses from time to time, and we have spent and plan to spend our cash in RMB to cover those expenses.

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With respect to retained earnings accrued after such date, our board of directors may declare dividends after taking into account our operations, earnings, financial condition, cash requirements and availability and other factors as it may deem relevant at such time. Any declaration and payment, as well as the amount, of dividends will be subject to our By-Laws, charter and applicable Chinese and U.S. state and federal laws and regulations, including the approval from the shareholders of each subsidiary which intends to declare such dividends, if applicable. See “Risk Factors — Risks Related to Our Initial Public Offering and Ownership of Our Class A Ordinary Shares — We do not intend to pay dividends for the foreseeable future.”

The net proceeds from this offering must be remitted to China before we will be able to use the funds to grow our business. The procedure to remit funds may take several months after completion of this offering, and we will be unable to use the funds in China until remittance is completed. See “Risk Factors — Risks Related to Doing Business in China — We must remit the offering proceeds to the PRC before they may be used to benefit our business in the PRC, and this process may take a number of months.”

Cash Flow Summary

Year Ended December 31, 2016 and the Period from Inception (April 27, 2015) to December 31, 2015

	For the Fiscal Year Ended December 31, 2016 (As restated)	For the Period from Inception (April 27, 2015) to December 31, 2015
Net cash provided by (used in) operating activities	$1,390,666	$(29,344)
Net cash provided by (used in) investing activities	(1,931,187)	—
Net cash provided by (used in) financing activities	4,787,271	38,728
Effect of exchange rate changes on cash	(11,386)	(395)
Net increase in cash	$4,235,364	$8,989
Cash and cash equivalents at beginning of period	8,989	—
Cash and cash equivalents at end of period	$4,244,353	$8,989

We have cash and cash equivalents held in bank accounts in the following countries (regions):

Country (Region)	December 31, 2016 (As restated)	December 31, 2015
China (Mainland)	$246,955	$8,989
China (Hong Kong)	506,904	—
Singapore	1,075,495	—
Denmark	50,000	—
UK	2,264,499	—
USA	100,500	—
Total	$4,244,353	$8,989

Operating Activities:

Net cash provided by operating activities for the year ended December 31, 2016 was $1,390,666, which was primarily attributable to a net income of $2,350,148, and $25,984 in depreciation and amortization. The primary driver of the net income for the year ended December 31, 2016 was revenue from our online trading application service line, which accounted for 89.5% of our total revenue in 2016.

The adjustments for changes in non-cash working capital mainly included (i) accounts receivable related to recent service subscriptions in $1,700,318, (ii) related party accounts receivable related to recent service subscriptions in $247,000, (iii) deferred assets for $128,801, (iv) other receivables in $208,118, (v) other assets — deposit in $54,448, (vi) advances to suppliers in $2,114, (vii) accounts payable in $175,248, (viii) advance from customers in $201,828, (ix) salary payable in $165,891, (x) tax payable in $13,756, (xi) transaction monetary assets held for clients in $900,498, (xii) deposit payable in $900,498, and (xiii) other liabilities in $794,382, (xiv) depreciation and amortization of $25,984. Cash received from deposit payable is held on behalf of our clients to fund client liabilities in connection with trading positions. This fund is not available for funding the operations of the Company.

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Net cash used in operating activities for the period from inception (April 27, 2015) to December 31, 2015 was $29,344, which was primarily due to a net loss of $150,620. The Adjustments for changes in non-cash working capital included (1) advance to suppliers in $2,258, (ii) other receivables in $116, (iii) salary payable in $115,312 and (iv) tax payable in $8,338.

Investing Activities:

Net cash used in investing activities was $1,931,187 for the year ended December 31, 2016. It was primarily attributable to: (i) the purchase of office equipment for $89,698 and (ii) the purchase of intangible assets for $1,841,489.

There was no cash used in or provided by investing activities for the period from inception (April 27, 2015) to December 31, 2015. It was primarily due to limited investing activities.

Financing Activities:

Net cash provided by financing activities was approximately $4,787,271 for the year ended December 31, 2016. It was primarily attributable to related party borrowings for an amount of $3,957,271 and capital contribution from shareholders of $830,000.

Net cash provided by financing activities was approximately $38,728 for the period from inception (April 27, 2015) to December 31, 2015. It was primarily attributable to related party borrowing for an amount of $38,718, plus capital contribution from shareholders for an amount of $10.

Credit Facility

We mainly finance our operations through proceeds borrowed from related parties. Related party account payable includes:

	December 31, 2016	December 31, 2015
Zhentao Jiang(1)	$3,869,836	$37,229
Total	$3,869,836	$37,229

(1)	The balance of due to related party represents expenses totaling $129,810 (2015: $37,229) incurred in the ordinary course that were paid by Zhentao Jiang, Chairman of the board of directors and principal shareholder, on behalf of the Company as well as three loans totaling $3,740,026 that the Company obtained from Zhentao Jiang for working capital purpose.

During the year ended December 31, 2016, the Company entered into three advance agreements with Zhentao Jiang, allowing the Company to borrow unsecured and interest-free loans. The balances and material terms of the three loan advance agreements are summarizes below:

(i)	Under the advance agreement between Zhentao Jiang (the “Lender”) and AGM Beijing (the “Borrower”), which dated January 1, 2016,

The borrowed money shall be used for business activities of the Borrower only.

The amount of the loan authorized for borrowing for 2016 shall not exceed RMB 15,000,000 (USD 2,160,232).

The loan is interest free and will not change with the changes of the national interest rate.

The term of the loan is two years from January 1, 2016 to December 31, 2017.

The repayment date is December 31, 2017.

The balance drawn down from the advance agreement is $1,843,964 as of December 31, 2016.

(ii)	Under the advance agreement between Zhentao Jiang the “Lender” and AGM Group Holdings Inc. (the “Borrower”), which dated July 3, 2016,

The borrowed money shall be used for business activities of the Borrower only.

The amount of the loan authorized for borrowing for 2016 shall not exceed USD 1,200,000.

The loan is interest free and will not change with the changes of national interest rate.

The term of the loan is two years from July 3, 2016 to July 2, 2018.

The repayment date is July 2, 2018.

The balance drawn down from the advance agreement is $1,003,166 as of December 31, 2016.

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(iii)	Under the advance agreement between Zhentao Jiang (the “Lender”) and AGM Shenzhen (the “Borrower”), which dated July 3, 2016,

The borrowed money shall be used for business activities of the Borrower only.

The amount of the loan authorized for borrowing for 2016 shall not exceed RMB 8,000,000 (USD 1,152,124).

The loan is interest free and will not change with the changes of national interest rate.

The term of the loan is two years from July 3, 2016 to July 2, 2018.

The repayment date is July 2, 2018.

The balance drawn down from the advance agreement is $892,896 as of December 31, 2016.

On May 4, 2017, the Company repaid $1,003,166 of its related party loan due to Zhentao Jiang.

On January 1, 2017, the Company entered into a 2-year term advance agreement with the Company’s CEO and shareholder, Wenji Tang, allowing the Company to borrow unsecured and interest-free loan up to the amount of RMB15,000,000 ($2,160,232) from the CEO during fiscal 2017. The Company shall repay the CEO for any amount outstanding at the maturity date of December 31, 2018.

Lease commitments

We are renting or leasing various office space and dormitory space located in Beijing and Nanjing China. These leasing agreements expire between December 4, 2017 and March 5, 2019.

In addition, the Company committed to bear the dormitories expenses, which were leased for the employees.

Our lease commitments as of June 30, 2017 are summarized as follows.

	Commitment amount
	RMB	USD
Year of 2017	1,678,568	$247,690
Year of 2018	1,906,930	281,387
Year of 2019	168,486	24,862
	3,753,984	$553,939

Six Months ended June 30, 2017 and 2016

	For the Period Ended June 30, 2017	For the Period Ended June 30, 2016
Net cash provided by (used in) operating activities	$3,426,326	$(1,201,782)
Net cash provided by (used in) investing activities	(93,122)	(41,629)
Net cash provided by (used in) financing activities	1,149,851	1,327,016
Effect of exchange rate changes on cash	(10,284)	913
Net increase in cash	$4,472,771	$84,518
Cash and cash equivalents at beginning of period	4,244,353	8,989
Cash and cash equivalents at end of period	$8,717,124	$93,507

We have cash and cash equivalents held in bank accounts in the following countries (regions):

Country (Region)	June 30, 2017	December 31, 2016 (As restated)
China (Mainland)	$1,033,762	$246,955
China (Hong Kong)	2,545,168	506,904
Singapore	4,681,928	1,075,495
Denmark	—	50,000
UK	456,266	2,264,499
USA	—	100,500
Total	$8,717,124	$4,244,353

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Operating Activities:

Net cash provided by operating activities for the six-month period ended June 30, 2017 was $3,426,326, which was primarily attributable to a net income of $1,941,409, and adjustments for changes in non-cash working capital of $1,300,814, and $184,103 in non-cash items including depreciation, amortization and loss from investments. The primary driver of the net income for the six-month period ended June 30, 2017 was revenue from our online trading application service line, which accounted for 98.4% of our total revenue in this period.

The adjustments for changes in non-cash working capital mainly included (i) accounts receivable related to service subscriptions in $811,876, (ii) related party accounts receivable related to service subscriptions in $53,687, (iii) other receivables in $22,980, (iv) accounts payable in $41,370, (v) advance from customers in $201,827, (vi) transaction monetary assets held for clients in $1,646,939, (vii) deposit payable in $1,646,939, and (viii) other liabilities in $690,304. Cash received from deposit payable is held on behalf of our clients to fund client liabilities in connection with trading positions. This fund is not available for funding the operations of the Company.

Net cash used in operating activities for the six-month period ended June 30, 2016 was primarily due to a net loss of $486,228. The Adjustments for changes in non-cash working capital mainly included (i) receivable from related party in $1,335,366, (ii) other receivables in $217,885, (iii) accounts payable in $528,000, and (iv) salary payable in $314,949.

Investing Activities:

Net cash used in investing activities was $93,122 for the six-month period ended June 30, 2017. It was primarily attributable to: (i) Loss in investment in $81, 685; (ii) the purchase of office equipment for $8,137;

Net cash used in investing activities was $41,629 for the six-month period ended June 30, 2016. It was attributable to the purchase of office equipment for $41,629;

Financing Activities:

Net cash provided by financing activities was $1,149,851 for the six-month period ended June 30, 2017. It was attributable to the net repayment of related party borrowings for an amount of $20,149 and capital contribution from shareholders of $1,170,000.

Net cash provided by financing activities was $1,327,016 for the six-month period ended June 30, 2016. It was attributable to related party borrowing for an amount of $1,327,016.

Credit Facility

We mainly finance our operations through proceeds borrowed from related parties. Related party account payable includes:

	June 30, 2017	December 31, 2016
Zhentao Jiang (Director and principal shareholder)	$2,912,898	$3,869,836
Wenjie Tang (CEO and shareholder)	$1,020,158	—
Total	$3,933,056	$3,869,836

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During the six months ended June 30, 2017, the Company had a net repayment of $1,025,846 to Zhentao Jiang primarily in relation to various advance agreements previously signed with Zhentao Jiang in 2016 and borrowed $1,005,697 from Wenjie Tang pursuant to an advance agreement signed with Wenjie Tang on January 1, 2017. These advance agreements with Zhentao Jiang and Wenjie Tang all bear no interest and their repayment dates range from December 31, 2017 to December 31, 2018.

Subsequent to June 30, 2017 and as of September 30, 2017, the Company repaid $1,170,137 of its amount due to Zhentao Jiang and had a net repayment of $120,874 for its amount due to Wenjie Tang.

Off-balance Sheet Commitments and Arrangements

There were no off-balance sheet arrangements for the fiscal year ended December 31, 2016, for the period from inception (April 27, 2015) to December 31, 2015, and for the two six-month periods ended June 30, 2017 and 2016, or that in the opinion of management are likely to have, a current or future material effect on our financial condition or results of operations.

Critical Accounting Policies

We believe it is helpful for investors to understand the critical accounting policies underlying our financial statements. Please refer to Note 2 of our Consolidated Financial Statements included in this Prospectus for details of our critical accounting policies.

Quantitative and Qualitative Disclosures About Market Risk

As of the latest fiscal year ended December 31, 2016, we had immaterial derivative financial instruments (open FX positions with a total fair value of $34,652) and did not have any derivative commodity instruments. Our other financial instruments (e.g. cash equivalents, transaction monetary assets held for clients, accounts receivable, other receivable, accounts payable, due to related party and other payables) are exposed to certain market risk such as foreign currency risk and interest rate risk. Our overall risk management program focuses on preservation of capital and the unpredictability of financial markets and has sought to minimize potential adverse effects on our financial performance and position. Our other financial instruments primarily include cash and cash equivalents, accounts receivable and accounts payable for whose carrying values approximate to their fair value due to the short term nature of these balances. Therefore, we do not expect our other financial instruments to be exposed to material impacts from market risk. However, we have still summarized the relevant market risk and its potential impacts to our other financial instruments as below:

Foreign Currency Exchange Risk

While our reporting currency is the U.S. Dollar, some of our consolidated financial liability instruments are in the functional currency of RMB. As a result, we are exposed to foreign exchange risk as our results of operations may be affected by fluctuations in the exchange rate between the U.S. Dollar and the RMB. If the RMB depreciates against the U.S. Dollar, the value of our RMB liabilities as expressed in our U.S. Dollar financial statements will decline. Assets and liabilities are translated at exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and stockholders’ equity is translated at historical exchange rates. Any resulting translation adjustments are not included in determining net income but are included in determining other comprehensive income, a component of stockholders’ equity. We have not entered into any hedging transactions in an effort to reduce our exposure to foreign exchange risk.

The value of the RMB against the U.S. dollar and other currencies is affected by, among other things, changes in China’s political and economic conditions. Since July 2005, the RMB has not been pegged to the U.S. dollar and, although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate significantly in value against the U.S. dollar or the Euro in the medium to long term. Moreover, it is possible that in the future, PRC authorities may lift restrictions on fluctuations in RMB exchange rate and lessen intervention in the foreign exchange market. Although the RMB strengthened against the U.S. dollar over the last five years, the RMB’s significant weakening against the U.S. dollar since July 2015 has largely undone such prior increases.

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We estimated that as of December 31, 2016, a 10% appreciation/depreciation in RMB against the U.S. dollar would have resulted in an increase/decrease of $396,125 (2015: $15,234) to our financial liabilities1 denominated in RMB and would have resulted in a corresponding decrease/increase in our consolidated comprehensive income. As of December 31, 2016 and 2015, our financial assets denominated in RMB were immaterial2 and therefore will not be subject to material market risk.

Interest Rate Risk

The company’s exposure to changes in market interest rates, related primarily to the Company’s earned interest income on cash deposits in financial institutions. The Company maintains a balance between the liquidity of cash assets and the interest rate return thereon. The carrying amount of financial assets, net of any provisions of losses, represents the Company’s maximum exposure to credit risk.

As of December 31, 2016, we had cash and cash equivalents of $4,244,353. These cash and cash equivalents did not earn significant interest income due to low saving interest rates and therefore were not subject to material market risk. Should an immediate change to these interest rates by 100-basis points, it would have resulted in a change in market value of $42,444 to these cash and cash equivalents. We had immaterial cash and cash equivalents at December 31, 2015. Therefore, they were subject to immaterial market risk.

As of December 31, 2016, we had three long-term loans and they were all advanced from a related party. The total balance of these long-term loans was $3,740,026 and they are all interest free and payable on either December 31, 2017 or July 2, 2018. As these loans are interest free, they are not subject to interest rate risk. We do not have any long-term loans or other long-term borrowings as of December 31, 2015.

Business

Overview

Incorporated on April 27, 2015, under the laws of the British Virgin Islands (“BVI”), we strive to become a one-stop shop that focuses on providing financial technology service to brokers, and institutional clients. We are primarily engaged in three core business: (i) online trading platform application service for institutional clients; (ii) forex trading brokerage service; and (iii) program trading application technology and management service. We provide online trading platform application service for institutional clients and program trading application technology and management service through our subsidiary AGM HK, AGM Beijing and AGM Nanjing, and our forex trading brokerage service through AGM Belize. As a group, we integrate innovations with high-quality services. We see ourselves as a financial technology company and financial solutions provider, focused on delivering innovative solutions and technologies that enable brokers and institutional clients to get better user experience.

Our business, a substantial majority of which is composed of our online trading platform application service, is not subject to PRC foreign investment and ownership restrictions. Substantially all of our business operations and research and development are conducted in the China. Also, substantially all of our employees are located in China. Our team is comprised of a group of people who are experienced in the areas of finance, IT, software R&D and marketing. We have a total of 111 full-time employees supporting in five departments. We have 76 employees in the Research and Development Department, which is the core of our innovation and business, and is supported by the 5 employees from the Financial Department and 6 employees the Human Resource and Administration Department. Additionally, all of our services are marketed and promulgated through our Operation Department, which is consisted of 7 employees in the marketing group, 8 employees in the transaction group, 4 employees in the risk management group and 4 employees in the business group. Finally, we have 1 employee in our Compliance Department, scrutinizing the Forex trading brokerage service provided by AGM Belize.

We promote our brand through direct communications with potential clients and referrals. In addition, we tailor our services to meet the needs of our clients and provide them with competitive pricing to establish long-term business relationships. We take pride in the cutting-edge technology and superb quality of our services.

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Our services provided to institutional customer focuses mainly on providing foreign exchange access service. These institutional clients include foreign exchange brokers, precious metals brokers, and small-sized asset management companies, who trade spot contracts that have the same trading rules and calculation methods as foreign exchange spot contracts. Our clients do not conduct trading in stocks, futures or any other assets classes. Specifically, foreign exchange brokers normally provide trading of precious metals spot contracts because the trading rules and calculation methods are almost the same between precious metals spot contracts and foreign exchange spot contracts. On the other hand, in Asia, customers of brokers are more receptive to the trading of precious metals. That’s why the precious metals brokers, by using our trading system and trading access service, provide to those customers with the trading of precious metals spot contracts, but not foreign exchange spot contracts. Additionally, the small-sized asset management companies specifically trade foreign exchange spot contracts through our trading system software and service.

Industry Overview

The foreign exchange market is the largest and most liquid financial market in the world. The trading volume in forex market is on a continuous growth. The increase is due to a number of factors: the growing importance of forex as an asset class, the increased trading activities of high-frequency traders, and the emergence of retail investors as an important market segment. The growth of electronic online trading and the diverse selection of trading venues has lowered transaction costs, increased market liquidity, and attracted greater participation form different customer types. Trading via online portals has made it easier for retail traders to trade in the foreign exchange market. More brokers and institutions start to offer Forex trading platform due to huge market demands.

On the other hand, brokers and institutions need also to serve the changing demands of using social networks and mobile phone from their ultimate clients. Such technologies allow consumers to access high quality information that they were not able to find form traditional financial institution. Brokers and traditional financial institutions are integrating themselves with Fintech companies because we are able to meet client’s needs and to provide clients better experience with innovative technology.

Fintech is an industry on its rapid growth. The global investment into Fintech from 2010 to 2015 totaled $49.7 billion, with $12.7 billion, 25% of the total amount, invested in the first two quarters in 2015. Fintech global investment continues to grow, with $3 billion in 2013, to over $12 billion in 2014, $19 billion in 2015, and $15 billion by mid-August 2016. On the other hand, over 80% of financial institutions believe business is at risk to Fintech innovators, and among them 82% expect to increase Fintech partnerships in the next three to five years.

Corporate Structure

Below is a chart illustrating our current corporate structure:

AGM Group Holdings Inc. (“AGM Holdings”) was incorporated on April 27, 2015 under the laws of the British Virgin Islands (“BVI”).

AGM Technology Limited (“AGM HK”) was incorporated on May 21, 2015 under the law of Hong Kong. AGM HK is a wholly-owned subsidiary of AGM Holdings and its principal activity is providing our core service to customers.

AGM Group, Ltd. (“AGM Belize”) was incorporated on August 28, 2015 under the law of Belize. AGM Belize is a wholly-owned subsidiary of AGM Holdings and its principal activity is trading in forex service.

Shenzhen AnGaoMeng Financial Technology Service Co. Ltd. (“AGM Shenzhen”) was incorporated on October 13, 2015 in Shenzhen under the laws of the People’s Republic of China. As a wholly-owned subsidiary of AGM HK and a wholly foreign-owned entity under the PRC laws, AGM Shenzhen’s registered capital is RMB 1,000,000. AGM Shenzhen was incorporated for the purpose of being a holding company for the equity interests in PRC. AGM Shenzhen did not conduct any operations or own any material assets or liabilities except for cash, insignificant expense and the 100% of the equity interests in AGM Beijing and AGM Nanjing. AGM Shenzhen was incorporated in Shenzhen because Shenzhen is geographically close to Hong Kong, where our subsidiary AGM HK was incorporated. AGM Shenzhen will rely on AGM HK in the future to carry out its business.

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Beijing AnGaoMeng Technology Service Co. Ltd. (“AGM Beijing”) was incorporated on November 13, 2015 in Beijing under the laws of the People’s Republic of China. AGM Beijing’s registered capital is RMB 5,000,000. Through equity transfers, AGM Beijing is a wholly-owned subsidiary of AGM Shenzhen and its principal activities include (i) technology promotion and (ii) data processing. AGM Beijing holds an ICP filing for our integrated online trading platform. AGM Beijing was incorporated in Beijing because almost all of our employees were and still are located in Beijing. In order to comply with the PRC law regarding employee’s social benefits, which are regulated separately in each city or province, it is more practical for us to locate our office in Beijing so that we can pay for the employees’ social benefits with the local government agency.

Nanjing XinGaoMeng Software Technology Limited (“AGM Nanjing”) was incorporated on September 28, 2016 in Nanjing under the laws of the People’s Republic of China. AGM Nanjing’s registered capital is RMB 1,000,000. Through equity transfers, AGM Nanjing is a wholly-owned subsidiary of AGM Shenzhen and its principal activities include (i) software design, technology transfer, technology consulting, technology promotion and (ii) data processing. AGM Nanjing was incorporated in Nanjing because Nanjing is geographically in the Yangtze River Delta and is close to Shanghai. We plan to expand our services to the market in the Yangtze River Delta through AGM Nanjing.

AGM Software Service LTD (“AGM Software”) was incorporated on June 14, 2017 under the laws of BVI. AGM Software is a wholly-owned subsidiary of AGM Holdings and its principal activity will be assisting AGM HK in providing our core technology services to customers.

AGMTrade UK LTD. (“AGM UK”) was incorporated on July 18, 2017 under the law of England and Wales. AGM UK is a wholly-owned subsidiary of AGM Holdings and its principal activity will be advertising on a global scale, and providing our core technology services and consulting services to our customers. AGM UK was incorporated in the United Kingdom because we have discovered potential customers in the UK.

AGM Trade Global PTY LTD (“AGM Australia”) was incorporated on July 25, 2017 under the law of Australia. AGM Australia is a wholly-owned subsidiary of AGM Holdings. It was formed with the vision to possibly expand our service to customers located in Australia.

AGMClub Service Limited (“AGMClub”) was incorporated on August 14, 2017 under the law of Hong Kong. AGMClub is a wholly-owned subsidiary of AGM Holdings and its primary activity is to provide online marketing on a global scale, including the greater China area.

Our PRC subsidiaries were formed because substantially all of our employees and management are located in China. Most of our revenues are generated through the business of our subsidiary, AGM Technology Limited, a Hong Kong SAR limited liability (“AGM HK”), in order to reduce the cost of conducting business. AGM HK then outsources the software solution services to our subsidiaries within the PRC, where the operation cost, including lease and labor, is much lower than that of Hong Kong. By including these subsidiaries as part of our corporate structure, we are able to both retain all of the revenue of the contracts signed by AGM HK through our consolidated financial statements and significantly cut down our operation cost at the same time. This corporate structure provides us with competitive advantage to maintain our profitability. Additionally, each of our PRC subsidiaries, AGM Shenzhen, AGM Beijing and AGM Nanjing, only provides software solution services and does not engage in financial service or internet service. Because AGM HK is not located within the PRC, we do not believe our business is subject to PRC foreign investment and ownership restrictions.

Our Core Services

We provide our service through three services lines: (i) online trading platform application service for institutional clients; (ii) forex trading brokerage service; and (iii) program trading application technology and management service.

Online trading platform application service for institutional clients

Online trading platform application service generates 89.5% of all the total revenue. We provide our trading platform application services through cloud computing or commonly known as Software as a Service (“SaaS”) approach. Revenue from our online trading platform application service consist of three components: 1) service fees for usage of online trading application based on trading volumes of the forex trading transactions; 2) initial trading application setup fees; and 3) ongoing service support fees. Service fees based on trading volumes account for majority of the revenue and initial setup fees and ongoing service support fees only account for a small portion of the revenue from this service line.

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AGM Belize holds licenses to a core trading platform known as the MetaTrader (“Core Trading Platform”), which we believe is the most widely-used platform for trading forex, analyzing financial markets and using automatic programing tools. The license agreements between AGM Belize and MetaQuotes Software Corp. (“MetaQuotes”) regarding the Core Trading Platform are non-exclusive licenses with the right to download, install and use the Core Trading Platform. MetaQuotes delivered to AGM Belize the main server, proxy server, history server, access server, manager/dealer workstation, administrator workstation, client terminal, backup replication service and the Manager API, Server API, Datafeed API, report API, Gateway API and Web API. AGM Belize is licensed to develop programs based on the APIs.

AGM Belize contracts with AGM HK, which signs contracts with our customers and then contracts with AGM Beijing and AGM Nanjing to conduct customized development and integration. We integrated the core trading platform with functional modules that fit local clients changing demands. Products of the customized development include, but not limited to, modules and applications that enable clients to have a multiple accounts management system, a bridge engine to straight through process their orders directly to the clearing counterparty, and a sophisticated client relationship management system. Once a client requests online trading access application service from AGM HK, AGM HK will contract the service to AGM Beijing, which will then be responsible for initial online trading software application setup, service monitoring and maintenance and supports, etc. Our clients are able to trade more than 80 products on our trading platform, including foreign exchanges, precious metal, etc., all of which are based on spot trading contract.

Forex trading brokerage service

Our subsidiary AGM Belize is a retail forex broker licensed to provide forex trading service by International Financial Services Commission of Belize (IFSC) under the license number 60/448/FX/17 (the “IFSC License”). We also provide our users with trading in spot precious metals and spot oil because spot precious metals and spot oils are conventionally categorized as spot forex. In the spot market, spot precious metals and spot oil are usually categorized as spot forex because spot precious metals and spot oil transactions are usually denominated in more than one currency, which results in the same profit calculation and margin calculation specifications applying to the contract of spot precious metals and spot oil as well as the contract of spot forex. Additionally, IFSC only provide two types of license regarding brokerage trading service, which are trading in foreign exchange services and trading in securities services. See http://www.ifsc.gov.bz/licensed-service-providers/. Because we believe that spot precious metals and spot oil should not be categorized as securities, our IFSC License for trading in foreign exchange should cover spot precious metals and spot oil. Furthermore, according to the item 11 and 18 in the IFSC License, filed herein as exhibit 10.6, we can provide our products according to the products offered by our licensed clearing counterparties. London Multi Asset Exchange (“LMAX Exchange”), a UK FCA regulated leading Multilateral Trading Facility for foreign exchange and one of our clearing counterparties, offers products including spot precious metals and spot oils, and categorizes them as spot forex. Last but not least, it is a common practice in the forex trading industry to categorize spot precious metals and spot oil as spot forex. For example, Koderan International Markets Limited, Belize, (at http://www.koderan.com/en-us/trade/forex.php) and ZB Forex Ltd., Belize, (at http://www.zbforex.com/en/), and Decode Global Ltd. Belize (http://www.decfx.com/) all provide with trading in spot precious metal and spot oil while they only have brokerage service licnese in foreign exchange from IFSC. Therefore, IFSC allows us to provide trading in spot metals and spot oil.

In general, our Belize IFSC License allow us to provide forex trading service in a jurisdiction unless such jurisdiction requires local license for such purpose. Belize IFSC license term 21 specifies “The licensee shall not offer or transact any trading with a resident of a country who laws require a local license for this purpose, without obtaining such a license.” Substantially all of AGM Belize’s customers are residents of the PRC and the current PRC laws does not require local license for a retail forex broker to provide forex trading service. Each of our PRC subsidiaries only provides customers with software solution services that are outsourced by our Hong Kong subsidiary AGM Technology Limited, and does not engage in forex trading brokerage services in the PRC, the PRC licensing requirements do not apply to our PRC subsidiaries. In addition, our subsidiary AGM Australia is applying for the necessary license with the Australian authority. We do not believe that we will need a license in Malaysia because we plan to establish our Malaysia office only to provide IT service for AGM HK and AGM Belize. The revenue of forex trading brokerage service includes forex trading brokerage fees and commissions.

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Program trading application technology and management service

We provide our program trading application technology and management service by integrating our in-house algorithm application with the core trading system and package into a module to the core trading system. The module that we package to our current core trading system is called Expert Advisors. It enables traders to automatically execute the trades on a live account. Expert Advisors is very flexible and can take any information into account that is available on the Core Trading Platform. The revenue of program trading application technology and management service refers to the commissions based on profit of client’s investment managed by our intelligent trading system.

We provide to our institutional client and brokers with clearing house connection service by the following technologies: FIX4.0-4.4 protocol, CQG API, Integral API, Currenex API, Liquidity providers we support include but not limited to: Barclays, OANDA, Interactive Brokers, CFH Clearing, LMAX Exchange, Dukascopy Swiss Forex Bank & Marketplace, SAXO Capital Markets, and Sucden Financial, etc.

Our services are also available to the users on their mobile devices. Users can download the Core Trading Platform’s mobile application, search our brand name under “AGM Group” and have access to our services.

We have a professional team of engineers working on web service and software development to support our three service lines. We have developed management supporting system, user office management software and multi-account trading system. As of December 31, 2016, AGM Beijing has purchased and registered with the National Copyright Administration of PRC, three copyrights: (i) Management Supporting System for a fifty-year authorized use time starting on December 7, 2016, (ii) User Office Management Software for a fifty-year authorized use time starting on December 7, 2016, and (iii) Multi Account Trading System for a fifty-year authorized use time starting on December 30, 2016. Copyright protection are granted in PRC. The purchase value of these copyrights is a total of US$1,761,742. We utilize the copyrighted software to design and integrate our services and interface.

Our Growth Strategy

To maintain the growth of our business and sustain our leading position in the market, we anticipate to rely on these key drivers as part of our growth strategy:

●	Continue to define industry best practices in China. We strive to create and uphold industry best practices for all aspects of our business, including risk management and analysis, operational transparency and data security. We will continue to foster the sustainable growth of our industry by leading through example and our sharing of best practices.

●	Maintain and broaden our customer base. Our current market is mainly in Aisa. We seek to maintain the business relationships with our existing customers and to grow the number of clients on our online trading platform by introducing new services and tailoring the services to specific customer needs. As our business continues to grow, we plan to open new offices in Malaysia and Australia in the future.

●	Expand our services. We strive to provide quality service to our existing and new clients. We will continue to develop new services to satisfy different customer requirements. In the future, we plan to offer additional access software such as Meta Trader 5 to broaden the trading channels. We will continue to make investments in our proprietary technologies in the areas of data collection and processing algorithms to increase the precision and speed. We will also continue providing multi-accounts platform and additional features so that the users can have the best trading experience.

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In 2018, we plan to promote our social trading platform AGMTrade.com, where users are able to share their trading activities and view those of other users, receive feedback, chat, execute recommendations, and follow the trading strategies of friends and leaders. Also, users would be able to copy trading activities and strategies from master traders find the top traders or strategies on the platform, view their profiles, trading status, etc. A user can elect to copy one or more traders or strategies. The user can set up the percentage of the funds he or she wants to allocate for copying and the lots he or she wants to copy. According to the user’s risk preference, expected earning, etc., the amounts of the copied trades will be calculated accordingly. We offer two types of accounts, with the minimum amount to activate the account of $500 or $10,000. The numbers of trades the accounts are able to copy simultaneously are 1 or 5 respectively. 20% of the copying user’s profit will be deducted from the account monthly as commission to be paid to the agmtrade.com and the master trader or strategy owner.

●	Further enhance our risk management capabilities. We will continue to automate our risk management system by enhancing our online data analytics capabilities and utilizing additional data sources. We will also further advance our proprietary algorithms in order to increase the automation and predictive capabilities of our risk management systems. These will enable us to further increase the efficiency of our services and platform while maintaining sophisticated risk management capabilities.

●	Continue to execute our mobile strategy. We have made and will continue to make significant investments in pursuing our mobile strategy. We plan to further strengthen our mobile internet presence to seize promising market opportunities by developing targeted marketing programs directed at mobile users, introduce more mobile related services and further enhance our risk management capabilities utilizing additional information from our mobile users.

IT Infrastructure

Under applicable PRC law, almost all access to the internet in China is maintained through state-owned telecommunication operators under the administrative control and regulatory supervision of the Ministry of Industry and Information Technology, or the MIIT. “Internet information services” are defined as services that provide information to online users through the internet. Internet information services providers, also called Internet content providers, or ICPs. ICPs that provide commercial services are required to obtain an operating license from the MIIT or its provincial counterpart. ICPs that provide non-commercial services are required to submit ICP filings for the record with the MIIT or its provincial counterpart. Our services provided within the PRC, which are mainly research and development, are classified as non-commercial services. Our subsidiary AGM Beijing has submitted ICP filings for all the domain names it holds. We have been developing and plan to introduce an electronic online social trading platform in stages to allow our clients to share their trading activities and have access to those of others. Please refer to “Our Growth Strategies” for further information.

Sales Channels and Long Term Opportunities

To market our services and brand to other regions within China, we have set up 7 employees in the marketing department. Due to our limited operating history, we have not developed a comprehensive marketing strategy. Currently, we are marketing our services through direct communication with potential clients and referrals. We believe word-of-mouth is an especially effective marketing tool for our professional services. To further promote our brand, we also take advantage of the Internet, through which we introduce basic services information, market research and updates to our clients. We plan to invest in marketing using the proceeds of this offering to promote our brand and expand the company’s geographic coverage. Particularly, we plan to open office in Malaysia and Australia and recruit 15 additional sales and marketing personnel to broaden our international market and client base. We are very familiar with the market and have good relationship with major financial institutions and brokers. We expect that our long-term opportunities will increase as we emphasize on marketing and signing new clients.

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Customers and Suppliers

Customers

Our main clients are institutional clients and brokers. We consider our major customers to be those customers that accounted for more than 10% of sales revenue. We have two such customers during the fiscal year ended December 31, 2016, which are IIG Ltd. and Rising International Management Company Limited.

Taking IIG, Ltd. as an example, in the Technology Service Agreement between AGM HK (the “Licensor”) and IIG, Ltd. (the “Licensee”), dated December 15, 2015,

●	The Licensor will provide Technology White Label Services, which may include MT4 softwares, Liquidity Bridge, Plugin, Web Services, API, Binary Option MT4 Plugin, Web Trading Terminal, Mobile Trading Terminal, Web-based Social Trading Terminal, Signal and Data Service and Customer Support to the Licensee, including all written or electronic documentation, user manuals and other documents pertaining to Licensor Technology White Label.

●	The Licensor will provide installation, debugging, operation and maintenance of server and application program, training and support of certain service component.

●	The service component shall be delivered in electronic form as program installation files, to be downloaded by the Licensee via the Internet.

●	The Licensor does not provide services of an Internet provider. It shall not be held liable for any Internet communication or equipment failure, delays in reporting of transactions in accounting books or other confirmation or any faults in electric circuits.

●	The Licensor shall not be liable for any legal actions or claims of the Licensee’s customers arising from the operation or the use of the Core Trading Platform or the Expert Advisors.

●	The Licensee agrees to pay service fees.

●	The Licensee agrees to follow the guideline provided by the Licensor on the proper use of the components and shall not engage in illegal activities.

We do not have any major customers during the period from inception (April 27, 2015) to December 31, 2015.

	2016		2015
Customer	Revenue	Rate	Revenue	Rate
IIG Ltd.	2,720,936	35.31%	—	—
Rising International Management Company Limited	1,395,897	18.12%	—	—

Total revenues	7,704,820	—	—	—

Suppliers

We consider our major supplier to be those suppliers that accounted for more than 10% of overall purchasing. We have three such suppliers during the fiscal year ended December 31, 2016, which are Yuenyu Industry Technology Co. Limited, Kaisheng Yin, and Dong Yi.

Taking Yuenyu Industry Technology Co. Limited as an example, in the MT4 MT5 Software Platform Maintenance and Technology License Agreement between AGM HK (the “Licensee”) and Yuenyu Industry Technology Co. Limited (the “Lisensor”), dated December 12, 2015,

●	The Licensor will provide Technology White Label Services, which may include MT4 softwares, Liquidity Bridge, Plugin, Web Services, API, Binary Option MT4 Plugin, Web Trading Terminal, Mobile Trading Terminal, Web-based Social Trading Terminal, Signal and Data Service and Customer Support to the Licensee, including all written or electronic documentation, user manuals and other documents pertaining to Licensor Technology White Label.

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●	The Licensor will provide installation, debugging, operation and maintenance of server and application program, training and support of certain service component.

●	The service component shall be delivered in electronic form as program installation files, to be downloaded by the Licensee via the Internet.

●	The Licensor does not provide services of an Internet provider. It shall not be held liable for any Internet communication or equipment failure, delays in reporting of transactions in accounting books or other confirmation or any faults in electric circuits.

●	The Licensor shall not be liable for any legal actions or claims of the Licensee’s customers arising from the operation or the use of the Core Trading Platform or the Expert Advisors.

●	The Licensee agrees to pay service fees.

●	The Licensee agrees to follow the guideline provided by the Licensor on the proper use of the components and shall not engage in illegal activities.

We do not have any major suppliers during the period from inception (April 27, 2015) to December 31, 2015.

	2016		2015
Supplier	Cost	Rate	Cost	Rate
Kaisheng Yin	360,000	27.66%	—	—
Dong Yi	150,000	11.52%	—	—
Yuenyu Industry Technology Co. Limited	696,000	53.47%	—	—

Total cost	1,301,696		—

Research and Development

We are committed to researching and developing Fintech service for use in different financial products trading platforms. We believe that innovations will help our Company achieve its long-term strategic objectives. Our research and development efforts are an integral part of our operations and the core of our competitive advantage and differentiation strategy.

The Research and Development team consists of dedicated engineers, researchers and analysts focusing on software customized development.

Our Property

Intellectual Property

We rely on our software copyrights to protect our domestic business interests and ensure our competitive position in our industry.

Copyrights

The software copyrights we hold are as follows:

No.	Copyright Name	Start Date	Expiry Date (50 year)	Owner
1	Management Supporting System	December 7, 2016	December 6, 2066	AGM Beijing
2	User Office Management Software	December 7, 2016	December 6, 2066	AGM Beijing
3	Multi Account Trading System	December 30, 2016	December 29, 2066	AGM Beijing

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	December 31, 2016	December 31, 2015
Management supporting system	$587,247	$—
User office management software	531,319	—
Multi account trading system	643,176	—
	1,761,742	—
Accumulated amortization	(14,682)	—
	$1,747,060	$—

As of December 31, 2015, we have no intangible asset. During the year ended December 31, 2016, amortization expense amounted to $15,346. There is no impairment provided for these intangible assets for the year ended December 31, 2016.

Domain

The domain we hold are as follows.

No.	Domain Name	Owner
1	www.agmprime.com	AGM Holdings
2	www.agmtrade.com	AGM HK
3	www.agmft.com	AGM HK
4	www.agmbroker.com	AGM Belize
5	www.agm18.com	AGM Beijing
6	www.51agm.com	AGM Beijing
7	www.agmfx.cn	AGM Beijing
8	www.agmtrade.cn	AGM Beijing
9	www.agmfx.com.cn	AGM Beijing
10	www.agmtrade.com.cn	AGM Beijing
11	www.angaomeng.com	AGM Beijing

Equipment

As of December 31, 2016 and 2015, property consisted of the following:

	December 31, 2016	December 31, 2015
Electronic equipment	$75,706	$—
Office equipment	10,108	—
Total property	85,814	—
Less: accumulated depreciation	-10,177	—
Total Property, net	$75,637	$—

As of December 31, 2015, we have no property. As of December 31, 2016 we have electronic equipment worth $75,706 and office equipment worth $10,108. Depreciation expense for the year ended December 31, 2016 was $10,638. The total value of the property is $75,637.

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Lease commitments

We do not have any lease commitment in 2015, primarily due to limited operating activities. As of December 31, 2016, our lease commitment consisted of the following

Lease Term	Address	Space (square meters)	Monthly Rent (RMB)	Purpose
December 27, 2016 to December 26, 2017	Baiziyuan Building No. 6, room 606, Chaoyang District, Beijing City, PRC	75	6,290	Residential — Employees’ Dormitory

December 25, 2016 to June 24, 2018	Room 2211 and 2212, East Tower, VanPalace, No.2, Jinghua south street, Chaoyang District, Beijing City, PRC	377	50,000	Office

December 5, 2016 to June 4, 2017	Room 2111, East Tower, VanPalace, No.2, Jinghua south street, Chaoyang District, Beijing City, PRC	186	27,500	Office

September 1, 2016 to August 31, 2018	Room 2103, Block 6, No.93 Jianguo Road, Chaoyang District, Beijing City, PRC	124	22,500	Office

April 1, 2016 to March 31, 2018	Room 2605,2606, and 2607, Block C Media Center, No.4 Guanghua Road, Chaoyang District, Beijing City, PRC	479	161,620	Office

March 6, 2016 to March 5, 2019	No.8 Ronghua zhong Road, Beijing Economic and Technology Development Zone, Beijing City, PRC	420	56,162	Office

April 15, 2016 to April 14, 2017	Room 2112, East Tower, VanPalace, No.2, Jinghua south street, Chaoyang District, Beijing City, PRC.	178	25,000	Office

Start from the end of 2016, with terms from six months to one year.	Six employees’ dormitories located in Beijing city	N/A	54,200	Residential — Employees’ Dormitory

On December 27, 2016, the Company entered into a lease agreement with Beijing Ziru living assets management Co., Ltd. to lease a 75 square-meter room for dormitory, located at Baiziyuan Building No. 6, room 606, Chaoyang District, Beijing City, PRC. The lease starts from December 27, 2016 with a term of one year. According to the agreement, the rent is RMB 6,290 per month.

On December 25, 2016, the Company entered into a lease agreement with Beijing Jinqiao Lida investment consulting Co., Ltd. to lease a 377 square-meter office space, located at Room 2211 and 2212, East Tower, VanPalace, No.2, Jinghua south street, Chaoyang District, Beijing City, PRC. The lease starts from December 25, 2016 with a term of six months. According to the agreement, the rent is RMB 50,000 per month. On June 5, 2017, the parties extend the term for another 12 months for the same rent. The lease will end on June 24 ,2018.

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On November 15, 2016, the Company entered into a lease agreement with Gang Liu to lease a 186 square-meter office space, located at Room 2111, East Tower, VanPalace, No.2, Jinghua south street, Chaoyang District, Beijing City, PRC. The lease starts from December 5, 2016 with a term of six months. According to the agreement, the rent is RMB 27,500 per month. On May 10, 2017, the parties extend the term for another 12 months for the same rent. The lease will end on June 4 ,2018.

On August 16, 2016, the Company entered into a lease agreement with Shulin Liu to lease a 124 square-meters office space, located at Room 2103, Block 6, No.93 Jianguo Road, Chaoyang District, Beijing City, PRC. The lease is valid from September 1, 2016 to August 31, 2018. According to the lease, the rent is RMB 22,500 per month.

On March 18, 2016 and June 3, 2016, the Company entered into a lease agreement and a supplementary lease agreement with Beijing oriental media properties Limited respectively, to lease a 479 square-meter office space, located at Room 2605,2606, and 2607, Block C Media Center, No.4 Guanghua Road, Chaoyang District, Beijing City, PRC. The lease is valid from April 1, 2016 to March 31, 2018. According to the lease, the rent is RMB 161,620 per month.

On March 6, 2016, the Company entered into a lease agreement with Zhumian Gong to lease a 420 square-meter office space, located at No.8 Ronghua zhong Road, Beijing Economic and Technology Development Zone, Beijing City, PRC. The lease is valid from March 6, 2016 to March 5, 2019. According to the lease, the rent is RMB 56,162 per month.

On April 15, 2016, the Company entered into a lease agreement with Beijing Terry Henderson real estate brokerage Co., Ltd. to lease a 187 square-meter office space, located at Room 2112, East Tower, VanPalace, No.2, Jinghua south street, Chaoyang District, Beijing City, PRC. The lease starts from April 15, 2016 with a term of one year. According to the agreement, the rent is RMB 25,000 per month.

At the end of 2016, the Company signed six dormitories lease contracts, five of the dormitories located in Nanjing city and the other one located in Beijing city, for its employees with total rent of RMB54,200 per months. These leases cover lease terms from six months to 1 year.

Our lease commitments as of June 30, 2017 are summarized as follows.

	Commitment amount
	RMB	USD
Year of 2017	1,678,568	$247,690
Year of 2018	1,906,930	281,387
Year of 2019	168,486	24,862
	3,753,984	$553,939

Our Employees

Department	Number of Employees	% of Total
Research and Development Department	76	68.5%
Human Resource and Administration Department	6	5.4%
Financial Department	5	4.5%
Compliance Department	1	0.9%
Operation Department	23	20.7%
Marketing Group	7	6.3%
Transaction Group	8	7.2%
Business Group	4	3.6%
Risk Management Group	4	3.6%
Total	111

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As of September 2017, we employ a total of 111 full-time employees, among which 76 work in Research and Development Department, 6 work in the Human Resource and Administration Department, 5 work in Financial Department, 1 works in the Compliance Department and 23 work in Operation Department, which is consisted of 7 employees in Marketing Group, 8 employees in Transaction Group, 4 employees in Business Group and 4 employees in Risk Management Group.

Our employees are not represented by a labor organization or covered by a collective bargaining agreement. We believe that we maintain a good working relationship with our employees and we have not experienced any significant labor disputes. We are required under PRC law to make contributions to employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local government from time to time. As required by regulations in China, we participate in various employee social security plans that are organized by local governments. We pay social insurance for 84 of the 111 full time employees, covering housing fund and all five types of social insurance, including pension, medical insurance, work-related injury insurance, unemployment insurance, and maternity insurance. All monthly payments were made on time. The rest 29 employees have their social benefits paid elsewhere and do not want to transfer their already paid social benefits to AGM Beijing or AGM Nanjing.

Chinese Laws and Regulations

Regulation of Internet Information Services

Internet information services are regulated by the Administrative Measures on Internet Information Services, or the ICP Measures, promulgated on September 25, 2000 by the State Council and amended on January 8, 2011. “Internet information services” are defined as services that provide information to online users through the internet. Internet information services providers, also called Internet content providers, or ICPs, that provide commercial services are required to obtain an operating license from the MIIT or its provincial counterpart.

To the extent the internet information services provided relate to certain matters, including news, publication, education or medical and health care (including pharmaceutical products and medical equipment), approvals must also be obtained from the relevant industry regulators in accordance with the laws, rules and regulations governing those industries.

Regulation of Internet Content

The PRC government has promulgated measures relating to Internet content through various ministries and agencies, including the MIIT, the News Office of the State Council, the Ministry of Culture and the General Administration of Press and Publication. In addition to various approval and license requirements, these measures specifically prohibit internet activities that result in the dissemination of any content which is found to contain pornography, promote gambling or violence, instigate crimes, undermine public morality or the cultural traditions of the PRC or compromise State security or secrets. ICPs must monitor and control the information posted on their websites. If any prohibited content is found, they must remove such content immediately, keep a record of it and report to the relevant authorities. If an ICP violates these measures, the PRC government may impose fines and revoke any relevant business operation licenses.

Regulation of Internet Security

The Decision in Relation to Protection of the Internet Security enacted by the SCNPC on December 28, 2000 provides that the following activities conducted through the Internet are subject to criminal punishment:

●	gaining improper entry into a computer or system of strategic importance;

●	disseminating politically disruptive information or obscenities;

●	leaking State secrets;

●	spreading false commercial information; or

●	infringing intellectual property rights.

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The Administrative Measures on the Security Protection of Computer Information Network with International Connections, issued by the Ministry of Public Security on December 16, 1997 and amended on January 8, 2011, prohibit the use of the Internet in a manner that would result in the leakage of State secrets or the spread of socially destabilizing content. If an ICP violates these measures, the Ministry of Public Security and the local security bureaus may revoke its operating license and shut down its websites.

Regulation Relating to Privacy Protection

Under the ICP Measures, ICPs are prohibited from producing, copying, publishing or distributing information that is humiliating or defamatory to others or that infringes upon the lawful rights and interests of others. Depending on the nature of the violation, ICPs may face criminal charges or sanctions by PRC security authorities for such acts, and may be ordered to suspend temporarily their services or have their licenses revoked.

Under the Several Provisions on Regulating the Market Order of Internet Information Services, issued by the MIIT on December 29, 2011, ICPs are also prohibited from collecting any user personal information or providing any such information to third parties without the consent of a user. ICPs must expressly inform the users of the method, content and purpose of the collection and processing of such user personal information and may only collect such information necessary for its services. ICPs are also required to properly maintain the user personal information, and in case of any leak or likely leak of the user personal information, ICPs must take remedial measures immediately and report any material leak to the telecommunications regulatory authority.

In addition, the Decision on Strengthening Network Information Protection promulgated by the Standing Committee of the National People’s Congress on December 28, 2012 emphasizes the need to protect electronic information that contains individual identification information and other private data. The decision requires ICPs to establish and publish policies regarding the collection and use of personal electronic information and to take necessary measures to ensure the security of the information and to prevent leakage, damage or loss. Furthermore, MIIT’s Rules on Protection of Personal Information of Telecommunications and Internet Users promulgated on July 16, 2013 contain detailed requirements on the use and collection of personal information as well as the security measures to be taken by ICPs.

The PRC government retains the power and authority to order ICPs to provide an Internet user’s personal information if such user posts any prohibited content or engages in any illegal activities through the Internet.

Regulation on Intellectual Property Rights

Patent. Patents in the PRC are principally protected under the Patent Law of the PRC. The duration of a patent right is either 10 years or 20 years from the date of application, depending on the type of patent right.

Copyright. Copyright in the PRC, including copyrighted software, is principally protected under the Copyright Law of the PRC and related rules and regulations. Under the Copyright Law, the term of protection for copyrighted software is 50 years.

Trademark. Registered trademarks are protected under the Trademark Law of the PRC and related rules and regulations. Trademarks are registered with the Trademark Office of the SAIC. Where registration is sought for a trademark that is identical or similar to another trademark which has already been registered or given preliminary examination and approval for use in the same or similar category of commodities or services, the application for registration of such trademark may be rejected. Trademark registrations are effective for a renewable ten-year period, unless otherwise revoked. We are in the process of having our trademark registered in PRC, and we have registered some trademarks in Hong Kong.

Domain Names. Domain name registrations are handled through domain name service agencies established under the relevant regulations, and applicants become domain name holders upon successful registration.

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Regulation on Dividend Distributions

One of our PRC subsidiaries, AGM Shenzhen, is a wholly foreign-owned enterprise under the PRC law. The principal regulations governing the distribution of dividends paid by wholly foreign-owned enterprises include:

●	Corporate Law (1993) as amended in 2005 and 2013;

●	The Wholly Foreign-Owned Enterprise Law (1986), as amended in 2000;

●	The Wholly Foreign-Owned Enterprise Law Implementation Regulations (1990), as amended in 2001; and

●	The Enterprise Income Tax Law (2007) and its Implementation Regulations (2007).

Under these regulations, wholly foreign-owned enterprises in China may pay dividends only out of their accumulated profits, if any, as determined in accordance with PRC accounting standards and regulations. In addition, an enterprise in China is required to set aside at least 10% of its after-tax profit based on PRC accounting standards each year to its general reserves until its cumulative total reserve funds reaches 50% of its registered capital. Our Company’s reserve fund has not yet reached this level. The board of directors of a wholly foreign-owned enterprise has the discretion to allocate a portion of its after-tax profits to its employee welfare and bonus funds. These reserve funds, however, may not be distributed as cash dividends.

On March 16, 2007, the National People’s Congress enacted the Enterprise Income Tax Law, and on December 6, 2007, the State Council issued the Implementation Regulations on the Enterprise Income Tax Law, both of which became effective on January 1, 2008. Under this law and its implementation regulations, dividends payable by a foreign-invested enterprise in the PRC to its foreign investor who is a non-resident enterprise will be subject to a 10% withholding tax, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with the PRC that provides for a lower withholding tax rate. See “Taxation.”

Nevertheless, AGM Shenzhen currently do not have assets or operation of business, and we have no present plans to declare dividends and plan to retain our earnings to continue to grow our business.

Regulations on Tax

PRC Enterprise Income Tax

The PRC enterprise income tax, or EIT, is calculated based on the taxable income determined under the applicable EIT Law and its implementation rules, which became effective on January 1, 2008. The EIT Law imposes a uniform enterprise income tax rate of 25% on all resident enterprises in China, including foreign-invested enterprises.

Uncertainties exist with respect to how the EIT Law applies to our tax residence status and our offshore subsidiaries. Under the EIT Law, an enterprise established outside of China with a “de facto management body” within China is considered a “resident enterprise,” which means that it is treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. Although the implementation rules of the EIT Law define “de facto management body” as a managing body that exercises substantive and overall management and control over the production and business, personnel, accounting books and assets of an enterprise, the only official guidance for this definition currently available is set forth in Circular 82 issued by the State Administration of Taxation, which provides guidance on the determination of the tax residence status of a Chinese-controlled offshore incorporated enterprise, defined as an enterprise that is incorporated under the laws of a foreign country or territory and that has a PRC enterprise or enterprise group as its primary controlling shareholder.

According to Circular 82, a Chinese-controlled offshore incorporated enterprise will be regarded as a PRC tax resident by virtue of having a “de facto management body” in China and will be subject to PRC enterprise income tax on its worldwide income only if all of the following criteria are met:

●	the primary location of the day-to-day operational management is in the PRC;

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●	decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC;

●	the enterprise’s primary assets, accounting books and records, company seals, and board and shareholders meeting minutes are located or maintained in the PRC; and

●	50% or more of voting board members or senior executives habitually reside in the PRC.

We believe that we meet the conditions outlined in the immediately preceding paragraph and should be treated as a “resident enterprise” for PRC tax purposes if the criteria for “de facto management body” as set forth in Circular 82 were deemed applicable to us. However, as the tax residency status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body” as applicable to our offshore entities, we will continue to monitor our tax status. See “Risk Factors — Risks Related to Doing Business in the People’s Republic of China — Under the Enterprise Income Tax Law, we may be classified as a “Resident Enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC stockholders.”

In the event that we or any of our offshore subsidiaries is considered to be a PRC resident enterprise: (1) we or our offshore subsidiaries, as the case may be, may be subject to the PRC enterprise income tax at the rate of 25% on our worldwide taxable income; (2) dividend income that we or our offshore subsidiaries, as the case may be, receive from our PRC subsidiaries may be exempt from the PRC withholding tax; and (3) dividends paid to our overseas shareholders who are non-PRC resident enterprises as well as gains realized by such shareholders from the transfer of our shares may be regarded as PRC-sourced income and as a result be subject to PRC withholding tax at a rate of up to 10%, and similarly, dividends paid to our overseas shareholders who are non-PRC resident individuals, as well as gains realized by such shareholders from the transfer of our shares, may be regarded as PRC-sourced income and as a result be subject to PRC withholding tax at a rate of 20%, subject to the provision of any applicable agreement for the avoidance of double taxation.

Under SAT Circular 698 and Bulletin 7, if a non-resident enterprise transfers “PRC taxable assets” of a PRC resident enterprise indirectly by disposition of the equity interests of an overseas non-public holding company without reasonable commercial purpose, the parties involved in the indirect transfer of the PRC taxable assets and the PRC resident enterprise whose equity is transferred indirectly, may report such equity transfer matter to the PRC competent tax authority of the PRC resident enterprise. The PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding, or deferring PRC tax. As a result, gains derived from such disposition may be subject to a PRC withholding tax rate of up to 10%. Circular 698 also provides that, where a non-PRC resident enterprise transfers its equity interests in a PRC resident enterprise to its related parties at a price which is not on an arm’s length basis and results in reducing the taxable income, the relevant tax authority has the power to make a reasonable adjustment as to the taxable income of the transaction. Circular 698 was retroactively effective on January 1, 2008. On February 3, 2015, the State Administration of Taxation released SAT Bulletin 7 to amend and clarify several issues related to Circular 698. According to SAT Bulletin 7, the term “PRC taxable assets” includes assets attributed to an establishment in China, immoveable properties located in China, and equity investments in PRC resident enterprises; and when determining whether there is a “reasonable commercial purpose” of the transaction arrangement, factors to be taken into consideration include: whether the main value of the equity interest of the relevant offshore enterprise derives from PRC taxable assets; whether the assets of the relevant offshore enterprise mainly consists of direct or indirect investment in China or if its income mainly derives from China; whether the offshore enterprise and its subsidiaries directly or indirectly holding PRC taxable assets have real commercial nature which is evidenced by their actual function and risk exposure; the duration of existence of the business model and organizational structure; the replicability of the transaction by direct transfer of PRC taxable assets; and the tax situation of such indirect transfer and applicable tax treaties or similar arrangements. If Circular 698 and Bulletin 7 were determined by the tax authorities to be applicable to us, our offshore subsidiaries and our non-resident enterprise investors, we, our offshore subsidiaries and our non-resident enterprise investors might be required to expend valuable resources to comply with this circular, which may materially and adversely affect us or our non-resident enterprise investors. See “Risk Factors — Risks Related to Doing Business in the People’s Republic of China — We and our shareholders face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises or other assets attributed to a PRC establishment of a non-PRC company, or other assets attributable to a PRC establishment of a non-PRC company.”

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Under applicable PRC laws, payers of PRC-sourced income to non-PRC residents are generally obligated to withhold PRC income taxes from the payment. In the event of a failure to withhold, the non-PRC residents are required to pay such taxes on their own. Failure to comply with the tax payment obligations by the non-PRC residents will result in penalties, including full payment of taxes owed, fines and default interest on those taxes.

PRC Value-added Tax

Pursuant to the Pilot Measure for Imposition of Value-Added Tax to Replace Business Tax for Transport and Shipping Industry and Some of the Modern Service Industries, promulgated by the Ministry of Finance and the State Administration of Taxation on November 16, 2011 (the “PilotMeasure”),any entity or individual conducting business in some modern service industry, such as the service we are engaging in, is generally required to pay a value-added tax, or VAT, at the rate of 6% on the revenues generated from providing such services. A taxpayer is allowed to offset the qualified input VAT paid on taxable purchases against the output VAT chargeable on the modern services provided.

On March 30, 2016, the Ministry of Finance and the State Administration of Taxation promulgated the Notice of the Ministry of Finance and the State Administration of Taxation on Overall Implementation of the Pilot Program of Replacing Business Tax with Value-added Tax. Pursuant to this notice, from May 1, 2016, a value-added tax will generally be imposed to replace the business tax in the construction industry, real estate industry, finance industry, consumer service industry and other industries on a nationwide basis.

SAFE Circular 37

SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, on July 4, 2014, which replaced the former circular commonly known as “SAFE Circular 75” promulgated by SAFE on October 21, 2005. SAFE Circular 37 requires PRC residents to register with local branches of SAFE in connection with their direct establishment or indirect control of an offshore entity, for the purpose of overseas investment and financing, with such PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests, referred to in SAFE Circular 37 as a “special purpose vehicle.” SAFE Circular 37 further requires amendment to the registration in the event of any significant changes with respect to the special purpose vehicle, such as increase or decrease of capital contributed by PRC individuals, share transfer or exchange, merger, division or other material event. In the event that a PRC shareholder holding interests in a special purpose vehicle fails to fulfill the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from making profit distributions to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiary. Furthermore, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for evasion of foreign exchange controls.

Share Option Rules

Under the Administration Measures on Individual Foreign Exchange Control issued by the PBOC on December 25, 2006, all foreign exchange matters involved in employee share ownership plans and share option plans in which PRC citizens participate require approval from SAFE or its authorized branch. Pursuant to SAFE Circular 37, PRC residents who participate in share incentive plans in overseas non-publicly-listed companies may submit applications to SAFE or its local branches for the foreign exchange registration with respect to offshore special purpose companies. In addition, under the Notices on Issues concerning the Foreign Exchange Administration for Domestic Individuals Participating in Share Incentive Plans of Overseas Publicly-Listed Companies, or the Share Option Rules, issued by SAFE on February 15, 2012, PRC residents who are granted shares or share options by companies listed on overseas stock exchanges under share incentive plans are required to (i) register with SAFE or its local branches, (ii) retain a qualified PRC agent, which may be a PRC subsidiary of the overseas listed company or another qualified institution selected by the PRC subsidiary, to conduct the SAFE registration and other procedures with respect to the share incentive plans on behalf of the participants, and (iii) retain an overseas institution to handle matters in connection with their exercise of share options, purchase and sale of shares or interests and funds transfers.

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Employment Laws

In accordance with the PRC National Labor Law, which became effective in January 1995, and the PRC Labor Contract Law, which became effective in January 2008, as amended subsequently in 2012, employers must execute written labor contracts with full-time employees in order to establish an employment relationship. All employers must compensate their employees equal to at least the local minimum wage standards. All employers are required to establish a system for labor safety and sanitation, strictly abide by state rules and standards and provide employees with appropriate workplace safety training. In addition, employers in China are obliged to pay contributions to the social insurance plan and the housing fund plan for employees. We have contributed to the basic and minimum social insurance plan. Due to a high employee turnover rate in our industry, it is difficult for us to comply fully with the law. While we believe that we have made adequate provision of such outstanding amounts of contributions to such plans in our financial statements, any failure to make sufficient payments to such plans would be in violation of applicable PRC laws and regulations and, if we are found to be in violation of such laws and regulations, we could be required to make up the contributions for such plans as well as to pay late fees and fines.

Belize’s Laws and Regulations

Regulation on Dividend Distributions

According to the current International Business Companies Act, AGM Belize is permitted to pay dividends in money, shares or other property, but only out of surplus. No dividend shall be declared and paid unless the directors determine that immediately after the payment of the dividend, (i) the company will be able to satisfy its liabilities as they become due in the ordinary course of its business; and (ii) the realizable value of the assets of the company will not be less than the sum of its total liabilities, other than deferred taxes, as shown in the books of account, and its capital.

Forex Trading Regulations

Financial services in Belize are regulated by International Financial Services Commission IFSC. IFSC issued Standard Conditions for Trading in Securities or Trading in Foreign Exchange License. Among other things, regulated brokers are required to

●	have at least $100,000 in unimpaired capital;

●	segregate customer funds;

●	fully disclose to customers the charges for services performed;

●	make monthly reports to the IFSC, detailing unimpaired capital and the number and trading volume made with the firm;

●	provide its customers with monthly statements, specifying (i) the amount due to such customers, and (ii) the fact that such funds are payable on demand of the customer;

●	demonstrate that it has made adequate attempt to deal with customer complaints;

●	limit the foreign exchange trading to over-the-counter markets and organized exchanges, and strictly not in the cash/parallel market;

●	ensure that customers’ cash deposit are not proceeds of money laundering or any other financial crime;

●	not to invest in the equity of a single issuer, including its affiliate, more than 25% of its fully paid-up and unimpaired capital.

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AGM Belize is a brokerage firm licensed by IFSC to provide forex trading services. It is regulated by the IFSC and is required to abide by any law and rule as adopted by Belize and IFSC.

Taxation

Belize enacted the International Business Companies (IBC) Act, which allows international investors to establish offshore companies in Belize. IBCs are not allowed to own an interest in real property in Belize or to conduct business in banking or insurance with Belizean residents. However, IBCs benefit from tax exemptions on all income; dividends paid to persons resident in Belize or elsewhere; interest, rent, royalties, and compensation paid to persons who are not residents of Belize; and capital gains realized on shares, debt obligations, or other securities of an IBC by persons who are not resident in Belize. There are no currency restrictions for banking transactions, and no restrictions on citizenship or residency requirements for directors, officers, or shareholders. All IBCs must be registered through an authorized IBC agent of the International Business Companies Registry.

AGM Belize, though incorporated in Belize, neither conducts its operation nor owns any property in Belize. Therefore, AGM Belize qualifies as an IBC under Belize Law.

Hong Kong’s Laws and Regulations

Regulation on Dividend Distributions

Current Hong Kong Companies Ordinance and applicable regulations permit our HK subsidiary, AGM HK to pay dividends to AGM Holdings only out of profits available for distribution. Withholding tax regarding dividends is exempted in Hong Kong.

Taxation

According to the Inland Revenue Ordinance (IRO) of Hong Kong, a corporation is subject to a 16.5% profits tax if, (i) the corporation carries on a trade, profession or business in Hong Kong; (ii) the trade, profession or business derives profits; and (iii) the profits are derived from Hong Kong (i.e., the profits are sourced in Hong Kong). For servicing business, the source of the income is the place where the services are performed. If services are performed in Hong Kong, the income has a source in Hong Kong. In the event that the service income is earned by a company carrying on a business in Hong Kong but the services are performed entirely outside Hong Kong, the service fee is not taxable in Hong Kong.

In addition, there is no withholding tax (“WHT”) on dividends, interest, or royalties. However, royalties paid or accrued to a non-resident for the use of or right to use in Hong Kong or outside Hong Kong (if the royalties are deductible in ascertaining the assessable profits of a person for Hong Kong profits tax purposes) a trademark, patent, design, copyright material, secret process, or other property of a similar nature, or for the use in Hong Kong of cinema or television tape or any sound recording, are deemed to be taxable in Hong Kong. The 4.95%/16.5% for corporations tax on royalties received by non-residents is, in effect, similar to a WHT.

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Management

Executive Officers and Directors

The following table provides information regarding our executive officers and directors as of the date of this prospectus:

Name	Age	Position(s)
Zhentao Jiang	52	Chairman of the Board
Wenjie Tang	36	Chief Executive Officer
Guofu Zhang	37	Chief Financial Officer
Chengchun Zhang	47	Chief Operating Officer
Yufeng Mi	41	Chief Technology Officer
Bin Liu	32	Chief Risk Officer
Chenxi Shi	52	Secretary of the Board
Chuang Chen	45	Independent Director and Chairman of Audit Committee
Jialin Liu	59	Independent Director and Chairman of Compensation Committee.
Tingfu Xie	69	Independent Director and Chairman of Nominating Committee

The business address of each of the officers and directors is 1 Jinghua South Road, Wangzuo Plaza East Tower, Room 2112, Beijing, P.R. China 100020.

Zhentao Jiang. Mr. Jiang is the co-founder of our Company and has served as Chairman of the Board since the beginning. Mr. Jiang has extensive experience in financial industry. Prior to co-founding our company, Mr. Jiang was the Chief Executive Officer in Shenzhen Zhichengxin Equity Investment Fund Management Co. Ltd. from 2011 to 2014, and the director and Chief Financial Officer in Beijing Fengrong Insurance Brokers Co. Ltd. from 2010 to 2011. Mr. Jiang earned his bachelor degree from Sichuan University. Mr. Jiang is experienced in private equity, business model design, insurance broker, insurance agent and insurance appraisal. He has a systematic ideology on the future of financial technology industry. We believe his influence and expertise in the industry will greatly contribute to the growth of company and industry.

Wenjie Tang. Mr. Tang is the co-founder of our Company and has served as Chief Executive Officer since the beginning. Before co-founding our subsidiary AGM Beijing, he co-founded and held the Chief Executive Officer position in Beijing Miteke Technology Co. Ltd. from 2011 to 2015, and was Chief Representative and Chief Business Officer in MeiZhi Huangqiu Beijing Technology Co. Ltd. from 2009 to 2011. Mr. Tang earned his master degree in economy from Tufts University in Boston, and his bachelor degree in economy from Shanghai Fudan University. He is a Certified Financial Analyst (level 3), and has passed series 3 of the National Commodities Futures Examination in the United States. Mr. Tang has 12 years of experience in forex trading, more than 15 years of experience in stock and futures investment. He also has a profound understanding of the operation principle principles, market microstructure, micro-trading, trading system and risk control.

Guofu Zhang. Mr. Zhang has served as Chief Financial Officer since the beginning. He was a senior accounting consultant at China Customer Relations Centers, Inc. from 2013 to 2015. He was the Financial Manager at Tianli Agritech, an American public company, from 2009 to 2012 and served as Chief Financial Officer there from April 2012 to July 2013. Mr. Zhang earned his bachelor degree in accounting from Renmin University of China. He is experienced in financial analysis, auditing, and accounting internal control. He also has experience with IPO when he helped CCRC list on NASDAQ in December 2015.

Chengchun Zhang. Mr. Zhang has served as Chief Marketing Officer since the beginning. He has also been the general manager of Nanjing Julong Equity Investment Fund Co. Ltd. and Huanlu Investment Consulting (Shanghai) Co. Ltd. since September 2012. He served as executive assistant to chairman in Beijing Fengrong Insurance Broker Co. Ltd. from 2009 to 2012. Mr. Zhang earned his bachelor degree from Nanchang Insurance School. He acquired Insurance Assessor Certificate, Insurance Broker Certificate and Insurance Agent Certificate in China. He has experience in planning and preparing for IPO.

Yufeng Mi. Mr. Mi has served as Chief Technology Officer since the beginning. Before co-founding our subsidiary AGM Beijing, he co-founded Beijing Miteke Technology Co. Ltd. with Wenjie Tang, and was the IT department manager in MeiZhi Huangqiu Beijing Technology Co. Ltd. from 2011 to 2015. Mr. Mi earned his master degree in computer science from Université Pierre et Marie Currie, his master degree in finance from Université Dauphine, and his bachelor degree in communication technology from Shanghai Jiaotong University. He is a Certified Financial Analyst (level 1) in the United States and a Financial Risk Manager. Mr. Mi is experienced in B2C e-commerce, forex trading system, and system design.

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Bin Liu. Mr. Liu has served as Chief Risk Officer since February, 2017. Before joining the team, Mr. Liu was the business partner and chief risk officer of Random Trading Group LLC from 2010 to 2014. Mr. Liu received his bachelor degree from Zhejiang University. He has been working in risk management for more than 10 years. He is especially experienced with trading and risk management on trading of stocks, ETFs, futures and forex.

Chenxi Shi. Mr. Shi has served as Secretary of the Board since September, 2016. He has been the director and president of Aventech Capital Inc. since September, 2016. Before joining AGM, Mr. Shi was the founder, director and president of M&A Holding Corp. from November, 2014 to January, 2016. He was the founder, director and president of Pan American Education Group Inc. from April, 2014 to June 2016. He was also the founder, director and chief financial officer of Canada National Jade Trading Center Inc. from November, 2013 to May, 2014. In addition, he was the founder, director and president of APAC Media Inc. from June, 2012 to August, 2016. Mr. Shi received his Bachelor degree in computer sciences from Northern Jiaotong University and his Master degree in Business Administration from Peking University. Mr. Shi has 30 years of experience in computer technology and business management.

Chuang Chen. Mr. Chen has served as our Independent Director and Chairman of Audit Committee since March, 2017. He has been the business partner of the 18th Audit Department at Reanda Certified Public Accountants LLP since 2015, and was the business partner of the 11th Audit Department at Ruihua Certified Public Accountants from 2012 to 2015. Mr. Chen earned his bachelor degree of accounting from Handan Agricultural College, and became a certified public account in China in 2004. He is experienced with IPOs and has assisted a number of companies in going public in China. He has also provided professional services for companies going public in the United States. As a professional advisor, he successfully assisted Huan China Sun Pharmaceutical Machinery Co. Ltd and Sichuan Goldstone Orient New Material Equipment Inc. to list on Shenzhen Stock Exchange in China. Mr. Chen is a financial expert. He is experienced with auditing, accounting and setting up internal control system.

Jialin Liu. Mr. Liu has served as our Independent Director and Chairman of Compensation Committee since March, 2017. He has been the Chairman of the Board of Profit Well Gold Investment (Beijing) Co., Ltd. since 2006. He earned his bachelor degree from Central University of Finance and Economics. He is very experienced with administrative management and finance.

Tingfu Xie. Mr. Xie has served as our Independent Director and Chairman of Nominating Committee since March, 2017. He has been the president of Ji Shang Capital Group since 2015. He was the Chief Executive Officer of China Finance Think Tank from 2011 to 2014. Mr. Xie earned his master degree in EMBA from Peking University, his master degree in economics and his bachelor degree in finance from Jilin University. Mr. Xie has 37 years of practical and research experience in finance.

Election of Officers

Our executive officers are appointed by, and serve at the discretion of, our board of directors, including Zhentao Jiang. There is no family relationship among any of our directors or executive officers.

Board of Directors and Board Committees

Our board of directors currently consists of four directors, a majority of whom are independent as such term is defined by the Nasdaq Capital Market. We expect that all current directors will continue to serve after this offering.

The directors will be re-elected at our general meeting of shareholders in 2018 and every three years thereafter.

A director may vote in respect of any contract or transaction in which he is interested, provided, however that the nature of the interest of any director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote on that matter. A general notice or disclosure to the directors or otherwise contained in the minutes of a meeting or a written resolution of the directors or any committee thereof of the nature of a director’s interest shall be sufficient disclosure and after such general notice it shall not be necessary to give special notice relating to any particular transaction. A director may be counted for a quorum upon a motion in respect of any contract or arrangement which he shall make with our company, or in which he is so interested and may vote on such motion.

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We do not have a lead independent director because of the foregoing reason and also because we believe our independent directors are encouraged to freely voice their opinions on a relatively small company board. We believe this leadership structure is appropriate because we are a relatively small company in the process of listing on a public exchange; as such we deem it appropriate to be able to benefit from the guidance of Mr. Jiang as our Chair of the Board and Mr. Tang as our principal executive officer. Our board of directors plays a key role in our risk oversight. The board of directors makes all relevant Company decisions. As a smaller company with a small board of directors, we believe it is appropriate to have the involvement and input of all of our directors in risk oversight matters.

Board Committees

We established three committees under the board of directors: an audit committee, a compensation committee and a nominating and corporate governance committee. We have adopted a charter for each of the three committees. Copy of our committee charters are to be posted on our corporate investor relations website at http://www.agmprime.com prior to our listing on the Nasdaq Capital Market.

Each committee’s members and functions are described below.

Audit Committee. Our Audit Committee consisted of Mr. Chuang Chen, Mr. Jialin Liu and Mr. Tingfu Xie. Mr. Chuang Chen is the chairman of our audit committee. We have determined that Mr. Chuang Chen, Mr. Jialin Liu and Mr. Tingfu Xie satisfy the “independence” requirements of NASDAQ Rule 5605 and Rule 10A-3 under the Securities Exchange Act of 1934. Our board of directors has determined that Mr. Chen qualifies as an audit committee financial expert and has the accounting or financial management expertise as required under Item 407(d)(5)(ii) and (iii) of Regulation S-K. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

●	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

●	reviewing with the independent auditors any audit problems or difficulties and management’s response;

●	discussing the annual audited financial statements with management and the independent auditors;

●	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

●	reviewing and approving all proposed related party transactions;

●	meeting separately and periodically with management and the independent auditors; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee. Our compensation committee consists of Mr. Jialin Liu, Mr. Chuang Chen and Mr. Tingfu Xie. Mr. Jialin Liu is the chairman of our compensation committee. We have determined that Mr. Jialin Liu, Mr. Chuang Chen and Mr. Tingfu Xie satisfy the “independence” requirements under NASDAQ Rule 5605. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

●	reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officer and other executive officers;

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●	reviewing and recommending to the board for determination with respect to the compensation of our non-employee directors;

●	reviewing periodically and approving any incentive compensation or equity plans, programs or similar arrangements; and

●	selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management.

Nominating Committee. Our nominating committee consists of Mr. Tingfu Xie, Mr. Chuang Chen and Mr. Jialin Liu. Mr. Tingfu Xie is the chairperson of our nominating committee. We have determined that Mr. Tingfu Xie, Mr. Chuang Chen and Mr. Jialin Liu satisfy the “independence” requirements under NASDAQ Rule 5605. The nominating committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating committee will be responsible for, among other things:

●	selecting and recommending to the board nominees for election by the shareholders or appointment by the board;

●	reviewing annually with the board the current composition of the board with regards to characteristics such as independence, knowledge, skills, experience and diversity;

●	making recommendations on the frequency and structure of board meetings and monitoring the functioning of the committees of the board; and

●	advising the board periodically with regards to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance and on any remedial action to be taken.

Duties of Directors

Under British Virgin Islands law, our directors have a duty to act honestly, in good faith and with a view to our best interests. Our directors also have a duty to exercise the care, diligence and skills that a reasonably prudent person would exercise in comparable circumstances. See “Description of Ordinary Shares — Differences in Corporate Law” for additional information on our directors’ fiduciary duties under British Virgin Islands law. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association. We have the right to seek damages if a duty owed by our directors is breached.

The functions and powers of our board of directors include, among others:

●	appointing officers and determining the term of office of the officers;

●	authorizing the payment of donations to religious, charitable, public or other bodies, clubs, funds or associations as deemed advisable;

●	exercising the borrowing powers of the company and mortgaging the property of the company;

●	executing checks, promissory notes and other negotiable instruments on behalf of the company; and

●	maintaining or registering a register of mortgages, charges or other encumbrances of the company.

Controlled Company

Our directors and officers currently own and will beneficially own a majority of the voting power of our outstanding common shares after the offering. Under the Rule 4350(c) of The NASDAQ Capital Market, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirement that a majority of our directors to be independent, as defined in The NASDAQ Capital Market rules, and the requirement that our compensation and nominating and corporate governance committees consist entirely of independent directors. If we elected to rely on the “controlled company” exemption, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. See Risk Factors — As a “controlled company” under the rules of The NASDAQ Capital Market, we may exempt our company from certain corporate governance requirements that could adversely affect our public shareholders.

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Interested Transactions

A director may vote, attend a board meeting or sign a document on our behalf with respect to any contract or transaction in which he or she is interested. A director must promptly disclose the interest to all other directors after becoming aware of the fact that he or she is interested in a transaction we have entered into or are to enter into. A general notice or disclosure to the board or otherwise contained in the minutes of a meeting or a written resolution of the board or any committee of the board that a director is a shareholder, director, officer or trustee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company will be sufficient disclosure, and, after such general notice, it will not be necessary to give special notice relating to any particular transaction.

Remuneration and Borrowing

The directors may receive such remuneration as our board of directors may determine from time to time. Each director is entitled to be repaid or prepaid all traveling, hotel and incidental expenses reasonably incurred or expected to be incurred in attending meetings of our board of directors or committees of our board of directors or shareholder meetings or otherwise in connection with the discharge of his or her duties as a director. The compensation committee will assist the directors in reviewing and approving the compensation structure for the directors. Our board of directors may exercise all the powers of the company to borrow money and to mortgage or charge our undertakings and property or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the company or of any third party.

Qualification

There are no membership qualifications for directors. Further, there are no share ownership qualifications for directors unless so fixed by us in a general meeting. There are no other arrangements or understandings pursuant to which our directors are selected or nominated.

Director Compensation

All directors hold office until the next annual meeting of shareholders at which they are re-elected and until their successors have been duly elected and qualified. Officers are elected by and serve at the discretion of the board of directors. Employee directors are entitled receive compensation for their services. Non-employee directors are entitled to receive a set amount of cash fee for serving as directors. In addition, non-employee directors are entitled to receive compensation for their actual travel expenses for each board of directors meeting attended. We have entered into agreements with our directors Zhentao Jiang, Chuang Chen, Jialin Liu and Tingfu Xie.

Zhentao Jiang

We entered an employment agreement with our Director, Mr. Zhentao Jiang, effective as of January 1, 2016 and running through January 1, 2018, with an annual salary of US$180,000.

Chuang Chen

We entered an employment agreement with our Director, Mr. Chuang Chen, effective as of March 16, 2017 and running through March 15, 2020, with an annual salary of RMB72,000.

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Jialin Liu

We entered an employment agreement with our Director, Mr. Jialin Liu, effective as of March 16, 2017 and running through March 15, 2020, with an annual salary of RMB60,000.

Tingfu Xie

We entered an employment agreement with our Director, Mr. Tingfu Xie, effective as of March 16, 2017 and running through March 15, 2020, with an annual salary of RMB72,000.

Director Compensation — the Fiscal Year Ended December 31, 2016 and the Period from Inception (April 27, 2015) to December 31, 2015

As indicated by the table below, during fiscal 2015, no members of our board of directors received compensation in their capacity as directors. During the fiscal year ended December 31, 2016, Zhentao Jiang received $180,000 in his capacity as a director.

Director Compensation — Non-Employee Directors

Other than the annual compensation based on the employment agreements we will also reimburse all directors for any out-of-pocket expenses incurred by them in connection with their services provided in such capacity. In addition, For the year ended December 31, 2016 and for the period from inception (April 27, 2015) to December 31, 2015, we did not have any non-employee directors.

Name	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Zhentao Jiang	2016	180,000	0	0	0	180,000
Chairman of the Board	2015	0	0	0	0	0

Chuang Chen	2016	0	0	0	0	0
Independent Director and Chairman of Audit Committee	2015	0	0	0	0	0

Jialin Liu	2016	0	0	0	0	0
Independent Director and Chairman of Compensation Committee	2015	0	0	0	0	0

Tingfu Xie	2016	0	0	0	0	0
Independent Director and Chairman of Nominating Committee	2015	0	0	0	0	0

Limitation of Director and Officer Liability

Under British Virgin Islands law, each of our directors and officers, in performing his or her functions, is required to act honestly and in good faith with a view to our best interests and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. British Virgin Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any indemnification may be held by the British Virgin Islands courts to be contrary to public policy (for example, a provision for indemnification against civil fraud or the consequences of committing a crime).

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Under our memorandum and articles of association, we may indemnify our directors, officers and liquidators against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with civil, criminal, administrative or investigative proceedings to which they are party or are threatened to be made a party by reason of their acting as our director, officer or liquidator. To be entitled to indemnification, these persons must have acted honestly and in good faith with a view to the best interest of the company and, in the case of criminal proceedings, they must have had no reasonable cause to believe their conduct was unlawful. The decision of our board of directors as to whether such a person acted honestly and in good faith with a view to the best interests of the company and as to whether the person had no reasonable to cause to believe that his or her conduct was unlawful is, in the absence of fraud, sufficient for the purposes of the indemnification, unless a question of law is involved. The termination of any proceedings by any judgment, order, settlement, conviction or the entry of a nolle prosequi does not, by itself, create a presumption that a director did not act honestly and in good faith and with a view to our best interests or that the director had reasonable cause to believe that his or her conduct was unlawful. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. These provisions will not limit the liability of directors under United States federal securities laws.

We may indemnify anyone serving at our request as a director of another entity against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings. To be entitled to indemnification, such a person must have acted honestly and in good faith with the view to our best interests and, in the case of criminal proceedings, must have had no reasonable cause to believe that his or her conduct was unlawful. The decision of our board of directors as to whether the person acted honestly and in good faith with a view to our best interests and as to whether the director had no reasonable cause to believe that his or her conduct was unlawful, is in the absence of fraud sufficient for the purposes of indemnification, unless a question of law is involved. The termination of any proceedings by any judgment, order, settlement, conviction or the entry of no plea does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to our best interests or that the person had reasonable cause to believe that his or her conduct was unlawful.

We may purchase and maintain insurance in relation to any of our directors or officers against any liability asserted against the directors or officers and incurred by the directors or officers in that capacity, whether or not we have or would have had the power to indemnify the directors or officers against the liability as provided in our memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers or persons controlling our company under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, nor has any been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Related Party Transactions,” our directors and officers have not been involved in any transactions with us or any of our affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Insider Trading Policy

The Board also adopted an insider trading policy that allows insiders to sell securities of the Company pursuant to pre-arranged trading plans.

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This insider trading policy was put into place because effective October 23, 2000, the Securities and Exchange Commission (the “SEC”) adopted rules related to insider trading. One of these rules, Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, provides an exemption to the insider trading rules in the form of an affirmative defense. Rule 10b5-1 recognizes the creation of formal programs under which executives and other insiders may sell the securities of publicly traded companies on a regular basis pursuant to written plans that are entered into at a time when the plan participants are not aware of material non-public information and that otherwise comply with the requirements of Rule 10b5-1.

Code of Business Conduct and Ethics and other Corporate Governance Policies

We have adopted a code of business conduct and ethics as of the date of this prospectus that applies to our directors, officers and employees. Our standards are in writing and are to be posted on our website at www.agmprime.com prior to our listing on the Nasdaq Capital Market. The following is a summation of the key points of the Code of Ethics we adopted:

●	Honest and ethical conduct, including ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

●	Full, fair, accurate, timely, and understandable disclosure reports and documents that a small business issuer files with, or submits to, the Commission and in other public communications made by our Company;

●	Full compliance with applicable government laws, rules and regulations;

●	The prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and

●	Accountability for adherence to the code.

Executive Compensation

Our board of directors determined the compensation to be paid to our executive officers based on our financial and operating performance and prospects, and contributions made by the officers’ to our success. And our compensation committee approved our salary and benefit plans. Each of the named officers will be measured by a series of performance criteria by the board of directors, or the compensation committee on a yearly basis. Such criteria will be set forth based on certain objective parameters such as job characteristics, required professionalism, management skills, interpersonal skills, related experience, personal performance and overall corporate performance.

Our board of directors has not adopted or established a formal policy or procedure for determining the amount of compensation paid to our executive officers. The board of directors will make an independent evaluation of appropriate compensation to key employees, with input from management. The board of directors has oversight of executive compensation plans, policies and programs.

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Summary Compensation Table

The following table presents summary information regarding the total compensation awarded to, earned by, or paid to each of the named executive officers for services rendered to us for the year ended December 31, 2016 and for the period from inception (April 27, 2015) to December 31, 2015.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Wenjie Tang	2016	144,000	0	0	0	144,000
Chief Executive Officer	2015	0	0	0	0	0

Guofu Zhang	2016	81,107	0	0	0	81,107
Chief Financial Officer	2015	0	0	0	0	0

Zhentao Jiang	2016	180,000	0	0	0	180,000
Chairman of the Board	2015	0	0	0	0	0

Chengchun Zhang	2016	180,000	0	0	0	180,000
Chief Operating Officer	2015	0	0	0	0	0

Yufeng Mi	2016	102,142	0	0	0	102,142
Chief Technology Officer	2015	0	0	0	0	0

Bin Liu	2016	0	0	0	0	0
Chief Risk Officer	2015	0	0	0	0	0

Chenxi Shi	2016	40,000	0	0	0	40,000
Secretary of the Board	2015	0	0	0	0	0

Employment Agreements

Our employment agreements with our officers generally provide for employment for a specific term and pay annual salary, health insurance, pension insurance, and paid vacation and family leave time. The agreement may be terminated by either party as permitted by law. In the event of a breach or termination of the agreement by our company, we may be obligated to pay the employee twice the ordinary statutory rate. In the event of a breach or termination causing loss to our company by the employee, the employee may be required to indemnify us against loss. We have executed employment agreements with Mr. Zhentao Jiang, Mr. Wenjie Tang, Mr. Yufeng Mi, Mr. Chengchun Zhang, Mr. Guofu Zhang, Mr. Bin Liu, and Mr. Chenxi Shi.

Zhentao Jiang

We entered an employment agreement with our Director, Mr. Zhentao Jiang, effective as of January 1, 2016 and running through January 1, 2018, with an annual salary of US$180,000.

Wenjie Tang

We entered an employment agreement with our Chief Executive Officer, Mr. Tang, effective as of January 1, 2016 and running through January 1, 2018 that provided an annual salary of US$144,000.

Yufeng Mi

We entered an employment agreement with our Chief Technical Officer, Mr. Yufeng Mi, effective as of January 1, 2016 and running through January 1, 2018, with an annual salary of US$96,000. In addition, Beijing AnGaoMeng Technology Service Co. Ltd. entered into an employment agreement with Mr. Yufeng Mi as Vice President of Beijing AnGaoMeng Technology Service Co. Ltd., effective as of November 1, 2016 and running through October 31, 2019, with an annual salary of RMB 240,000.

Chengchun Zhang

We entered an employment agreement with our Chief Operating Officer, Mr. Chengchun Zhang, effective as of January 1, 2016 and running through January 1, 2018, with an annual salary of US$180,000.

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Guofu Zhang

We entered an employment agreement with our Chief Financial Officer, Mr. Guofu Zhang, effective as of January 1, 2016 and running through January 1, 2018 at an annual salary of US$72,000. In addition, Beijing AnGaoMeng Technology Service Co. Ltd. entered into an employment agreement with Mr. Guofu Zhang as Chief Financial Officer of Beijing AnGaoMeng Technology Service Co. Ltd., effective as of March 2, 2016 and running through March 1, 2017, with an annual salary of RMB 66,000. After expiration of the above agreement, both parties entered into a new employment agreement to renew the employment from March 1, 2017 to March 1, 2018 with an annual salary of RMB 66,000.

Bin Liu

We entered an employment agreement with our Chief Risk Officer, Mr. Bin Liu, effective as of February 13, 2017 which runs through February 13, 2019, with an annual salary of US$96,000.

Chenxi Shi

We entered into an independent contractor agreement with Aventech Capital Inc. of which Mr. Chenxi Shi is the sole director and shareholder, effective September 1, 2016 until either party terminates the agreement with 90 days’ prior written notice to the other party, for a monthly compensation of US$10,000.

Related Party Transactions

In addition to the executive officer and director compensation arrangements discussed in “Executive Compensation,” below we describe transactions since April 27, 2015, to which we have been a participant, in which the amount involved in the transaction is material to our company and in which any of the following is a party: (a) enterprises that directly or indirectly through one or more intermediaries, control or are controlled by, or are under common control with, our Company; (b) associates; (c) individuals owning, directly or indirectly, an interest in the voting power of our Company that gives them significant influence over our Company, and close members of any such individual’s family; (d) key management personnel, that is, those persons having authority and responsibility for planning, directing and controlling the activities of our Company, including directors and senior management of companies and close members of such individuals’ families; and (e) enterprises in which a substantial interest in the voting power is owned, directly or indirectly, by any person described in (c) or (d) or over which such a person is able to exercise significant influence.

The related parties consisted of the following:

Name of Related Party	Nature of Relationship
Zhentao Jiang	Director and principal shareholder
Wenjie Tang	CEO and shareholder
Yufeng Mi	CTO and shareholder
Bin Liu	CRO
Guofu Zhang	CFO
Chengchun Zhang	COO and principal shareholder
IIG LTD	The entity is under common control of Zhentao Jiang

i) Revenue from related parties and accounts receivable from related parties, net

The Company provides online trading platform application service to IIG LTD. For the year ended December 31, 2016 and for the period from inception (April 27, 2015) to December 31, 2015, the Company generated related party revenues from IIG LTD in the amount of $2,720,936 and $0, respectively. The net related party accounts receivable with IIG LTD amounted to $247,000 and $0 as of December 31, 2016 and 2015, respectively.

The Company did not take allowance for the year ended December 31, 2016 and for the period from inception (April 27, 2015) to December 31, 2015, and have no allowance balances as of December 31, 2016 and 2015 for the accounts receivable from related parties. Because the management was confident to collect the account receivable from the related party and the aging for a majority of the balance was less than 3 months.

ii) Due from related party

Subscription receivable of $1,170,000 as of December 31, 2016 was presented as contra account of ordinary shares, representing the Company’s outstanding stock subscription receivable owned from the Chengchun Zhang, the COO and principal shareholder, and other principal shareholders of the Company. This subscription receivable has been fully collected as of the filing date of the prospectus.

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iii) Due to related parties

Due to related parties as of December 31, 2016 and December 31, 2015 consisted of the following:

	December 31, 2016	December 31, 2015
Zhentao Jiang(1)	$3,869,836	$37,229
Total	$3,869,836	$37,229

(1)	The balance of due to related party represents expenses totaling $129,810 (2015: $37,229) incurred in the ordinary course that were paid by Zhentao Jiang, Chairman of the board of directors and principal shareholder, on behalf of the Company as well as three loans totaling $3,740,026 that the Company obtained from Zhentao Jiang for working capital purpose.

During the year ended December 31, 2016, the Company entered into three advance agreements with Zhentao Jiang, allowing the Company to borrow unsecured and interest-free loans. The balances and material terms of the three loan advance agreements are summarizes below:

(i)	Under the advance agreement between Zhentao Jiang (the “Lender”) and AGM Beijing (the “Borrower”), which dated January 1, 2016,
●	The borrowed money shall be used for business activities of the Borrower only.
●	The amount of the loan authorized for borrowing for 2016 shall not exceed RMB 15,000,000 (USD 2,160,232).
●	The loan is interest free and will not change with the changes of the national interest rate.
●	The term of the loan is two years from January 1, 2016 to December 31, 2017.
●	The repayment date is December 31, 2017.
●	The balance drawn down from the advance agreement is $1,843,964 as of December 31, 2016.
(ii)	Under the advance agreement between Zhentao Jiang the “Lender” and AGM Group Holdings Inc. (the “Borrower”), which dated July 3, 2016,
●	The borrowed money shall be used for business activities of the Borrower only.
●	The amount of the loan authorized for borrowing for 2016 shall not exceed USD 1,200,000.
●	The loan is interest free and will not change with the changes of national interest rate.
●	The term of the loan is two years from July 3, 2016 to July 2, 2018.
●	The repayment date is July 2, 2018.
●	The balance drawn down from the advance agreement is $1,003,166 as of December 31, 2016.
(iii)	Under the advance agreement between Zhentao Jiang (the “Lender”) and AGM Shenzhen (the “Borrower”), which dated July 3, 2016,
●	The borrowed money shall be used for business activities of the Borrower only.
●	The amount of the loan authorized for borrowing for 2016 shall not exceed RMB 8,000,000 (USD 1,152,124).
●	The loan is interest free and will not change with the changes of national interest rate.
●	The term of the loan is two years from July 3, 2016 to July 2, 2018.
●	The repayment date is July 2, 2018.
●	The balance drawn down from the advance agreement is $892,896 as of December 31, 2016.

During the six months ended June 30, 2017, the Company had a net repayment of $1,025,846 for amount due to Zhentao Jiang. Subsequent to June 30, 2017 and as of September 30, 2017, the Company repaid $1,170,137 of its amount due to Zhentao Jiang.

On January 1, 2017, the Company entered into a 2-year term advance agreement with the Company’s CEO and shareholder, Wenji Tang, allowing the Company to borrow unsecured and interest-free loan up to the amount of RMB15,000,000 ($2,160,232) from the CEO during fiscal 2017. The Company shall repay the CEO for any amount outstanding at the maturity date of December 31, 2018. During the six months ended June 30, 2017, the Company borrowed $1,005,697 from Wenjie Tang. Subsequent to June 30, 2017 and as of September 30, 2017, the Company had a net repayment of $120,874 for its amount due to Wenjie Tang.

Principal Shareholders

The following table sets forth information with respect to beneficial ownership of our Class A Ordinary Shares and Class B Ordinary Shares as of the date of the Prospectus by:

●	Each person who is known by us to beneficially own more than 5% of our outstanding Class A Ordinary Shares and Class B Ordinary Shares;

●	Each of our director, director nominees and named executive officers; and

●	All directors and named executive officers as a group.

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Our company is authorized to issue 200,000,000 Class A Ordinary Shares of $0.001 par value per share and 200,000,000 Class B Ordinary Shares of $0.001 par value per share. The number and percentage of Ordinary Shares beneficially owned before the offering are based on 20,010,000 Class A Ordinary Shares of $0.001 par value per share and 11,900,000 Class B Ordinary Shares of $0.001 par value per share issued and outstanding as of September 18, 2017. Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our Ordinary Shares. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of Ordinary Shares beneficially owned by a person listed below and the percentage ownership of such person, Ordinary Shares underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of September 18, 2017 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. None of our shareholders as of the date of this prospectus is a record holder in the United States. Except as otherwise indicated in the footnotes to this table, or as required by applicable community property laws, all persons listed have sole voting and investment power for all Ordinary Shares shown as beneficially owned by them. Unless otherwise indicated in the footnotes, the address for each principal shareholder is in the care of our Company at 1 Jinghua South Road, Wangzuo Plaza East Tower, Room 2112, Beijing, P.R. China 100020. As of the date of the Prospectus, we have eighteen (18) shareholders of record.

Named Executive Officers and Directors	Amount of Beneficial Ownership (Class A)	Pre- Offering Percentage Ownership (Class A)	Post- Minimum Offering Percentage Ownership (Class A)	Post- Maximum Offering Percentage Ownership (Class A)	Amount of Beneficial Ownership (Class B)	Percentage Ownership (Class B)	Combined ownership of Class A and Class B	Combined Voting Power of Class A and Class B Ordinary Shares(3)
Directors and Named Executive Officers:
Zhentao Jiang, Chairman of the Board(1)	2,400,000	12%	11.4%	11.2%	2,400,000	20.2%	4,800,00	18.1%
Wenije Tang, Chief Executive Officer(2)	1,500,000	7.5%	7.1%	7.0%	1,500,000	12.6%	3,000,000	11.3%
Guofu Zhang, Chief Financial Officer	—	0%	0%	0%	—	0%	—	0%
Chengchun Zhang, Chief Operating Officer(2)	2,400,000	12%	11.4%	11.2%	2,400,000	20.2%	4,800,000	18.1%
Yufeng Mi, Chief Technology Officer	600,000	3%	2.9%	2.8%	600,000	5%	1,200,000	4.5%
Bin Liu, Chief Risk Officer	—	0%	0%	0%	—	0%	—	0%
Chenxi Shi, Secretary of the Board	10,000	0.05%	0.05%	0.05%	—	0%	10,000	0.01%
Chuang Chen, Independent Director and Chairman of Audit Committee	—	0%	0%	0%	—	0%	—	0%
Jialin Liu, Independent Director and Chairman of Compensation Committee	—	0%	0%	0%	—	0%	—	0%
Tingfu Xie, Independent Director and Chairman of Nominating Committee	—	0%	0%	0%	—	0%	—	0%
All directors and executive officers as a group (10 persons)	6,910,000	34.55%	32.9%	32.3%	6,900,000	58%	13,810,000	52.1%

5% Beneficial Owners:
Firebull Holdings Limited(2)	5,000,000	25%	23.8%	23.4%	5,000,000	42%	10,000,000	37.7%

(1)	Zhentao Jiang individually holds 2,400,000 shares of Class A Ordinary Shares and 2,400,000 shares of Class B Ordinary Shares, representing 12% and 20.2% of the total outstanding Class A Ordinary Shares outstanding and Class B Ordinary Shares respectively.

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In addition, Zhentao Jiang indirectly holds and has sole voting and dispositive power of the 1,000,000 shares of Class A Ordinary Shares beneficially owned by Northnew Management Limited, a company formed under the laws of Seychelles. Northnew Management Limited may, from time to time, transfer shares of our company to our executive officers as equity incentive to retain their services.

(2)	Wenjie Tang individually holds 1,500,000 shares of Class A Ordinary Shares and 1,500,000 shares of Class B Ordinary Shares, representing 7.5% and 12.6% of the total outstanding Class A Ordinary Shares and Class B Ordinary Shares respectively.

Chengchun Zhang individually holds 2,400,000 shares of Class A Ordinary Shares and 2,400,000 shares of Class B Ordinary Shares, representing 12% and 20.2% of the total outstanding Class A Ordinary Shares and Class B Ordinary Shares respectively.

In addition, Wenjie Tang and Chengchun Zhang jointly and indirectly hold the 5,000,000 shares of Class A Ordinary Shares and the 5,000,000 shares of Class B Ordinary Shares beneficially owned by Firebull Holdings Limited, a company formed under the laws of Hong Kong SAR. The Chairman of the board of directors of AGM Holdings has the voting and dispositive power of the 5,000,000 shares of Class A Ordinary Shares and the 5,000,000 shares of Class B Ordinary Shares beneficially owned by Firebull Holdings Limited. The dividend rights of the 5,000,000 shares of Class A Ordinary Shares owned by Firebull are reserved to our employees as equity incentive to retain talent.

(3)	Eah Class B Ordinary Share in the Company confers upon the shareholder the right to five (5) votes at a meeting of the shareholders of the Company or on any resolution of shareholders. Holders of our Class B Ordinary Share will vote together with holders of our Class A Ordinary Share as a single class on all matters presented to our shareholders for their vote approval.

Description of Ordinary Shares

AGM Holdings was incorporated on April 27, 2015 under the BVI Companies Act, 2004 as a company limited by shares. As of the date of this prospectus, the Company is authorized to issue 200,000,000 Class A Ordinary Shares of $0.001 par value per share and 200,000,000 Class B Ordinary Shares of $0.001 par value per share. As a result of the equity interest transfer between Zhentao Jiang and Chenxi Shi and the recent private placement financing, there are 20,010,000 Class A Ordinary Shares and 11,900,000 Class B Ordinary Shares issued and outstanding as of the date of this prospectus.

Our memorandum and articles of association do not permit a director to decide what compensation he or she will receive. All decisions about the compensation of directors will be recommended by the compensation committee, upon its formation, and approved by the board of directors as a whole, both acting only when a quorum of members is present.

The following are summaries of the material provisions of our memorandum and articles of association that will be in force at the time of the closing of this offering and the BVI Act, insofar as they relate to the material terms of our Class A Ordinary Shares. Copies of our memorandum and articles of association are filed as exhibits to the registration statement of which this prospectus is a part. As a convenience to potential investors, we provide the below description of BVI law and our memorandum and articles of association together with a comparison to similar features under Delaware law.

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Class A Ordinary Shares

General

Each Class A Ordinary Share in the Company confers upon the shareholder the right to one vote per share at a meeting of the shareholders of the Company or on any resolution of shareholders. Holders of our Class A Ordinary Share will vote together with holders of our Class B Ordinary Share as a single class on all matters presented to our shareholders for their vote approval.

Each Class A Ordinary Share in the Company confers upon the shareholder the right to an equal share in any dividend paid by the Company.

Each Class A Ordinary Share in the Company confers upon the shareholder the right to an equal share in the distribution of the surplus assets of the Company on its liquidation.

All of our issued Class A Ordinary Shares are fully paid and non-assessable. Certificates representing the Class A Ordinary Shares are issued in registered form. Our shareholders who are non-residents of the British Virgin Islands may freely hold and vote their Class A Ordinary Shares.

At the completion of this offering, there will be between 21,010,000 (assuming the sale of 1,000,000 shares) and 21,410,000 (assuming the sale of 1,400,000 shares) Class A Ordinary Shares issued and outstanding.

Class B Ordinary Shares

General

Each Class B Ordinary Share in the Company confers upon the shareholder the right to five votes at a meeting of the shareholders of the Company or on any resolution of shareholders. Holders of our Class B Ordinary Share will vote together with holders of our Class A Ordinary Share as a single class on all matters presented to our shareholders for their vote approval.

No Class B Ordinary Share may be sold, assigned, transferred, alienated, commuted, anticipated, or otherwise disposed of (including by will or the laws of descent and distribution), or pledged or hypothecated as collateral for a loan or as security for the performance of any obligation, or be otherwise encumbered, and are not subject to attachment, garnishment, execution or other legal or equitable process, and any attempt to do so shall be null and void.

Each Class B Ordinary Share shall only be issued to the Company’s or its subsidiaries’ employees or those entities of which its principal shareholder is an employee of the Company or its subsidiaries. Shareholder’s termination of employment with the Company or its subsidiaries shall immediately result in the cancellation of any and all issued and outstanding shares of Class B ordinary shares held by such shareholder on the date of termination.

Sale, assignment, transfer, alienation, or otherwise disposition of any Class A Ordinary Share by common shareholder of Class B Ordinary Shares shall immediately result in the cancellation of equal number of shares of Class B ordinary share on the date of such disposition.

Shareholder(s) of Class B ordinary share in the Company shall not:

●	receive the right to any dividend paid by the Company;

●	receive the right to any distribution of the surplus assets of the Company on its liquidation.

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At the completion of this offering, there will be 11,900,000 Class B Ordinary Shares issued and outstanding.

Listing

We have applied and obtained a conditional listing approval letter to list our Class A ordinary shares on the NASDAQ Capital Market under the symbol “AGMH” provided that we pay the balance of our entry fee and that we will have at least 300 round-lot shareholders prior to our first day of trading. In addition, we will need to provide Nasdaq with confirmation that we have sold at least 1,000,000 Class A ordinary shares prior to our trading on Nasdaq. Our Class A Ordinary Shares will not be listed on the Nasdaq Capital Market unless we meet these conditions.

Transfer Agent and Registrar

The transfer agent and registrar for the Class A Ordinary Shares is VStock Transfer, LLC, 18 Lafayette Pace, Woodmere, NY 11598.

Distributions

The holders of our Class A Ordinary Shares are entitled to such dividends or other distributions as may be authorised by our board of directors, subject to the BVI Act and our memorandum and articles of association.

Shareholders’ voting rights

Any action required or permitted to be taken by the shareholders must be taken at a duly called meeting of the shareholders entitled to vote on such action. At each meeting of shareholders, each shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) will have one vote for each Class A Ordinary Share or five votes for each Class B Ordinary Share. Holders of our Class A Ordinary Share will vote together with holders of our Class B Ordinary Share as a single class on all matters presented to our shareholders for their vote approval. An action that may be taken by the shareholders at a meeting may also be taken by a resolution of shareholders consented to in writing.

Election of directors

Delaware law permits cumulative voting for the election of directors only if expressly authorized in the certificate of incorporation. The laws of the British Virgin Islands do not specifically prohibit or restrict the creation of cumulative voting rights for the election of our directors. Cumulative voting is not a concept that is accepted as a common practice in the British Virgin Islands, and we have made no provisions in our memorandum and articles of association to allow cumulative voting for elections of directors.

Meetings of shareholders

Any of our directors may convene a meeting of shareholders at any time and in any manner and place the director considers necessary or desirable. The director convening a meeting must not give less than seven days’ notice of the meeting to those shareholders whose names appear as shareholders in the register of shareholders on the date of the notice and are entitled to vote at the meeting, and the other directors. Our board of directors must convene a meeting of shareholders upon the written request of shareholders entitled to exercise 30% or more of the voting rights in respect of the matter for which the meeting is requested within 28 days of receiving the written request. A meeting of shareholders held in contravention of the requirement to give notice is valid if shareholders holding at least 90% of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting and, for this purpose, the presence of a shareholder at the meeting shall constitute waiver in relation to all the shares which that shareholder holds.

The quorum for a meeting of shareholders is duly constituted if, at the beginning of the meeting, there are present in person or by proxy not less than 50% of the votes of the shares (or class or series of shares) entitled to vote on the resolutions to be considered at the meeting. A quorum may comprise a single shareholder or proxy. If within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of the shareholders, will be dissolved. In any other case, it will stand adjourned to the next business day in the jurisdiction in which the meeting was to have been held at the same time and place or to such other time and place as the directors may determine, and if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy not less than one third of the votes of the shares or each class or series of shares entitle to vote on the matter to be considered by the meeting, those present will constitute a quorum but otherwise the meeting will be dissolved.

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Meetings of directors

Our business and affairs are managed by our board of directors, who will make decisions by voting on resolutions of directors. Our directors are free to meet at such times and in such manner and places within or outside the BVI as the directors determine to be necessary or desirable A director must be given not less than 3 days’ notice of a meeting of directors. At any meeting of directors, a quorum will be present if not less than one half of the total number of directors is present, unless there are only 2 directors in which case the quorum is 2. An action that may be taken by the directors at a meeting may also be taken by a resolution of directors consented to in writing by a majority of the directors. A person other than an individual which is a shareholder may by a resolution of its directors or other governing body authorise any individual it thinks fit to act as its representative at any meeting of shareholders. The duly authorized representative shall be entitled to exercise the same powers on behalf of the person which he represents as that person could exercise if it were an individual.

Protection of minority shareholders

We would normally expect British Virgin Islands courts to follow English case law precedents, which would permit a minority shareholder to commence a representative action, or derivative actions in our name, to challenge (1) an act which is ultra vires or illegal, (2) an act which constitutes a fraud against the minority by parties in control of us, (3) an infringement of individual rights of the minority shareholder (such as the right to vote and pre-emptive rights), and (4) an irregularity in the passing of a resolution which requires a special or extraordinary majority of the shareholders.

Pre-emptive rights

There are no pre-emptive rights applicable to the issue by us of new Class A Ordinary Shares under either British Virgin Islands law or our memorandum and articles of association.

Transfer of Class A Ordinary Shares

Subject to the restrictions in our memorandum and articles of association and applicable securities laws, any of our shareholders may transfer all or any of his or her Class A Ordinary Shares by written instrument of transfer signed by the transferor and containing the name and address of the transferee. Our board of directors may not resolve to refuse or delay the transfer of any Ordinary Share unless the shareholder has failed to pay an amount due in respect of it.

Liquidation

If we are wound up and the assets available for distribution among our shareholders are more than sufficient to repay all amounts paid to us on account of the issue of shares immediately prior to the winding up, the excess shall be distributable pari passu among those shareholders in proportion to the amount paid up immediately prior to the winding up on the shares held by them, respectively. If we are wound up and the assets available for distribution among the shareholders as such are insufficient to repay the whole of the amounts paid to us on account of the issue of shares, those assets shall be distributed so that, to the greatest extent possible, the losses shall be borne by the shareholders in proportion to the amounts paid up immediately prior to the winding up on the shares held by them, respectively. If we are wound up, the liquidator appointed by us may, in accordance with the BVI Act, divide among our shareholders in specie or kind the whole or any part of our assets (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as the liquidator deems fair upon any property to be divided and may determine how such division shall be carried out as between the shareholders or different classes of shareholders.

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Calls on Class A Ordinary Shares and forfeiture of Class A Ordinary Shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their Class A Ordinary Shares in a notice served to such shareholders at least 14 days prior to the specified date of payment. Where such a notice has been issued its requirements have not been complied with, the directors may, at any time before the tender of payment, forfeit and cancel the Class A Ordinary Shares to which the notice relates.

Issuance of Class A Ordinary Shares

Subject to the provisions of the BVI Act, our board of directors may authorise the issuance of shares at such times, to such persons, for such consideration and on such terms as they may determine by a resolution of directors, subject to the BVI Act, our memorandum and articles of association and any applicable requirements imposed from time to time by the SEC, The Nasdaq Capital Market or any recognized stock exchange on which our securities are listed.

Variation of rights

All or any of the rights attached to any class of shares may, subject to the provisions of the BVI Act, be varied only with the consent in writing of, or pursuant to a resolution passed at a meeting by the holders of more than 50% of the issued shares of that class.

Changes in the number of shares we are authorized to issue and those in issue

We may from time to time by resolution of our board of directors:

●	amend our memorandum of association to increase or decrease the maximum number of shares we are authorized to issue;

●	subject to our memorandum of association, divide our authorized and issued shares into a larger number of shares; and

●	subject to our memorandum of association, combine our authorized and issued shares into a smaller number of shares.

Inspection of books and records

Under the BVI Act, holders of our Class A Ordinary Shares are entitled, upon giving written notice to us, to inspect (i) our memorandum and articles of association, (ii) our register of shareholders, (iii) our register of directors and (iv) minutes of meetings and resolutions of our shareholders, and to make copies and take extracts from these documents and records. However, our directors can refuse access if they are satisfied that to allow such access would be contrary to our interests. See “Where You Can Find Additional Information.”

Rights of non-resident or foreign shareholders

There are no limitations imposed by our memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

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Differences in Corporate Law

The BVI Act and the laws of the British Virgin Islands affecting British Virgin Islands companies like us and our shareholders differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the laws of the British Virgin Islands applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and similar arrangements

Two or more BVI companies may merge or consolidate in accordance with Section 170 of the BVI Act. A merger means the merging of two or more constituent companies into one of the constituent companies and a consolidation means the consolidating of two or more constituent companies into a new company. In order to merge or consolidate, the directors of each constituent company must approve a written plan of merger or consolidation, which must be authorized by a resolution of shareholders.

While a director may vote on the plan of merger or consolidation even if he has an interest in the merger or consolidation, the director must disclose the interest to all other directors of the company promptly upon becoming aware of the fact that he is interested in the merger or consolidation.

A transaction entered into by our company in respect of which a director is interested (including a merger or consolidation) is voidable by us unless the director’s interest was (a) disclosed to the board prior to the transaction or (b) the transaction is (i) between the director and the company and (ii) the transaction is in the ordinary course of the company’s business and on usual terms and conditions.

Notwithstanding the above, a transaction entered into by the company is not voidable if the material facts of the interest are known to the shareholders and they approve or ratify it or the company received fair value for the transaction.

Shareholders not otherwise entitled to vote on the merger or consolidation may still acquire the right to vote if the plan of merger or consolidation contains any provision which, if proposed as an amendment to the memorandum or articles of association, would entitle them to vote as a class or series on the proposed amendment. In any event, all shareholders must be given a copy of the plan of merger or consolidation irrespective of whether they are entitled to vote at the meeting held to approve the plan of merger or consolidation.

The shareholders of the constituent companies are not required to receive shares of the surviving or consolidated company but may receive debt obligations or other securities of the surviving or consolidated company, other assets, or a combination thereof. Further, some or all of the shares of a class or series may be converted into a kind of asset while the other shares of the same class or series may receive a different kind of asset. As such, not all the shares of a class or series must receive the same kind of consideration.

After the plan of merger or consolidation has been approved by the directors and authorized by a resolution of the shareholders, articles of merger or consolidation are executed by each company and filed with the Registrar of Corporate Affairs in the British Virgin Islands.

A shareholder may dissent from a mandatory redemption of his shares, an arrangement (if permitted by the court), a merger (unless the shareholder was a shareholder of the surviving company prior to the merger and continues to hold the same or similar shares after the merger) or a consolidation. A shareholder properly exercising his dissent rights is entitled to a cash payment equal to the fair value of his shares.

A shareholder dissenting from a merger or consolidation must object in writing to the merger or consolidation before the vote by the shareholders on the merger or consolidation, unless notice of the meeting was not given to the shareholder. If the merger or consolidation is approved by the shareholders, the company must give notice of this fact to each shareholder who gave written objection within 20 days. These shareholders then have 20 days to give to the company their written election in the form specified by the BVI Act to dissent from the merger or consolidation, provided that in the case of a merger, the 20 days starts when the plan of merger is delivered to the shareholder.

Upon giving notice of his election to dissent, a shareholder ceases to have any of the rights of a shareholder except the right to be paid the fair value of his shares. As such, the merger or consolidation may proceed in the ordinary course notwithstanding his dissent.

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Within seven days of the later of the delivery of the notice of election to dissent and the effective date of the merger or consolidation, the surviving or consolidated company must make a written offer to each dissenting shareholder to purchase his shares at a specified price per share that the company determines to be the fair value of the shares. The company and the shareholder then have 30 days to agree upon the price. If the company and a shareholder fail to agree on the price within the 30 days, then the company and the shareholder shall, within 20 days immediately following the expiration of the 30-day period, each designate an appraiser and these two appraisers shall designate a third appraiser. These three appraisers shall fix the fair value of the shares as of the close of business on the day prior to the shareholders’ approval of the transaction without taking into account any change in value as a result of the transaction.

Shareholders’ suits

There are both statutory and common law remedies available to our shareholders as a matter of British Virgin Islands law. These are summarized below:

Prejudiced members

A shareholder who considers that the affairs of the company have been, are being, or are likely to be, conducted in a manner that is, or any act or acts of the company have been, or are, likely to be oppressive, unfairly discriminatory or unfairly prejudicial to him in that capacity, can apply to the court under Section 184I of the BVI Act for an order, inter alia, that his shares be acquired, that the company or any other person pay him compensation, that the Court regulate the future conduct of the company’s affairs, or that any decision of the company which contravenes the BVI Act or the company’s memorandum or articles of association be set aside.

Derivative actions

Section 184C of the BVI Act provides that a shareholder of a company may, with the leave of the Court, bring an action in the name of the company to redress any wrong done to it.

Just and equitable winding up

In addition to the statutory remedies outlined above, shareholders can also petition for the winding up of a company on the grounds that it is just and equitable for the court to so order. Save in exceptional circumstances, this remedy is only available where the company has been operated as a quasi partnership and trust and confidence between the partners has broken down.

Indemnification of directors and officers and limitation of liability

British Virgin Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent any indemnification provision may be held by the British Virgin Islands courts to be contrary to public policy (for example, a provision for indemnification against civil fraud or the consequences of committing a crime).

Under our memorandum and articles of association, we indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings for any person who:

●	is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was our one of our directors; or

●	is or was, at our request, serving as a director or officer of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

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These indemnities only apply if the person acted honestly and in good faith and with a view to our best interests and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Anti-takeover provisions

Under British Virgin Islands law, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association, as amended and restated from time to time, as they believe in good faith to be in the best interests of our company.

Directors’ fiduciary duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a transaction that is material to the company. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

Under British Virgin Islands law, our directors owe the company certain statutory and fiduciary duties including, among others, a duty to act honestly, in good faith, for a proper purpose and with a view to what the directors believe to be in the best interests of the company. Our directors are also required, when exercising powers or performing duties as a director, to exercise the care, diligence and skill that a reasonable director would exercise in the same circumstances, taking into account without limitation, the nature of the company, the nature of the decision and the position of the director and the nature of the responsibilities undertaken. In the exercise of their powers, our directors must ensure neither they nor the company acts in a manner which contravenes the BVI Act or our memorandum and articles of association, as amended and restated from time to time. A shareholder has the right to seek damages for breaches of duties owed to us by our directors.

Shareholder action by written consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. British Virgin Islands law provides that, subject to the memorandum and articles of association of a company, an action that may be taken by the shareholders at a meeting may also be taken by a resolution of shareholders consented to in writing or by telex, telegram, cable or other written electronic communication, without the need for any notice. Our memorandum and articles of association permit shareholders to act by written consent but provide that if a resolution of shareholders is approved otherwise that by unanimous written consent of all shareholders, a copy of the resolution must immediately be sent to each non-consenting shareholder.

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Shareholder proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings. The BVI Act and our memorandum and articles of association provide that our board of directors must convene a meeting of shareholders upon the written request of shareholders entitled to exercise 30% or more of the voting rights in respect of the matter for which the meeting is requested within 28 days of receiving the written request. We are not obliged under the BVI Act or any other law of the British Virgin Islands to call shareholders’ annual general meetings, but our memorandum and articles of association would permit the directors to call such a meeting. The location of any shareholders’ meeting can be determined by the board of directors and can be held anywhere in the world.

Cumulative voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. Our memorandum and articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded fewer protections or rights on this issue than shareholders of a Delaware corporation.

Removal of directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our memorandum and articles of association, a director can be removed from office by a resolution of shareholders or a resolution of directors passed at a meeting called for the purpose of removing the director or for purposes including the removal of the director or by a written resolution passed by at least 75% of the votes of the shareholders or directors entitled to vote.

Transactions with interested shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or which owns or owned 15% or more of the target’s outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors. British Virgin Islands law has no comparable statute.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under the BVI Act and our memorandum and articles of association, we may appoint a voluntary liquidator by a resolution of shareholders or a resolution of directors.

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Variation of rights of shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our memorandum and articles of association, if at any time our shares are divided into different classes of shares, the rights attached to any class may only be varied, whether or not our company is in liquidation, with the consent in writing of or by a resolution passed at a meeting by the holders of not less than 50% of the issued shares of that class.

Amendment of governing documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by British Virgin Islands law, our memorandum and articles of association may be amended by a resolution of shareholders and, subject to certain exceptions, by a resolution of directors. Any amendment is effective from the date it is registered at the Registry of Corporate Affairs in the British Virgin Islands.

Shares Eligible for Future Sale

Before our initial public offering, there has not been a public market for our Class A Ordinary Shares. Future sales of substantial amounts of shares of our Class A Ordinary Shares in the public market after our initial public offering, or the possibility of these sales occurring, could cause the prevailing market price for our Class A Ordinary Shares to fall or impair our ability to raise funds by issuing shares in the future.

The Class A Ordinary Shares that were not offered and sold in our initial public offering are “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which are summarized below.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person is entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

●	1% of the number of Class A Ordinary Shares then outstanding, which will equal between 210,100 (assuming closing of a minimum offering) and 214,100 (assuming closing of a maximum offering) shares immediately after our initial public offering, or

●	the average weekly trading volume of the Class A Ordinary Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

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Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701 as currently in effect, any of our employees, consultants or advisors who purchase shares from us in connection with a compensatory stock or option plan or other written agreement in a transaction before the effective date of our initial public offering that was completed in reliance on Rule 701 and complied with the requirements of Rule 701 will be eligible to resell such shares 90 days after the date of this prospectus in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

Summary of Shares Available for Future Sale

The following table summarizes the total shares potentially available for future sale. To the extent we sell a number of Class A Ordinary Shares between the minimum and maximum offering, the below tables will be adjusted proportionately as to numbers of shares available for sale (as to share incentive and underwriter shares) and dates on which such shares may be sold (as to currently outstanding shares).

Minimum Offering Shares	Date Available for Sale
Currently Outstanding Class A Ordinary Shares: 20,010,000	After 90 days from the date of effectiveness or commencement of sales of the public offering

Shares Offered in this Offering: 1,000,000	After the date of this prospectus, these shares will be freely tradable.

Maximum Offering Shares	Date Available for Sale
Currently Outstanding Class A Ordinary Shares: 20,010,000	After 90 days from the date of effectiveness or commencement of sales of the public offering

Shares Offered in this Offering: 1,400,000	After the date of this prospectus, these shares will be freely tradable

Material Tax Consequences Applicable to U.S. Holders of Our Class A Ordinary Shares

The following sets forth the material British Virgin Islands, Chinese and U.S. federal income tax consequences related to an investment in our Class A Ordinary Shares. It is directed to U.S. Holders (as defined below) of our Class A Ordinary Shares and is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This description does not deal with all possible tax consequences relating to an investment in our Class A Ordinary Shares, such as the tax consequences under state, local and other tax laws.

The following brief description applies only to U.S. Holders (defined below) that hold Class A Ordinary Shares as capital assets and that have the U.S. dollar as their functional currency. This brief description is based on the tax laws of the United States in effect as of the date of this prospectus and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below. Unless otherwise noted in the following discussion, this section is the opinion of Ortoli Rosenstadt LLP, our U.S. counsel, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law, and of East & Concord Partners, our PRC counsel, insofar as it relates to legal conclusions with respect to matters of Chinese tax law.

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The brief description below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are a beneficial owner of shares and you are, for U.S. federal income tax purposes,

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

WE URGE POTENTIAL PURCHASERS OF OUR SHARES TO CONSULT THEIR OWN TAX
ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX
CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR SHARES.

Generally

AGM Holdings is a tax-exempt company incorporated in the British Virgin Islands. AGM Holdings and AGM Software are subject to BVI law AGM Belize is subject to Belize law. AGM HK is subject to Hong Kong profits tax rate. AGM Shenzhen, AGM Beijing and AGM Nanjing are governed by PRC laws. AGM UK and AGMClub is subject to the law of England and Wales. AGM Australia is subject to the law of Australia.

British Virgin Islands Taxation

Under the BVI Act as currently in effect, a holder of Class A Ordinary Shares who is not a resident of the British Virgin Islands is exempt from British Virgin Islands income tax on dividends paid with respect to the Class A Ordinary Shares and a holder of Class A Ordinary Shares is not required to pay any income tax in the British Virgin Islands on gains realized during that year on sale or disposal of such shares. The laws of the British Virgin Islands do not impose a withholding tax on dividends paid by a company incorporated or re-registered under the BVI Act.

There are no capital gains, gift or inheritance taxes levied by the British Virgin Islands government on companies incorporated or re-registered under the BVI Act. In addition, shares of companies incorporated or re-registered under the BVI Act are not subject to transfer taxes, stamp duties or similar charges.

There is no income tax treaty or convention currently in effect between the United States and the British Virgin Islands or between China and the British Virgin Islands.

Belize Taxation

Belize enacted the International Business Companies (IBC) Act, which allows international investors to establish offshore companies in Belize. IBCs are not allowed to own an interest in real property in Belize or to conduct business in banking or insurance with Belizean residents. However, IBCs benefit from tax exemptions on all income; dividends paid to persons resident in Belize or elsewhere; interest, rent, royalties, and compensation paid to persons who are not residents of Belize; and capital gains realized on shares, debt obligations, or other securities of an IBC by persons who are not resident in Belize. There are no currency restrictions for banking transactions, and no restrictions on citizenship or residency requirements for directors, officers, or shareholders. All IBCs must be registered through an authorized IBC agent of the International Business Companies Registry.

AGM Belize, though incorporated in Belize, neither conducts its operation nor owns any property in Belize. Therefore, AGM Belize qualifies as an IBC under Belize Law.

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Hong Kong Taxation

According to the Inland Revenue Ordinance (IRO) of Hong Kong, a corporation is subject to a 16.5% profits tax if, (i) the corporation carries on a trade, profession or business in Hong Kong; (ii) the trade, profession or business derives profits; and (iii) the profits are derived from Hong Kong (i.e., the profits are sourced in Hong Kong). For servicing business, the source of the income is the place where the services are performed. If services are performed in Hong Kong, the income has a source in Hong Kong. In the event that the service income is earned by a company carrying on a business in Hong Kong but the services are performed entirely outside Hong Kong, the service fee is not taxable in Hong Kong.

In addition, there is no withholding tax (“WHT”) on dividends, interest, or royalties. However, royalties paid or accrued to a non-resident for the use of or right to use in Hong Kong or outside Hong Kong (if the royalties are deductible in ascertaining the assessable profits of a person for Hong Kong profits tax purposes) a trademark, patent, design, copyright material, secret process, or other property of a similar nature, or for the use in Hong Kong of cinema or television tape or any sound recording, are deemed to be taxable in Hong Kong. The 4.95%/16.5% for corporations tax on royalties received by non-residents is, in effect, similar to a WHT.

PRC Taxation

Under the EIT Law, an enterprise established outside of the PRC with “de facto management bodies” within the PRC is considered a resident enterprise and will be subject to the enterprise income tax at the rate of 25% on its global income. The implementation rules define the term “de facto management bodies” as establishments that carry out substantial and overall management and control over the manufacturing and business operations, personnel, accounting and properties of an enterprise. See “Risk Factors — Risks Related to Doing Business in China — Under the Enterprise Income Tax Law, we may be classified as a “Resident Enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC stockholders, which could result in unfavorable tax consequences to us and our Class A Ordinary Shares holders and shareholders and have a material adverse effect on our results of operations and the value of your investment.”

Effective January 1, 2012, the PRC Ministry of Finance and the State Administration of Taxation launched a Business Tax to Value-Added Tax Transformation Pilot Program, or the VAT Pilot Program, which imposes VAT in lieu of business tax for certain “modern service industries” in certain regions and eventually expanded to nation-wide application in 2013. All entities and individuals that are engaged in the businesses of sales of goods, provision of repair and placement services and importation of goods into China are generally subject to a VAT at a rate of 17% (with the exception of certain goods which are subject to a rate of 13%) of the gross sales proceeds received, less any VAT already paid or borne by the taxpayer on the goods or services purchased by it and utilized in the production of goods or provisions of services that have generated the gross sales proceeds. According to the implementation circulars released by the Ministry of Finance and the State Administration of Taxation on the VAT Pilot Program, the “modern service industries” include research, development and technology services, information technology services, cultural innovation services, logistics support, lease of corporeal properties, attestation and consulting services. The Measures for the Implementation of the Pilot Scheme on Levying Value-added Tax in Place of Business Tax, or the VAT Measures, became effective on May 1, 2016. According to the VAT Measures, entities and individuals engaging in the sale of services, intangible assets or fixed assets within the territory of the PRC are required to pay VAT instead of business tax. Under this transition, the tax base for additional tax changes from the base amount under the business tax to the base amount under VAT. All of our PRC subsidiaries were subject to the VAT Pilot Program as of December 31, 2016, majority of which were subject to a rate of 6%, in lieu of business tax. With the adoption of the VAT Measures, our revenues are subject to VAT payable on goods sold or taxable services provided by a general VAT taxpayer for a taxable period is the net balance of the output VAT for the period after crediting the input VAT for the period. Hence, the amount of VAT payable does not result directly from output VAT generated from goods sold or taxable services provided. Therefore, we have adopted the net presentation of VAT.

According to the Sino-U.S. Tax Treaty which was effective on January 1, 1987 and aimed to avoid double taxation disadvantage, income that is incurred in one nation should be taxed by that nation and exempted from the other nation, but for the dividend that is generated in China and distributed to foreigner in other nations, a rate 10% tax will be charged.

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Pursuant to applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities. We may be subject to adverse tax consequences and our consolidated results of operations may be adversely affected if the PRC tax authorities determine that the contractual arrangements among our PRC subsidiaries and their shareholders are not on an arm’s length basis and therefore constitute favorable transfer pricing.

United States Federal Income Taxation

The following does not address the tax consequences to any particular investor or to persons in special tax situations such as:

●	bank;

●	financial institutions;

●	insurance companies;

●	regulated investment companies;

●	real estate investment trusts;

●	broker-dealers;

●	traders that elect to mark-to-market;

●	U.S. expatriates;

●	tax-exempt entities;

●	persons liable for alternative minimum tax;

●	persons holding our Class A Ordinary Shares as part of a straddle, hedging, conversion or integrated transaction;

●	persons that actually or constructively own 10% or more of our voting shares;

●	persons who acquired our Class A Ordinary Shares pursuant to the exercise of any employee share option or otherwise as consideration; or

●	persons holding our Class A Ordinary Shares through partnerships or other pass-through entities.

Prospective purchasers are urged to consult their own tax advisors about the application of the U.S. Federal tax rules to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our Class A Ordinary Shares.

Tax Treaties

As above mentioned, according to the Sino-U.S. Tax Treaty which was effective on January 1st, 1987 and aimed to avoid double taxation disadvantage, income that is incurred in one nation should be taxed by that nation and exempted from the other nation, but for the dividend that is generated in China and distributed to foreigners in other nations, a rate 10% tax will be charged.

Taxation of Dividends and Other Distributions on our Class A Ordinary Shares

Subject to the passive foreign investment company rules discussed below, the gross amount of distributions made by us to you with respect to the Class A Ordinary Shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). The dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

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With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the Class A Ordinary Shares are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a passive foreign investment company (as discussed below) for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. Under U.S. Internal Revenue Service authority, Class A Ordinary Shares are considered for purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on The Nasdaq Capital Market. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our Class A Ordinary Shares, including the effects of any change in law after the date of this prospectus.

Dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by the reduced rate divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to our Class A Ordinary Shares will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your Class A Ordinary Shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Class A Ordinary Shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in U.S. dollars) for the share and your tax basis (in U.S. dollars) in the Class A Ordinary Shares. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the Class A Ordinary Shares for more than one year, you will be eligible for reduced tax rates of 0% (for individuals in the 10% or 15% tax brackets), 20% (for individuals in the 39.6% tax brackets) or 15% for all other individuals. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as United States source income or loss for foreign tax credit limitation purposes.

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Passive Foreign Investment Company

Based on our current and anticipated operations and the composition of our assets, we do not expect to be a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for our current taxable year ending December 31, 2016. Our actual PFIC status for the current taxable year ending December 31, 2016 will not be determinable until the close of such taxable year and, accordingly, there is no guarantee that we will not be a PFIC for the current taxable year. Because PFIC status is a factual determination for each taxable year which cannot be made until the close of the taxable year. A non-U.S. corporation is considered a PFIC for any taxable year if either:

●	at least 75% of its gross income is passive income, defined as income from interest, dividends, rents, royalties, gains on property producing foreign personal holding company income and certain other income that does not involve the active conduct of a trade or business; or

●	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock.

We must make a separate determination each year as to whether we are a PFIC. As a result, our PFIC status may change. In particular, because the value of our assets for purposes of the asset test will generally be determined based on the market price of our Class A Ordinary Shares, our PFIC status will depend in large part on the market price of our Class A Ordinary Shares. Accordingly, fluctuations in the market price of the Class A Ordinary Shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. If we are a PFIC for any year during which you hold Class A Ordinary Shares, we will continue to be treated as a PFIC for all succeeding years during which you hold Class A Ordinary Shares. However, if we cease to be a PFIC, you may avoid some of the adverse effects of the PFIC regime by making a “deemed sale” election with respect to the Class A Ordinary Shares.

If we are a PFIC for any taxable year during which you hold Class A Ordinary Shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the Class A Ordinary Shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the Class A Ordinary Shares will be treated as an excess distribution. Under these special tax rules:

●	the excess distribution or gain will be allocated ratably over your holding period for the Class A Ordinary Shares;

●	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

●	the amount allocated to each other year will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the Class A Ordinary Shares cannot be treated as capital, even if you hold the Class A Ordinary Shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for the Class A Ordinary Shares, you will include in income each year an amount equal to the excess, if any, of the fair market value of the Class A Ordinary Shares as of the close of your taxable year over your adjusted basis in such Class A Ordinary Shares. You are allowed a deduction for the excess, if any, of the adjusted basis of the Class A Ordinary Shares over their fair market value as of the close of the taxable year. However, deductions are allowable only to the extent of any net mark-to-market gains on the Class A Ordinary Shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Class A Ordinary Shares, are treated as ordinary income. Ordinary loss treatment also applies to the deductible portion of any mark-to-market loss on the Class A Ordinary Shares, as well as to any loss realized on the actual sale or disposition of the Class A Ordinary Shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such Class A Ordinary Shares. Your basis in the Class A Ordinary Shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “Taxation of Dividends and Other Distributions on our Class A Ordinary Shares” generally would not apply.

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The mark-to-market election is available only for “marketable stock”, which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including The Nasdaq Capital Market. If the Class A Ordinary Shares are regularly traded on The Nasdaq Capital Market and if you are a holder of Class A Ordinary Shares, the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. However, the qualified electing fund election is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold Class A Ordinary Shares in any year in which we are a PFIC, you will be required to file U.S. Internal Revenue Service Form 8621 regarding distributions received on the Class A Ordinary Shares and any gain realized on the disposition of the Class A Ordinary Shares.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our Class A Ordinary Shares and the elections discussed above.

Information Reporting and Backup Withholding

Dividend payments with respect to our Class A Ordinary Shares and proceeds from the sale, exchange or redemption of our Class A Ordinary Shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding at a current rate of 28%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on U.S. Internal Revenue Service Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information.

Under the Hiring Incentives to Restore Employment Act of 2010, certain United States Holders are required to report information relating to Class A Ordinary Shares, subject to certain exceptions (including an exception for Class A Ordinary Shares held in accounts maintained by certain financial institutions), by attaching a complete Internal Revenue Service Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold Class A Ordinary Shares. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

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Enforceability of Civil Liabilities

We are incorporated under the laws of the British Virgin Islands with limited liability. We are incorporated in the British Virgin Islands because of certain benefits associated with being a British Virgin Islands corporation, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of exchange control or currency restrictions and the availability of professional and support services. However, the British Virgin Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a lesser extent. In addition, British Virgin Islands companies may not have standing to sue before the federal courts of the United States.

Substantially all of our assets are located outside the United States. In addition, a majority of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or such persons or to enforce against them or against us, judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

We have appointed Vcorp Agent Services, Inc. as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any State of the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

East & Concord Partners, our counsel as to Chinese law, has advised us that there is uncertainty as to whether the courts of China would (1) recognize or enforce judgments of United States courts obtained against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or (2) be competent to hear original actions brought in each respective jurisdiction, against us or such persons predicated upon the securities laws of the United States or any state thereof.

East & Concord Partners has advised us that the recognition and enforcement of foreign judgments are provided for under the Chinese Civil Procedure Law. Chinese courts may recognize and enforce foreign judgments in accordance with the requirements of the Chinese Civil Procedure Law based either on treaties between China and the country where the judgment is made or in reciprocity between jurisdictions. China does not have any treaties or other agreements with the British Virgin Islands or the United States that provide for the reciprocal recognition and enforcement of foreign judgments. As a result, it is uncertain whether a Chinese court would enforce a judgment rendered by a court in either of these two jurisdictions.

We have been advised by Mourant Ozannes, our counsel as to British Virgin Islands law, that the United States and the British Virgin Islands do not have a treaty providing for reciprocal recognition and enforcement of judgments of courts of the United States in civil and commercial matters and that a final judgment for the payment of money rendered by any general or state court in the United States based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, may not be enforceable in the British Virgin Islands. We have also been advised by Mourant Ozannes that a final and conclusive judgment obtained in U.S. federal or state courts under which a sum of money is payable as compensatory damages (i.e., not being a sum claimed by a revenue authority for taxes or other charges of a similar nature by a governmental authority, or in respect of a fine or penalty or multiple or punitive damages) may be the subject of an action on a debt in the court of the British Virgin Islands.

Underwriting

We have entered into an underwriting agreement with Network 1 Financial Securities, Inc. (the “Underwriter”). The Underwriter is not purchasing or selling any securities offered by this prospectus, nor is it required to arrange the purchase or sale of any specific number or dollar amount of securities, but rather it has agreed to use its best efforts to arrange for the sale of all of the securities offered hereby. Under the terms and subject to the conditions contained in the underwriting agreement, we have agreed to issue and sell to the public through the Underwriter, and the Underwriter has agreed to offer and sell, on a best efforts basis, at the public offering price a minimum of 1,000,000 Class A Ordinary Shares and a maximum of 1,400,000 Class A Ordinary Shares. The Underwriter may retain other brokers or dealers to act as a sub-agents or selected dealers on their behalf in connection with this offering.

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The Underwriter must sell the minimum number of securities offered (1,000,000 Class A Ordinary Shares) if any shares are sold. The Underwriter is required to use only its best efforts to sell the securities offered. The offering will close or terminate, as the case may be, upon the earlier of: (i) a date mutually acceptable to us and the Underwriter after the minimum offering amount of our offering is raised, or (ii) 90 days from the effective date (the “Effective Date”) of the Registration Statement (and for a period of up to 60 additional days if extended by agreement of the Company and the Underwriter) (the “Termination Date”). On the closing date, the following will occur:

●	we will receive funds in the amount of the aggregate purchase price of the shares being sold by us on such closing date;

●	we will cause to be delivered the Class A Ordinary Shares being sold on such closing date in book-entry form; and

●	we will pay the Underwriter their commissions.

Pursuant to an escrow agreement among us, the Underwriter and Signature Bank (the “Escrow Agent”), as escrow agent, until at least 1,000,000 Class A Ordinary Shares are sold, all funds received in payment for securities sold in this offering will be required to be submitted by subscribers to a non-interest bearing escrow account with the Escrow Agent and will be held by the Escrow Agent for such account. There will be a minimum subscription of $500.00, which may be waived by Company. The Underwriter and we shall require all investor checks for payment for the securities to be made payable to “Signature Bank, as the Escrow Agent for AGM Group Holdings Inc.” All subscription agreements and checks should be delivered to 950 Third Ave, 9th Floor, New York, NY 10022, Attention: Stephen Fay. Failure to do so will result in checks being returned to the investor who submitted the check. The investors will have sole claim to the proceeds held in trust prior to the receipt of the minimum offering proceeds. The funds are held for the benefit of the investors until the minimum is reached. Prior to reaching the minimum claims may not be reached by creditors of the Company. If the Underwriter do not sell at least 1,000,000 Class A Ordinary Shares by the Termination Date, all funds will be returned to the investors in this offering by noon of the next business day after the termination of the offering without charge, interest or deduction. If this Offering completes, then on the closing date, net proceeds will be delivered to us and we will issue the Class A Ordinary Shares to purchasers. Unless purchasers instruct us otherwise, we will deliver the Class A Ordinary Shares electronically upon receipt of purchaser funds to the accounts of those purchasers who hold accounts at the Underwriter, or elsewhere, as specified by the purchaser, as soon as practical upon the closing of the Offering. Alternately, purchasers who do not carry an account at the Underwriter may request that the shares be held in book-entry at the Company’s transfer agent, or may be issued in book-entry at the Company’s transfer agent and subsequently delivered electronically to the purchasers’ respective brokerage account upon request of the purchasers.

Fees, Commissions and Expense Reimbursement

The Underwriter will collectively receive an underwriting commission equal to between $400,000 in the case of a minimum offering and $560,000 in the case of a maximum offering, representing eight percent (8%) of the gross proceeds to be raised in this Offering.

The following table shows, for each of the minimum and maximum offering amounts, the per share and maximum total public offering price, underwriting fees and commissions to be paid to the Underwriter by us, and proceeds to us, before expenses and assuming a $5.00 per share offering price.

	Per Share	Minimum Offering	Maximum Offering
Public Offering Price	$5.00	$5,000,000	$7,000,000
Underwriting fees and commissions	$0.40	$400,000	$560,000
Proceeds to Us, Before Expenses	$4.60	$4,600,000	$6,440,000

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Because the actual amount to be raised in this offering is uncertain, the actual total offering commissions are not presently determinable and may be substantially less than the maximum amount set forth above.

Our obligation to issue and sell securities to the purchasers is subject to the conditions set forth in the subscription agreement, which may be waived by us at our discretion. A purchaser’s obligation to purchase securities is subject to the conditions set forth in the subscription agreement as well, which may also be waived.

Under the underwriting agreement, we have agreed to pay the Underwriter 1% of the gross proceeds of this offering for its non-accountable expenses. We have also agreed to pay the Underwriter’s reasonable out-of-pocket expenses (including fees and expenses of the Underwriter’s counsel) incurred by the Underwriter in connection with this offering of up to $75,000. The expenses may also include (i) all reasonable and documented fees and expenses for conducting a net road show presentation; (ii) the cost of any due diligence meetings; (iii) preparation of bound volumes and Lucite cube mementos in such quantities as the Underwriter may reasonably request; and (iv) transfer taxes, if any, payable upon the transfer of securities from the Company to the Underwriter. We have paid $50,000 to the Underwriter as an advance to be applied towards the out-of-pocket expenses. Any unused portion of the advances shall be returned to the Company upon the termination date in the event that the advances are not expended.

We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding Underwriter’ fees and commissions, will be approximately $536,000, all of which are payable by us.

The Underwriter intend to offer our Class A Ordinary Shares to their retail customers only in states in which we are permitted to offer our Class A Ordinary Shares. We have received a listing approval letter from Nasdaq Capital Market and therefore could rely on an exemption to the blue sky registration requirements afforded to “covered securities.” Securities listed on the Nasdaq Capital Market are “covered securities.” If we were unable to continue meeting the Nasdaq Capital Market’s listing standards, then we would be unable to rely on the covered securities exemption to blue sky registration requirements and we would need to register the offering in each state in which we planned to sell shares.

The foregoing does not purport to be a complete statement of the terms and conditions of the underwriting agreement and subscription agreement. The underwriting agreement and a form of subscription agreement are included as exhibits to the registration statement of which this prospectus forms a part.

Escrow Agent and Deposit of Offering Proceeds

The Underwriter and the Company have agreed in accordance with the provisions of SEC Rule 15c2-4 to cause all funds received by the Underwriters for the sale of the ordinary shares to be promptly deposited in a non-interest bearing escrow account (“Escrow Account”) maintained by Signature Bank (the “Escrow Agent”) as escrow agent for the investors in the offering. The purpose of the Escrow Account is for (i) the deposit of all subscription monies (checks or wire transfers) which are received by the underwriter from prospective purchasers of our offered Ordinary Shares and are delivered by the Underwriter to the Escrow Agent, (ii) the holding of amounts of subscription monies which are collected through the banking system, and (iii) the disbursement of collected funds. The Escrow Agent will exercise signature control on the escrow account and will act based on joint instructions from our Company and the Underwriter. On the closing date for the offering, and presuming that all conditions to closing have been attained (i.e. Nasdaq approval and other conditions described herein), proceeds in the escrow account maintained by the Escrow Agent will be delivered to our company. We will not be able to use such proceeds in China, however, until we complete certain remittance procedures in China, which may take as long as six months in the ordinary course.

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The Underwriter shall promptly deliver to the Escrow Agent all funds in the form of checks or wire transfers which it receives from prospective purchasers of our Ordinary Shares by noon of the next business day following receipt where internal supervisory review is conducted at the same location at which subscription documents and funds are received. Simultaneously with each deposit to the Escrow Account, the Underwriter shall inform the Escrow Agent about the subscription information for each prospective purchaser. Upon the Escrow Agent’s receipt of such monies, they shall be credited to the Escrow Account. All checks delivered to the Escrow Agent shall be made payable to “, as Escrow Agent for AGM Group Holdings, Inc.” The Escrow Agent shall not be required to accept for credit to the Escrow Account or for deposit into the Escrow Account checks which are not accompanied by the appropriate subscription information. Wire transfers representing payments by prospective purchasers shall not be deemed deposited in the Escrow Account until the Escrow Agent has received in writing the subscription information required with respect to such payments.

No interest will be available for payment to either us or the investors (since the funds are being held in a non-interest bearing account). All subscription funds will be held in trust pending the raising of the minimum offering amount and no funds will be released to us until the completion of the offering. Release of the funds to us is based upon the Escrow Agent reviewing the records of the depository institution holding the escrow to verify that the funds received have cleared the banking system prior to releasing the funds to us. All subscription information and subscription funds through checks or wire transfers should be delivered to the Escrow Agent. Failure to do so will result in subscription funds being returned to the investor. In event that the offering is terminated, all subscription funds from the escrow account will be returned to investors.

If we do not terminate this offering before the offering is terminated, all amounts will be promptly returned to the investors as described below. In the event of any dispute between us and the underwriters, including whether and how funds are to be reimbursed, the Escrow Agent is entitled to petition a court of competent jurisdiction to resolve any such dispute.

Investors must pay in full for Ordinary Shares at the time of investment. Payment for the shares may be made (i) by check, bank draft or money order made payable to “Signature Bank, as Escrow Agent for AGM Group Holdings Inc.” and delivered to the Underwriter no less than four business days before the date of closing, or (ii) by wire made payable to “Signature Bank, as Escrow Agent for AGM Group Holdings Inc.” The checks, bank drafts and money orders will be forwarded/returned by the Underwriter and their dealers to the Escrow Agent by noon of the following business day. The Underwriter will inform prospective purchasers of the anticipated date of closing.

Proceeds deposited in escrow with the Escrow Agent may not be withdrawn by investors prior to the earlier of the closing of the offering or the date the offering is terminated. If the offering is withdrawn or canceled or terminated and proceeds therefrom are not received by us on or prior to the date the offering is terminated, all proceeds will be promptly returned by the Escrow Agent without interest or deduction to the persons from which they are received by noon of the next business day after the termination of this offering without charge, deduction or interest in accordance with applicable securities laws. All such proceeds will be placed in a non-interest bearing account pending such time.

Lock-Up Agreements

We and each of our officers, directors, and all existing stockholders agree not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any shares of our Class A Ordinary Shares or other securities convertible into or exercisable or exchangeable for Class A Ordinary Shares for a period of 180 days after the effective date of the registration statement of which this prospectus is a part without the prior written consent of the underwriter.

The underwriter may in its sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the lock-up agreements, the underwriter will consider, among other factors, the security holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

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Price Stabilization

The Underwriter will be required to comply with the Securities Act and the Exchange Act, including without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of capital stock by the Underwriter acting as principal. Under these rules and regulations, the Underwriter:

●	may not engage in any stabilization activity in connection with our securities; and

●	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Determination of Offering Price

The public offering price of the shares we are offering was determined by us in consultation with the Underwriter based on discussions with potential investors in light of the history and prospects of our company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the public stock price for similar companies, general conditions of the securities markets at the time of the Offering and such other factors as were deemed relevant.

Electronic Offer, Sale and Distribution of Securities.

A prospectus in electronic format may be delivered to potential investors by the Underwriter. The prospectus in electronic format will be identical to the paper version of such prospectus. Other than the prospectus in electronic format, the information on the Underwriter’ website and any information contained in any other website maintained by the Underwriter is not part of the prospectus or the registration statement of which this Prospectus forms a part.

Foreign Regulatory Restrictions on Purchase of our Shares

We have not taken any action to permit a public offering of our shares outside the United States or to permit the possession or distribution of this prospectus outside the United States. People outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this Offering of our shares and the distribution of this prospectus outside the United States.

Indemnification

We have agreed to indemnify the underwriter against liabilities relating to the Offering arising under the Securities Act and the Exchange Act and to contribute to payments that the underwriter may be required to make for these liabilities.

Application for Nasdaq Market Listing

We have applied and obtained a conditional listing approval letter to list our Class A Ordinary Shares on Nasdaq Capital Market under the symbol “AGMH” provided that we pay the balance of our entry fee and that we will have at least 300 round-lot shareholders prior to our first day of trading. In addition, we will need to provide Nasdaq with confirmation that we have sold at least 1,000,000 Class A ordinary shares prior to our trading on Nasdaq. Our receipt of a conditional listing approval letter is not the same as an actual listing on the Nasdaq Capital Market. The conditional listing approval letter will serve only to confirm that if we meet the requirement described above, including the payment of entry fee, completion of the sale of at least 1,000,000 Class A ordinary shares and obtaining at least 300 round-lot shareholders, our Class A Ordinary Shares will in fact be listed. Our Class A Ordinary Shares will not be listed on the Nasdaq Capital Market unless we meet these conditions.

If we meet the conditions as described above, trading of our Class A Ordinary Shares on the Nasdaq Capital Market will begin within five days following the closing of this offering. If our Class A Ordinary Shares are listed on the Nasdaq Capital Market, we will be subject to continued listing requirements and corporate governance standards. We expect these new rules and regulations to significantly increase our legal, accounting and financial compliance costs.

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Foreign Regulatory Restrictions on Purchase of our Shares

We have not taken any action to permit a public offering of our shares outside the United States or to permit the possession or distribution of this prospectus outside the United States. People outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering of our shares and the distribution of this prospectus outside the United States.

Expenses Relating to This Offering

Set forth below is an itemization of the total expenses, excluding placement discounts and commissions, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the FINRA filing fee and the Nasdaq listing fee, all amounts are estimates.

Securities and Exchange Commission Registration Fee	$811.30
Nasdaq Capital Market Listing Fee	75,000
FINRA	1,550
Legal Fees and Expenses	280,000
Accounting Fees and Expenses	185,000
Printing and Engraving Expenses	45,000
Miscellaneous Expenses	25,638.70
Total Expenses	$613,000

Under the Underwriting Agreement, we will pay our underwriter a fee and commission equal to 8% of the public offering price multiplied by the shares sold in the offering. In addition to the cash commission, we will also reimburse the Underwriter for the full amount of its reasonable, non-accountable expenses of up to 1% of the gross proceeds raised in the offering, in addition to its expenses relating to the Offering, including but not limited to (i) reasonable travel and out-of-pocket expenses, including clearing charges and (ii) legal expense, up to $75,000.

Legal Matters

Ortoli Rosenstadt LLP is acting as counsel to our company regarding U.S. securities law matters. The validity of the Class A Ordinary Shares offered hereby will be opined upon for us by Mourant Ozannes. Mei & Mark LLP is acting as counsel to the Underwriter. Certain legal matters as to PRC law will be passed upon for us by East & Concord Partners. Ortoli Rosenstadt LLP may rely upon East & Concord Partners with respect to matters governed by PRC law.

The current address of Ortoli Rosenstadt LLP is 501 Madison Avenue, 14th Floor, New York, NY 10022. The current address of Mourant Ozannes is Palm Grove House, PO Box 4857, Road Town, Tortola, British Virgin Islands. The current address of East & Concord Partners is Suite 13-121, 13th Floor, Hang Seng Bank Tower, 1000# Lujiazui Ring Road, Pudong, Shanghai, 200120, P.R.China.

Experts

The consolidated financial statements for the year ended December 31, 2016 and the period from inception (April 27, 2015) to December 31, 2015, as set forth in this prospectus and elsewhere in the registration statement have been so included in reliance on the report of Anton & Chia, LLP, an independent registered public accounting firm, given on their authority as experts in accounting and auditing. The current address of Anton & Chia, LLP is 3501 Jamboree Rd, Newport Beach, CA 92660.

105

Interests of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Class A Ordinary Shares was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal Underwriter, voting trustee, director, officer, or employee.

Disclosure of Commission Position on Indemnification

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to our directors, officers or persons controlling us, we have been advised that it is the SEC’s opinion that such indemnification is against public policy as expressed in such act and is, therefore, unenforceable.

Where You Can Find Additional Information

We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the Class A Ordinary Shares offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information about us and the Class A Ordinary Shares offered hereby, reference is made to the registration statement and the exhibits filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and in each instance we refer you to the copy of such contract or other document filed as an exhibit to the registration statement. However, statements in the prospectus contain the material provisions of such contracts, agreements and other documents. We currently do not file periodic reports with the SEC. Upon closing of our initial public offering, we will be required to file periodic reports and other information with the SEC pursuant to the Exchange Act. A copy of the registration statement and the exhibits filed therewith may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, NE, Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from that office. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a website that contains reports, information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

106

Financial Statements

AGM GROUP HOLDINGS INC.

CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2016 AND
FOR THE PERIOD FROM INCEPTION (APRIL 27, 2015) TO DECEMBER 31, 2015

Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2016 and 2015	F-3
Consolidated Statements of Operations and Comprehensive Income for the Year Ended December 31, 2016 and for the Period from Inception (April 27, 2015) to December 31, 2015	F-4
Consolidated Statements of Changes in Shareholders’ Equity for the Year Ended December 31, 2016 and for the Period from Inception (April 27, 2015) to December 31, 2015	F-5
Consolidated Statements of Cash Flows for the Year Ended December 31, 2016 and for the Period from Inception (April 27,2015) to December 31, 2015	F-6
Notes to Consolidated Financial Statements	F-7

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF

AGM GROUP HOLDINGS INC.

We have audited the accompanying consolidated balance sheets of AGM Group Holdings Inc. and its subsidiaries (collectively the “Company”) as of December 31, 2016 and 2015, and the related consolidated statements of operations and comprehensive income, changes in shareholder’s equity and cash flows for the year then ended December 31, 2016 and the period from inception (April 27, 2015) to December 31, 2015. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company was not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2016 and 2015, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity and cash flows for the year ended December 31, 2016 and the period from inception (April 27, 2015) to December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2(q) to the consolidated financial statements, the consolidated financial statements for the year ended December 31, 2016 and for the period from inception (April 27, 2015) to December 31, 2015 have been restated to correct a misstatement.

/s/ Anton & Chia, LLP

Newport Beach, California

July 20, 2017, except for Note 2(q) Restatement, as to which the date is August 16, 2017

F-2

AGM GROUP HOLDINGS INC.
CONSOLIDATED BALANCE SHEETS
(Stated in US Dollars)

	December 31, 2016 (As restated)	December 31, 2015
ASSETS
Current Assets:
Cash and cash equivalents	$4,244,353	$8,989
Transaction monetary assets held for clients	900,498	—
Accounts receivable, net	1,700,318	—
Accounts receivable – related party	247,000	—
Advanced to suppliers	—	2,163
Prepaid expense	124,392	—
Other receivables, net	203,548	111
Due from related party	—	—
Total Current Assets	7,420,109	11,263

Property, net	75,637	—
Intangible assets, net	1,747,060	—
Other assets and deposits	52,090	—

Total Assets	$9,294,896	$11,263

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$168,076	$—
Advance from customers	201,827	—
Accrued payroll	261,960	110,458
Deposit payable	900,498	—
Tax payable	20,627	7,987
Due to related party	3,869,836	37,229
Other liabilities	794,382	—
Total Current Liabilities	6,217,206	155,674
Total Liabilities	6,217,206	155,674

Stockholders’ Equity:
Class A Ordinary Shares (20,010,000 shares issued and outstanding as of December 31, 2016 with par value of $0.001, and 200,000,000 shares authorized as of December 31, 2016)	20,010	10
Class B Ordinary Shares (11,900,000 shares issued and outstanding as of December 31, 2016 with par value of $0.001, and 200,000,000 shares authorized as of December 31, 2016)	11,900	—
Additional paid-in capital	1,968,100
Subscription receivable	(1,170,000)	—
Retained earnings (deficit)	2,199,528	(150,620)
Accumulated other comprehensive income	48,152	6,199
Total Stockholders’ Equity (Deficit)	3,077,690	(144,411)

Total Liabilities and Stockholders’ Equity	9,294,896	11,263

See accompanying notes to consolidated financial statements

F-3

AGM GROUP HOLDINGS INC.

CONSOLIDATED STATEMENTS OF INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS)

	For the Year Ended December 31, 2016 (As restated)	For the Period from the Inception (April 27, 2015) to December 31, 2015 (As restated)
Revenues	$4,599,385	$—
Revenues – trading	384,499	—
Revenues – related party	2,720,936	—
	7,704,820	—
Cost of revenues	1,301,696	—
Gross profit (loss)	6,403,124	—

Operating expenses:
Research & development expense	1,283,103	111,135
General and administrative expenses	1,983,407	39,313
Total operating expenses	3,266,510	150,448

Income (loss) from operations	3,136,614	(150,448)

Other income (expense):
Interest income	599	2
Bank service charge	(3,597)	(174)
Other income (expense), net	(86)	—
Total other income (expense)	(3,084)	(172)

Income (loss) before income taxes	3,133,530	(150,620)

Income tax expense	783,382	—

Net income (loss)	2,350,148	(150,620)

Net income (loss) attributable to AGM Group Holdings Inc. ordinary shares holders	2,350,148	(150,620)

Other comprehensive income (loss):
Unrealized foreign currency translation adjustment	41,953	6,199

Total Comprehensive income (loss)	$2,392,101	$(144,421)

Earnings per ordinary share
Basic and diluted	$13.48	$(15.06)
Diluted	$13.48	(15.06)

Weighted average ordinary shares outstanding
Basic	174,384	10,000
Diluted	174,384	10,000

See accompanying notes to consolidated financial statements

F-4

AGM GROUP HOLDINGS INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(Stated in US Dollars)

	Number of Class A Ordinary Shares	Number of Class B Ordinary Shares	Ordinary Shares	Additional paid-in capital	Subscription Receivable	Retained Earnings	Accumulated Other Comprehensive Income	Total
			$	$	$	$	$	$
Balance, April 27, 2015 (Inception)	10,000	—	10			—	—	10
Net income	—	—	—			(150,620)	—	(150,620)
Foreign currency translation adjustment	—	—	—			—	6,199	6,199
Balance, December 31, 2015	10,000	—	10	—		(150,620)	6,199	(144,411)
Net income	—		—			2,350,148	—	2,350,148
Issuance of ordinary shares for cash	20,000,000	11,900,000	31,900	1,968,100		—	—	2,000,000
Subscription receivable					(1,170,000)			(1,170,000)
Foreign currency translation adjustment	—		—			—	41,953	41,953
Balance, December 31, 2016 (As restated)	20,010,000	11,900,000	31,910	1,968,100	(1,170,000)	2,199,528	48,152	3,077,690

The accompanying notes are an integral part of these consolidated financial statements

F-5

AGM GROUP HOLDINGS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Stated in US Dollars)

	For the Year Ended December 31, 2016 (As restated)	For the Period from Inception (April. 27, 2015) to December 31, 2015
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$2,350,148	$(150,620)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	10,638	—
Amortization	15,346	—
Changes in non-cash working capital:
Accounts receivable	(1,700,318)	—
Accounts receivable – related party	(247,000)	—
Advances to suppliers	2,114	(2,258)
Deferred assets	(128,801)	—
Other receivables	(208,118)	(116)
Long term prepaid expense	—	—
Other assets – deposit	(54,448)	—
Accounts payable	175,248	—
Advance from customers	201,828
Salary payable	165,891	115,312
Tax payable	13,756	8,338
Transaction monetary assets held for clients	(900,498)
Deposit payable	900,498	—
Other liabilities	794,382
Net cash provided (used) in operating activities	1,390,666	(29,344)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of office equipment	(89,698)	—
Purchase of intangible assets	(1,841,489)	—
Net cash used in investing activities	(1,931,187)	—

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds borrowed from related parties	3,957,271	38,718
Capital contribution from shareholders	830,000	10
Net cash provided by financing activities	4,787,271	38,728

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(11,386)	(395)
NET INCREASE (DECREASE) IN CASH	4,235,364	8,989
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	8,989	—
CASH AND CASH EQUIVALENTS, END OF PERIOD	4,244,353	8,989

SUPPLEMENTAL DISCLOSURES:
Cash paid during the period for:
Cash paid for interest expense, net of capitalized interest	$—	$—
Cash paid for income tax	$—	$—

See accompanying notes to consolidated financial statements

F-6

AGM GROUP HOLDINGS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND PRINCIPAL ACTIVITIES

AGM Group Holdings Inc. (“AGM Holdings”) was incorporated on April 27th, 2015 under the laws of the British Virgin Islands. On May 21, 2015, AGM Holdings incorporated a wholly owned subsidiary, AGM Technology Limited (“AGM HK”) in Hong Kong. On August 28, 2015, AGM Holdings incorporated AGM Group Ltd (“AGM Belize”), a Belize limited liability company, which AGM Holdings holds 100% interest. Other than the equity interest in AGM HK and AGM Belize, AGM Holdings did not conduct any operations or own any material assets or liabilities. AGM HK provide advanced online trading service for financial institutions in Asian areas. AGM Belize is a retail FX broker licensed by IFSC.

On October 13, 2015, AGM HK incorporated a Chinese limited liability subsidiary, Shenzhen AGM Financial Technology Services Co., Ltd (“AGM Shenzhen”), for the purpose of being a holding company for the equity interests in People’s Republic of China (“PRC”).

On November 13, 2015 and September 28, 2016, AGM Shenzhen incorporated two wholly owned Chinese limited liability subsidiaries, Beijing AGM Technology Service Co., Ltd. (“AGM Beijing”), and Nanjing Xingaomeng Software Technology Co., Ltd. (AGM Nanjing”), respectively. AGM Shenzhen did not conduct any operations or own any material assets or liabilities except for cash, insignificant expense and the 100% of the equity interests in AGM Beijing and AGM Nanjing

As a result, AGM HK, AGM Belize, AGM Shenzhen, AGM Beijing and AGM Nanjing are referred to as subsidiaries. AGM Holdings and its consolidated subsidiaries are collectively referred to herein as the “Company”, “we” and “us”, unless specific reference is made to an entity.

The Company is a knowledge and technology intensive company with a vision of becoming a leading social trading platform service provider in the world over the next few years. Currently, The Company principally engaged in three service lines: (1) providing an integrated suite of software solution service for forex trading and option trading, including trading access application, software implementation service, solution service, maintenance and consulting service. (2) providing forex trading brokerage service. (3) providing wealth management service.

2. SUMMARY OF SIGNIFICANT POLICIES

(a) Basis of presentation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

This basis of accounting differs in certain material respects from that used for the preparation of the books of account of the Company, which are prepared in accordance with the accounting principles and the relevant financial regulations applicable to enterprises with limited liabilities established in the PRC (“PRC GAAP”), the accounting standards used in the places of their domicile. The accompanying consolidated financial statements reflect necessary adjustments not recorded in the books of account of the Company to present them in conformity with U.S. GAAP.

(b) Principles of Consolidation

The accompanying consolidated financial statements as of December 31, 2016 and 2015 consolidate the financial statements of AGM Belize and AGM HK, its two 100% owned subsidiaries, AGM HK’s 100% owned subsidiary of AGM Shenzhen, and AGM Shengzhen’s two 100% owned subsidiaries of AGM Beijing and AGM Nanjing. No minority interest was recognized and all significant intercompany accounts and transactions have been eliminated.

F-7

(c) Foreign Currency Translation

The accompanying consolidated financial statements are presented in United States dollar, which is the reporting currency of the Company. The functional currency of AGM Holdings, AGM Belize and AGM HK are United States dollar. The functional currency of AGM Beijing, AGM Shenzhen and AGM Nanjing are Renminbi (“RMB”). For the subsidiaries whose functional currencies are RMB, results of operations and cash flows are translated at average exchange rates during the period, assets and liabilities are translated at the exchange rate at the end of the period, and equity is translated at historical exchange rates. The resulting translation adjustments are included in determining other comprehensive income or loss. Transaction gains and losses are reflected in the consolidated statements of income.

The consolidated balance sheet balances, with the exception of equity at December 31, 2016 and 2015 were translated at RMB 6.9437 and RMB 6.4907 to $1.00, respectively. The equity accounts were stated at their historical rate. The average translation rates applied to consolidated statements of income and cash flows for the year ended December 31, 2016 and for the period from inception (April 27, 2015) to December 31, 2015 were RMB 6.6430 and RMB 6.2175 to $1.00, respectively.

(d) Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities on the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The Company bases its estimates and judgments on historical experience and on various other assumptions and information that are believed to be reasonable under the circumstances. Estimates and assumptions of future events and their effects cannot be perceived with certainty and, accordingly, these estimates may change as new events occur, as more experience is acquired, as additional information is obtained and as our operating environment changes. Significant estimates and assumptions by management include, among others, useful lives and impairment of long-lived assets, and income taxes including the valuation allowance for deferred tax assets. While the Company believes that the estimates and assumptions used in the preparation of the financial statements are appropriate, actual results could differ from those estimates. Estimates and assumptions are periodically reviewed and the effects of revisions are reflected in the financial statements in the period they are determined to be necessary.

(e) Fair Value of Financial instruments

ASC 825 requires the disclosure of the estimated fair value of financial instruments including those financial instruments for which fair value option was not elected.

The Group’s financial instruments mainly include cash, transaction monetary assets, accounts receivable, account receivable — related parties, other receivable, accounts payable, other payable, amounts due from/(to) related parties.

The carrying values of cash, transaction monetary assets, accounts receivable, account receivable — related parties, accounts payable, and amounts due from/(to) related parties approximate their fair values due to short-term maturities.

The Company did not have any non-financial assets or liabilities that are measured at fair value on a recurring basis as of December 31, 2016 and 2015.

(f) Accounts Receivable

Accounts receivable consists principally of amounts due from trade customers. Credit is extended based on an evaluation of the customer’s financial condition and collateral is not generally required.

The Company maintains allowances for doubtful accounts for estimated losses from the receivable amount that cannot be collected. The Company reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, the Company considers many factors, including the age of the balance, a customer’s historical payment history, its current credit-worthiness and current economic trends. Accounts are written off after collection efforts are exhausted,

F-8

As of December 31, 2016 and 2015, the Company had accounts receivable of $1,700,318 and $0, respectively.

The Company had no allowance for doubtful accounts as of December 31, 2016 and 2015, respectively, and had no bad debt expenses occurred for the years then ended.

(g) Property

Property are stated at cost less depreciation. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use. Maintenance, repairs and betterments, including replacement of minor items, are charged to expense.

Depreciation of property, plant and equipment is calculated based on cost, less their estimated residual value, if any, using the straight-line method over their estimated useful lives. Estimated useful lives are as follows:

Computer software	3 years
Electronic equipment	3 years
Office equipment	5 years

(h) Acquired Intangible Assets with Finite Lives, Net

Acquired intangible assets with finite lives, net are carried at cost less accumulated amortization. Amortization of finite-lived intangible assets is computed using the straight-line method over the following estimated weighted average economic lives:

Management supporting system	10 years
User office management software	10 years
Multi account trading system	10 years

(i) Impairment of Long-Lived Assets

In accordance with ASC Topic 360, the Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable, or at least annually. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and carrying amount. For year ended December 31, 2016 and for the period from inception (April 27, 2015) to December 31, 2015, the Company did not record any impairment charges on long-lived assets.

(j) Revenue recognition

The Company recognizes revenue when the earnings process is complete, services have been rendered and accepted, the selling price is fixed or determinable, persuasive evidence of an arrangement exists and collectability is reasonably assured.

The Company provides its services through three services lines: (i) online trading access software application services; (ii) forex trading brokerage service; and (iii) Expert advising service. Revenue from online trading access application services consists of service fees for usages of online trading application based on trading volumes of the forex trading transactions, initial trading application setup fees and ongoing service support fees. Revenue from brokerage service includes forex trading brokerage fee and commissions. Revenue from expert advising system refers to the commission on profit of client’s investment managed by our intelligent trading system. The revenues for online trading access software application service, forex trading brokerage service and expert advising service for the year ended December 31, 2016 are $6,888,311, $384,499 and $437,478 respectively.

F-9

Online trading access application service

Revenue for usages of online trading application is recognized based on the monthly trading volumes incurred by the clients during the fiscal year. Revenue for Service support is recognized ratably over the contract term beginning on the commencement of date of each contact. Revenue for initial application setup is recognized when the physical work of the initial application setup has been completed.

The agreements we entered into with clients to deliver online trading access application services generally include multiple deliverables, including online multiple-account trading management services, initial trading application setup and ongoing service support. Each of these deliverables has a stated price in the service agreement with the client. These three service deliverables are separated into different units of accounting and their relative selling prices are based on their stated prices in the agreements. The Company determines the relative selling prices for the three deliverables based on their stated prices in the agreement because the online multiple-account trading management services and ongoing support services, which are the last two undelivered elements, will be both delivered on a monthly basis upon the commencement of the agreement. The initial setup service is the element that will be delivered first and whose consideration is insignificant compared to the last two elements. As such, the Company has determined that whether or not a Vendor Specific Objective Price (“VSOE”) is established and used for each of the deliverable will not have material impacts to the Company revenue recognition.

Forex trading brokerage service

The revenues of brokerage fee and commission are recognized when services have been rendered and accepted, the fee and commission are fixed or determinable, and collectability is reasonably assured.

Expert advising service

The revenue of expert advising service is recognized when services have been rendered and accepted, the commission is determinable based on the realized return of investment under management, and collectability is reasonably assured at the month end.

The Company reports revenues net of applicable sales taxes and the related surcharges

(k) Research and Development

Research and development costs are expensed as incurred. The costs primarily consist of the software purchased and salaries paid for the development and improvement of the Company’s services. Research and development costs of the year ended December 31, 2016 and of the period from inception (April 27, 2015) to December 31, 2015 were $1,283,103 and $111,135, respectively.

(l) Income taxes

The Company accounts for income taxes under the provision of ASC 740-10, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company evaluates its uncertain tax positions in accordance with ASC 740. The Company initially recognize the financial statement effects of a tax position when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold shall consider the facts, circumstances, and information available at the reporting date. The level of evidence that is necessary and appropriate to support the Company’s assessment of the technical merits of a tax position is a matter of judgment that depends on all available information. In making the assessment, the Company considers the potential outcomes of examinations by tax authorities in determining the adequacy of our provision for income taxes.

F-10

Tax positions are evaluated in a two-step process. The Company first determines whether it is more likely than not that a tax position will be sustained upon examination, including the resolution of any related appeals or litigations based on the technical merits of that position. The second step is to measure the tax benefit as the largest amount of the benefit that is greater than 50% likely of being realized upon ultimate settlement.

Interests and penalties related to unrecognized tax benefits are recorded in in “Income tax expense” of the Consolidated Statement of Income.

(m) Comprehensive income/loss

ASC 220 “Comprehensive Income” established standards for reporting and display of comprehensive income/loss, its components and accumulated balances. Components of comprehensive income/loss include net income/loss and foreign currency translation adjustments. For the year ended December 31, 2016 and for the period from inception (April 27, 2015) to December 31, 2015, the only component of accumulated other comprehensive income/loss was foreign currency translation adjustments.

(n) Related Parties Transactions

A related party is generally defined as (i) any person and or their immediate family hold 10% or more of the company’s securities (ii) the Company’s management, (iii) someone that directly or indirectly controls, is controlled by or is under common control with the Company, or (iv) anyone who can significantly influence the financial and operating decisions of the Company. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties. The Company conducts business with its related parties in the ordinary course of business. Related parties may be individuals or corporate entities.

Transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s-length transactions unless such representations can be substantiated. It is not, however, practical to determine the fair value of amounts due from/to related parties due to their related party nature.

(o) Cash and cash equivalents

Cash and cash equivalents are financial assets that are either cash or highly liquid investments with an original maturity term of 90 days or less. At December 31, 2016, the Company’s cash equivalents primary consist of transaction monetary deposits made in the forex trading platforms for forex trading. These transaction monetary deposits can be converted into cash immediately without restriction. Cash equivalents are recorded at fair value.

(p) Recently Issued Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606)”. The core principle of the standard is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. It was originally effective for annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2016, for public entities. In August 2015, the FASB issued ASU 2015-14, “Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date”. The amendments in ASU 2015-14 defer the effective date of ASU 2014-09 for all entities by one year. Public business entities, certain not-for-profit entities, and certain employee benefit plans should apply the guidance in ASU 2014-09 to annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. The Company is currently in the process of evaluating the impact of the adoption of ASU 2014-09 on its consolidated financial statements.

F-11

In November 2015, the FASB issued ASU 2015-17, “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes”. The amendments in ASU 201517 eliminates the current requirement for organizations to present deferred tax liabilities and assets as current and noncurrent in a classified balance sheet. Instead, organizations will be required to classify all deferred tax assets and liabilities as noncurrent. The amendments in this ASU are effective for public business entities for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods. The amendments may be applied prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. The Company is currently in the process of evaluating the impact of the adoption on its consolidated financial statements.

In January 2016, the FASB issued ASU 2016-01, “Financial Instruments Overall (Subtopic 82510): Recognition and Measurement of Financial Assets and Financial Liabilities”. The amendments in ASU 201601, among other things, requires equity investments (except those accounted for under the equity method of accounting, or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income; Requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes; Requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset (i.e., securities or loans and receivables) Eliminates the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost. The amendments in this ASU are effective for public companies for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The new guidance permits early adoption of the own credit provision. In addition, the new guidance permits early adoption of the provision that exempts private companies and not-for-profit organizations from having to disclose fair value information about financial instruments measured at amortized cost. The Company is currently in the process of evaluating the impact of the adoption on its consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)”. Among other things, in the amendments in ASU 2016-02, lessees will be required to recognize the following for all leases (with the exception of short term leases) at the commencement date: A lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and A right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Under the new guidance, lessor accounting is largely unchanged. Certain targeted improvements were made to align, where necessary, lessor accounting with the lessee accounting model and Topic 606, Revenue from Contracts with Customers. The amendments in this ASU are effective for public business entities for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application is permitted for all public business entities and all nonpublic business entities upon issuance. Lessees (for capital and operating leases) and lessors (for sales type, direct financing, and operating leases) must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The modified retrospective approach would not require any transition accounting for leases that expired before the earliest comparative period presented. Lessees and lessors may not apply a full retrospective transition approach. The Company is currently in the process of evaluating the impact of the adoption on its consolidated financial statements.

In March 2016, the FASB issued ASU 2016-08, “Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net)”. The amendments in this ASU are intended to improve the operability and understandability of the implementation guidance on principal versus agent considerations by amending certain existing illustrative examples and adding additional illustrative examples to assist in the application of the guidance. The effective date and transition of these amendments is the same as the effective date and transition of ASU 20140-9, “Revenue from Contracts with Customers (Topic 606)”. Public entities should apply the amendments in ASU 2014-09 for annual reporting periods beginning after December 15, 2017, including interim reporting periods therein. The Company is currently in the process of evaluating the impact of the adoption on its consolidated financial statements.

F-12

In April 2016, the FASB issued ASU 2016-10, “Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing”. The amendments add further guidance on identifying performance obligations and also to improve the operability and understandability of the licensing implementation guidance. The amendments do not change the core principle of the guidance in Topic 606. The effective date and transition requirements for the amendments are the same as the effective date and transition requirements in Topic 606. The Company is currently in the process of evaluating the impact of the adoption on its consolidated financial statements.

In May 2016, the FASB issued ASU 2016-12, “Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients”. The amendments, among other things: (1) clarify the objective of the collectability criterion for applying paragraph 606-10-25-7; (2) permit an entity to exclude amounts collected from customers for all sales (and other similar) taxes from the transaction price; (3) specify that the measurement date for noncash consideration is contract inception; (4) provide a practical expedient that permits an entity to reflect the aggregate effect of all modifications that occur before the beginning of the earliest period presented when identifying the satisfied and unsatisfied performance obligations, determining the transaction price, and allocating the transaction price to the satisfied and unsatisfied performance obligations; (5) clarify that a completed contract for purposes of transition is a contract for which all (or substantially all) of the revenue was recognized under legacy GAAP before the date of initial application, and (6) clarify that an entity that retrospectively applies the guidance in Topic 606 to each prior reporting period is not required to disclose the effect of the accounting change for the period of adoption. The effective date of these amendments is at the same date that Topic 606 is effective. The Company is currently in the process of evaluating the impact of the adoption on its consolidated financial statements.

(q) Restatement

The Company has noted certain errors in relation to its consolidated financial statements for the year ended December 31, 2016 and for the period from inception to December 31, 2015 that had been previously filed on May 15, 2017. These errors related to the corrections of the earning per share calculations and accrual of its uncertainty tax position (refer to Note 11). In addition, an amount of $2,414,999 monetary assets held by the Company was reclassified from Transaction Monetary Assets to Cash and Cash Equivalents to better reflect the nature of the monetary asset that it is held by the Company and to differentiate this amount from the amount of $900,498 that is held for the clients.

All the relevant notes to the consolidated financial statements have been restated to reflect the adjustments aforementioned.

Consolidated Balance Sheet

	December 31, 2016 As reported	Adjustments	December 31, 2016 As restated
ASSETS
Current Assets:
Cash and cash equivalents	$1,829,354	$2,414,999	$4,244,353
Transaction monetary assets(1)	3,315,497	(2,414,999)	900,498

Total Assets	$9,294,896	—	$9,294,896

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Other liabilities	11,000	783,382	794,382

Total Liabilities	5,433,824	783,382	6,217,206

Stockholders’ Equity:
Retained earnings (deficit)	2,982,910	(783,382)	2,199,528
Accumulated other comprehensive income	48,152		48,152
Total Stockholders’ Equity (Deficit)	3,861,072	(783,382)	3,077,690

Total Liabilities and Stockholders’ Equity	9,294,896	—	9,294,896

(1)	The account is subsequently renamed to “Transaction Monetary Assets Held of Client” since the full balance is related to our client after the adjustment.)

F-13

Consolidated Statement of Income and Comprehensive Income

	For the Year Ended December 31, 2016 As reported	Adjustments	For the Year Ended December 31, 2016 As restated
Revenues	$4,599,385		$4,599,385
Revenues – trading	384,499		384,499
Revenues – related party	2,720,936		2,720,936
	7,704,820		7,704,820
Cost of revenues	1,301,696		1,301,696
Gross profit (loss)	6,403,124		6,403,124

Total operating expenses	3,266,510		3,266,510

Income (loss) from operations	3,136,614		3,136,614

Total other income (expense)	(3,084)		(3,084)

Income (loss) before income taxes	3,133,530		3,133,530

Income tax expense	—	783,382	783,382

Net income (loss)	3,133,530	783,382	2,350,148

Net income (loss) attributable to AGM Group Holdings Inc. ordinary shares holders	3,133,530	783,382	2,350,148

Other comprehensive income (loss):
Unrealized foreign currency translation adjustment	41,953		41,953

Total Comprehensive income (loss)	$3,175,483	$783,382	$2,392,101

Earnings per ordinary share
Basic and diluted	$0.02	$13.46	$13.48
Diluted	$0.02	$13.46	$13.48

Weighted average ordinary shares outstanding
Basic	20,010,000	(19,835,616)	174,384
Diluted	20,010,000	(19,835,616)	174,384

F-14

	For the Period from Inception (April. 27, 2015) to December 31, 2015 As reported	Adjustments	For the Period from Inception (April. 27, 2015) to December 31, 2015 As restated
Total Comprehensive loss	$(144,421)		$(144,421)

Earnings per ordinary share
Basic and diluted	$0.00	$(15.06)	$(15.06)
Diluted	$0.00	$(15.06)	(15.06)

Weighted average ordinary shares outstanding
Basic	20,010,000	(20,000,000)	10,000
Diluted	20,010,000	(20,000,000)	10,000

Consolidated Statement of Stockholders’ Equity

	Ordinary Shares $	Additional paid-in capital $	Subscription Receivable $	Retained Earnings As reported $	Retained Earnings As restated $	Accumulated Other Comprehensive Income $	Total As reported $	Total As restated $
Net income	—			3,133,530	2,350,148	—	3,133,530	2,350,148
Issuance of ordinary shares for cash	31,900	1,968,100		—	—	—	2,000,000	2,000,000
Subscription receivable			(1,170,000)				(1,170,000)	(1,170,000)
Foreign currency translation adjustment	—			—	—	41,953	41,953	41,953
Balance, December 31, 2016	31,910	1,968,100	(1,170,000)	2,982,910	2,199,528	48,152	3,861,072	3,077,690

F-15

Consolidated Statement of Cash Flows

	For the Year Ended December 31, 2016 As reported	Adjustments	For the Year Ended December 31, 2016 As restated
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$3,133,530	(783,382)	$2,350,148
Changes in non-cash working capital:
Transaction monetary assets held for clients	—	(900,498)	(900,498)
Deposit payable	900,498		900,498
Other liabilities	11,000	783,382	794,382
Net cash provided (used) in operating activities	2,291,164	(900,498)	1,390,666

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of office equipment	(89,698)		(89,698)
Purchase of intangible assets	(1,841,489)		(1,841,489)
Transaction monetary assets investment	(3,315,497)	3,315,497	—
Net cash used in investing activities	(5,246,684)	3,315,497	(1,931,187)

CASH FLOWS FROM FINANCING ACTIVITIES
Net cash provided by financing activities	4,787,271		4,787,271

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(11,386)		(11,386)
NET INCREASE (DECREASE) IN CASH	1,820,365	2,414,999	4,235,364
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	8,989		8,989
CASH AND CASH EQUIVALENTS, END OF PERIOD	1,829,354	2,414,999	4,244,353

3. TRANSACTION MONETARY ASSETS HELD FOR CLIENTS

The balance represents the deposits for clients for forex trading in the forex trading platforms of London Multi Asset Exchange, Interactive Brokers and Saxo Bank. It consists of cash and securities held on behalf of clients to fund client liabilities in connection with the client’s trading positions. The balance will be adjusted according to the change in the value of open contracts, i.e. unrealized trading profit/loss, as well as the realized trading profit/loss. Included in this balance are funds deposited by clients and funds accruing to clients as a result of trades or contracts. The Company records a corresponding liability in connection with this amount in Deposit Payable to clients. Usually this balance can be converted into cash immediately without restriction.

4. ACCOUNT RECEIVABLE

The net book value of accounts receivable consisted of the following as of December 31, 2016 and December 31, 2015:

	December 31, 2016	December 31, 2015
Accounts receivable	$1,700,318	$—
Less: allowance for doubtful accounts	—	—
Accounts receivable, net	$1,700,318	$—

The Company did not provide allowance for account receivable as the aging of account receivable was less than 3 months.

5. Prepaid expense

Prepaid expense of $124,392 mainly represent the prepaid rent for offices and employee dormitories in Beijing City. Because the rents was paid in advance quarterly.

F-16

6. OTHER RECEIVABLE

The net book value of other receivable consisted of the following as of December 31, 2016 and December 31, 2015:

	December 31, 2016	December 31, 2015
Rent deposit	$99,751	$—
Belize AGM License deposit	100,200	—
Others	3,597	111
Total	$203,548	$111

Rent deposit of $90,975 represents deposit for offices and employee dormitories in Beijing City. Usually the Company paid deposit equivalent to one or two months’ rent amount before the leasing. This rent deposit will be fully refundable upon the end of leasing period.

7. PROPERTY, NET

As of December 31, 2016 and 2015, property consisted of the following:

	December 31, 2016	December 31, 2015
Electronic equipment	$75,706	$—
Office equipment	10,108	—
Total property	85,814	—
Less: accumulated depreciation	(10,177)	—
Total Property, net	$75,637	$—

Depreciation expense for the year ended December 31, 2016 and for the period from inception (April 27, 2015) to December 31, 2015 was $10, 638 and $0, respectively

8. INTANGIBLE ASSET

As of December 31, 2016 and 2015, intangible assets represent the software patent copyrights, which consist of the following:

	December 31, 2016	December 31, 2015
Management supporting system	$587,247	$—
User office management software	531,319	—
Multi account trading system	643,176	—
	1,761,742
Accumulated amortization	(14,682)	—
	$1,747,060	$—

For the year ended December 31, 2016 and for the period from inception (April 27, 2015) to December 31, 2015, amortization expense amounted to $15,346 and $0, respectively. There is no impairment provided for these intangible assets for the year ended December 31, 2016.

9. DEPOSIT PAYABLE

Deposit payable balance of $900,498 represents the deposit provided by clients who conduct their forex transactions with our forex trading platform. The balance of deposit payable will be adjusted according to the change in the value of customers’ open contracts, i.e. customers’ unrealized trading profit/loss, as well as the realized trading profit/loss.

F-17

10. RELATED PARTY TRANSACTIONS

The related parties consisted of the following:

Name of Related Party	Nature of Relationship
Zhentao Jiang	Director and principal shareholder
Wenjie Tang	CEO and shareholder
Yufeng Mi	CTO and shareholder
Bin Liu	CRO
Guofu Zhang	CFO
Chengchun Zhang	COO and principal shareholder
IIG LTD	The entity under common control of Zhentao Jiang

i) Revenue from related parties and accounts receivable from related parties, net

The Company provides Online trading access software application service to IIG LTD. For the year ended December 31, 2016 and for the period from inception (April 27, 2015) to December 31, 2015, the Company generated related party revenues from IIG LTD in the amount of $2,720,936 and $0, respectively. The net related party accounts receivable with IIG LTD amounted to $247,000 and $0 as of December 31, 2016 and 2015, respectively.

The Company did not take allowance for the year ended December 31, 2016 and for the period from inception (April 27, 2015) to December 31, 2015, and have no allowance balances as of December 31, 2016 and 2015 for the accounts receivable from related parties. Because the management was confident to collect the account receivable from the related party and the aging for a majority of the balance was less than 3 months.

ii) Due from related party

Subscription receivable of $1,170,000 as of December 31, 2016 was presented as contra account of ordinary shares, representing the Company’s outstanding stock subscription receivable owned from the Chengchun Zhang, the COO and principal shareholder, and other principal shareholders of the Company. This subscription receivable has been fully collected as of the filing date (refer to Note 15).

iii) Due to related party

Due to related party consisted of the following:

	December 31, 2016	December 31, 2015
Zhentao Jiang(1)	$3,869,836	$37,229
Total	$3,869,836	$37,229

(1)	The balance of due to related party represents expenses totaling $129,810 (2015: $37,229) incurred in the ordinary course that were paid by Zhentao Jiang, Chairman of the board of directors and principal shareholder, on behalf of the Company as well as three loans totaling $3,740,026 that the Company obtained from Zhentao Jiang for working capital purpose.

During the year ended December 31, 2016, the Company entered into three advance agreements with Zhentao Jiang, allowing the Company to borrow unsecured and interest-free loans. The balances and material terms of the three loan advance agreements are summarizes below:

(i)	Under the advance agreement dated January 1, 2016,

●	The amount of the loan authorized for borrowing for 2016 shall not exceed RMB 15,000,000 (USD 2,160,232).

●	The loan is interest free and will not change with the changes of the national interest rate.

●	The term of the loan is two years from January 1, 2016 to December 31, 2017.

●	The repayment date is December 31, 2017.

●	The balance drawn down from the advance agreement is $1,843,964 as of December 31, 2016.

F-18

(ii)	Under the advance agreement dated July 3, 2016,

●	The amount of the loan authorized for borrowing for 2016 shall not exceed USD 1,200,000.

●	The loan is interest free and will not change with the changes of national interest rate.

●	The term of the loan is two years from July 3, 2016 to July 2, 2018.

●	The repayment date is July 2, 2018.

●	The balance drawn down from the advance agreement is $1,003,166 as of December 31, 2016.

(iii)	Under the advance agreement dated July 3, 2016,

●	The amount of the loan authorized for borrowing for 2016 shall not exceed RMB 8,000,000 (USD 1,152,124).

●	The loan is interest free and will not change with the changes of national interest rate.

●	The term of the loan is two years from July 3, 2016 to July 2, 2018.

●	The repayment date is July 2, 2018.

●	The balance drawn down from the advance agreement is $892,896 as of December 31, 2016.

11. INCOME TAX

Income (loss) before income taxes includes the following components:

	For the Year Ended December 31, 2016	For the Period from Inception (April 27, 2015) to December 31, 2015
Domestic (AMG Holdings)	$(801,980)	$(1,601)
Foreign (subsidiaries located outside BVI)	3,935,510	(149,019)
Total	$3,133,530	$(150,620)

Income tax (benefit)/expense includes the following components:

	For the Year Ended December 31, 2016	For the Period from Inception (April 27, 2015) to December 31, 2015
Current
Domestic (AMG Holdings)	$—	$—
Foreign (subsidiaries located outside BVI)	783,382	—
Total current income tax (benefit)/expense	$783,382	$—

Deferred
Domestic (AMG Holdings)	$—	$—
Foreign (subsidiaries located outside BVI)	—	—
Total deferred income tax (benefit)/expense	$—	$—
Total	$783,382	$—

F-19

British Virgin Islands (“BVI”)

Under the current laws of BVI, AGM Holdings is not subject to tax on income or capital gain. In addition, payments of dividends by the Company to their shareholders are not subject to withholding tax in the BVI.

Belize

Under the current laws of Belize, AGM Belize is not subject to tax on income or capital gain. In addition, payments of dividends by the Company to their shareholders are not subject to withholding tax in the Belize.

Hong Kong

The Company’s subsidiary, AGM HK, is incorporated in Hong Kong and had incurred net loss for the year ended December 31, 2016 and for the period from inception (April 27, 2015) to December 31, 2015. AGM HK is subject to tax at 16.5% on the assessable profits arising in or derived from Hong Kong.

PRC

On March 16, 2007, the National People’s Congress passed the Enterprise Income Tax Law (“the China EIT Law”), which was effective as of January 1, 2008.

AGM Beijing, AGM Shenzhen and AGM Nanjing are incorporated in the PRC and subject to 25% China statutory tax rate. AGM Beijing, AGM Shenzhen and AGM Nanjing incurred net loss, for income tax purpose, for the year ended December 31, 2016 and for the period from inception (April 27, 2015) to December 31, 2015.

The China EIT Law also provides that an enterprise established under the laws of foreign countries or regions but whose “de facto management body” is located in the PRC be treated as a resident enterprise for PRC tax purpose and consequently be subject to the PRC income tax at the rate of 25% for its worldwide income. The Implementing Rules of the China EIT Law merely defines the location of the “de facto management body” as “the place where the exercising, in substance, of the overall management and control of the production and business operation, personnel, accounting, properties, etc., of a non-PRC company is located.” On April 22, 2009, the PRC State Administration of Taxation further issued a notice entitled “Notice regarding Recognizing Offshore-Established Enterprises Controlled by PRC Shareholders as Resident Enterprises Based on Their place of Effective Management.” Under this notice, a foreign company controlled by a PRC company or a group of PRC companies shall be deemed as a PRC resident enterprise, if (i) the senior management and the core management departments in charge of its daily operations mainly function in the PRC; (ii) its financial decisions and human resource decisions are subject to decisions or approvals of persons or institutions in the PRC; (iii) its major assets, accounting books, company sales, minutes and files of board meetings and shareholders’ meetings are located or kept in the PRC; and (iv) more than half of the directors or senior management personnel with voting rights reside in the PRC. Based on a review of surrounding facts and circumstances, the Company believe that there is an uncertain tax position as to whether its operations outside of the PRC will be considered a resident enterprise for PRC tax purposes due to limited guidance and implementation history of the China EIT Law. Should the Company be treated as a resident enterprise for PRC tax purposes, the Company will be subject to PRC tax on worldwide income at a uniform tax rate of 25%. The Company has evaluated this uncertain tax position and recorded a tax liability on the Consolidated Balance Sheet (see “Accounting for Uncertainty in Income Taxes” sub-section below).

The China EIT Law also imposes a withholding income tax of 10% on dividends distributed by a foreign invested enterprise to its immediate holding company outside of China, if such immediate holding company is considered as a non-resident enterprise without any establishment or place within China or if the received dividends have no connection with the establishment or place of such immediate holding company within China, unless such immediate holding company’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. Such withholding income tax was exempted under the previous income tax regulations. The British Virgin Islands, where the Company is incorporated, did not has such tax treaty with China.

The provision for income taxes consists of the following:

	For the Year Ended December 31, 2016	For the Period from Inception (April 27, 2015) to December 31, 2015
Current	$783,382	$—
Deferred	—	—
Total income tax (benefit)/expense	$783,382	$—

F-20

The reconciliations of the statutory income tax rate and the Company’s effective income tax rate are as follows:

	For the Year Ended December 31, 2016	For the Period from Inception (April 27, 2015) to December 31, 2015
HK statutory income tax rate	16.50%	16.50%
Valuation allowance recognized with respect to the loss in the HK company	(16.50)%	(16.50)%
PRC statutory income tax rate	25.00%	25.00%
Uncertain tax positions	25.00%	—%
Changes in valuation allowance for deferred tax asset	(25.00)%	(25.00)%
Total	25.00%	0.00%

As of December 31, 2016 and 2015, the Company’s PRC subsidiaries had net taxable operating loss carry-forwards of approximately $903,529 and $147,286 respectively. The PRC Income Tax allows the enterprises to offset their future taxable income with taxable operating losses carried forward in a 5-year period. Which means the deductible amount of $756,243 and $147,286 is supposed to expire in years of 2021 and 2020 respectively. The Management believes that the Company’s cumulative losses arising from recurring business of subsidiaries in China in recent years constituted significant strong evidence that most of the deferred tax assets would not be realizable and this evidence outweighed the expectations that the Company would generate future taxable income. The valuation allowance of $225,882 and $36,822 was recorded as of December 31, 2016 and December 31, 2015.

Components of the Company’s net deferred tax assets are set forth below:

	December 31,
	2016	2015
Deferred tax assets
Net operating loss carry-forwards	$225,882	$36,822
Total of deferred tax assets	225,882	36,822
Less: valuation allowance	(225,882)	(36,822)
Net deferred assets	$—	$—

Accounting for Uncertainty in Income Taxes

The tax authority of the PRC Government conducts periodic and ad hoc tax filing reviews on business enterprises operating in the PRC after those enterprises complete their relevant tax filings. Therefore, the Company’s PRC entities’ tax filings results are subject to change. It is therefore uncertain as to whether the PRC tax authority may take different views about the Company’s PRC entities’ tax filings, which may lead to additional tax liabilities.

ASC 740 requires recognition and measurement of uncertain income tax positions using a “more-likely-than-not” approach. The management evaluated the Company’s tax position and recorded a liability of $783,382 related to uncertain tax positions as at December 31, 2016. This liability is recorded in “Other liabilities” on the Consolidated Balance Sheet and it is related to the provision for the uncertain tax position with respect to whether the Company’s non-PRC entities are deemed PRC resident enterprises for income tax purpose.

F-21

The activity of the unrecognized tax benefits related to the Company’s uncertain tax positions is summarized as follows:

	December 31,
	2016	2015
Gross beginning balance	$—	$—
Gross increase to tax positions in the current period	$783,382	—
Gross increase to tax position in the prior period	—	—
Gross decrease to tax position in the prior period	—	—
Lapse of statute limitations	—	—
Gross ending balance	$783,382	$—

There were no interests and penalties in relation to the Company uncertain tax positions for the year ended December 31, 2016 and the period ended December 31, 2015.

12. FINANCIAL INSTRUMENTS

Fair values

The Company’s financial instruments include cash, transaction monetary assets, accounts receivable, account receivable — related parties, other receivable, accounts payable, other payable, amounts due from/(to) related parties. The carrying amounts of these financial instruments are a reasonable estimate of their fair values because of their current nature.

The following table summarizes the carrying values of the Company’s financial instruments:

	December 31, 2016	December 31, 2015
Cash and cash equivalents	$4,244,353	$8,989
Transaction monetary assets held for clients	900,498
Loans and receivables(i)	1,947,318
Other receivable(ii)	203,548	111
Other financial liabilities(iii)	$4,832,294	$37,229

(i)	Account receivable and account receivable — related parties.

(ii)	Other receivable and due from related parties

(iii)	Accounts payable, other liabilities and due to related parties.

The Company classifies its fair value measurements in accordance with the three level fair value hierarchy as follows:

Level 1 –	Unadjusted quoted prices in active markets for identical assets or liabilities

Level 2 –	Inputs other than quoted prices that are observable for the asset or liability either directly (i.e. as prices) or indirectly (i.e. derived from prices), and

Level 3 –	Inputs that are not based on observable market data.

The following table sets forth the Company’s financial assets measured at fair value by level within the fair value hierarchy as follows:

	Level 1	Level 2		Level 3		Total
						Dec 31, 2016
Cash and cash equivalents	$4,244,353	$		$		$4,244,353
Transaction monetary assets held for clients	900,498					900,498
Total balance, end of year	$5,144,851		$—		$—	$5,144,851

F-22

Interest rate and credit risk

Financial instruments that potentially subject the Company to concentrations of credit risks consist principally of cash and transaction monetary assets. The Company minimizes the interest rate and credit risk of cash by placing deposit with financial institutions located in Hong Kong and Mainland China. Credit risk of cash is managed by depositing cash at global or PRC state-owned financial institutions where certain government regulations are in place to protect clients’ cash balances. Credit risk from transaction monetary assets encompasses the default risk of forex trading transaction. Management believes that there is no significant credit risk arising from the Company’s transaction monetary assets

Financial assets past due

The following table provides information regarding the aging of financial assets that are past due, but which are not impaired at December 31, 2016:

	Less than 90 days	90 days to 1 year	Over 1 year	Carrying Value
Accounts receivable	$1,700,318	$—	$—	$1,700,318
Accounts receivable – related party	$247,000	—	—	$247,000

The Company determines past due amounts by reference to terms agreed with individual clients. None of the amounts outstanding have been challenged by the respective client(s) and the Company continues to conduct business with them on an ongoing basis and does not consider its current accounts receivable to be past due.

13. COMMITMENTS AND CONTINGENCIES

On December 27, 2016, the Company entered into a lease agreement with Beijing Ziru living assets management Co., Ltd to lease a room for dormitory, located at Chaoyang District, Beijing City, PRC. The lease starts from December 27, 2016 with a term of one year. According to the agreement, the rent is RMB 6,290 per month.

On December 25, 2016, the Company entered into a lease agreement with Beijing Jinqiao Lida investment consulting Co., Ltd to lease a 377 square meters office space, located at Room 2211 and 2212, East Tower, VanPalace, No.2, Jinghua south street, Chaoyang District, Beijing City, PRC. The lease starts from December 25, 2016 with a term of six months. According to the agreement, the rent is RMB 50,000 per month.

On November 15, 2016, the Company entered into a lease agreement with Gang Liu to lease a 186 square meters office space, located at Room 2111, East Tower, VanPalace, No.2, Jinghua south street, Chaoyang District, Beijing City, PRC. The lease starts from December 5, 2016 with a term of six months. According to the agreement, the rent is RMB 27,500 per month.

On August 16, 2016, the Company entered into a lease agreement with Shulin Liu to lease a 124 square meters office space, located at Room 2103, Block 6, No.93 Jianguo Road, Chaoyang District, Beijing City, PRC. The lease is valid from September 1, 2016 to August 31, 2018. According to the lease, the rent is RMB22,500 per month.

On April 15, 2016, the Company entered into a lease agreement with Beijing Terry Henderson real estate brokerage Co., Ltd. to lease a 187 square-meter office space, located at Room 2112, East Tower, VanPalace, No.2, Jinghua south street, Chaoyang District, Beijing City, PRC. The lease starts from April 15, 2016 with a term of one year. According to the agreement, the rent is RMB 25,000 per month.

At the end of 2016, the Company signed six dormitories lease contracts, five of the dormitories located in Nanjing city and the other one located in Beijing city, for its employees with total rent of RMB54,200 per months. These leases cover lease terms from six months to 1 year.

On March 18, 2016 and June 3, 2016, the Company entered into a lease agreement and a supplementary lease agreement with Beijing oriental media properties Limited respectively, to lease a 479 square meters office space, located at Room 2605, 2606, and 2607, Block C Media Center, No.4 Guanghua Road, Chaoyang District, Beijing City, PRC. The lease is valid from April 1, 2016 to March 31, 2018. According to the lease, the rent is RMB161,620 per month.

F-23

On March 6, 2016, the Company entered into a lease agreement with Zhumian Gong to lease a 420 square meters office space, located at No.8 Ronghua zhong Road, Beijing Economic and Technology Development Zone, Beijing City, PRC. The lease is valid from March 6, 2016 to March 5, 2019. According to the lease, the rent is RMB56,162 per month.

In addition, the Company committed to bear the dormitories expenses, which were leased for the employees.

The above operating lease commitments are summarized as follows.

	Commitment amount
	RMB	USD
Year of 2017	RMB 3,751,025	$540,206
Year of 2018	1,338,804	192,808
Year of 2019	112,324	16,176
	RMB 5,202,153	$749,190

14. STOCKHOLDERS’ EQUITY

On April 27, 2015, AGM Holdings was incorporated in the British Virgin Islands. On the same day, the Company issued 10,000 ordinary shares at $0.001 per share to its incorporator for a consideration of $10.

On December 28, 2016, a total of 8,100,000 class A shares were issued at $0.1 per share to eleven individuals and one company with cash proceeds of $380,000 received at the end of 2016 and the remaining cash proceeds of $430,000 received as of the filing date of this prospectus.

On December 28, 2016, a total of 11,900,000 class A shares were issued at $0.099 per share to Firebull Holdings Limited, a third party company, and four senior management member, Zhentao Jiang, Chengchun Zhang, Wenjie Tang and Yufeng Mi, with cash proceeds of $445,500 received at the end of 2016 and cash proceeds of $732,600 received as of the filing date.

On December 28, 2016, a total of 11,900,000 class B shares were issued at $0.001 per share to Firebull Holdings Limited, a third party company, and four senior management member, Zhentao Jiang, Chengchun Zhang, Wenjie Tang and Yufeng Mi, with cash proceeds of $4,500 received at the end of 2016 and cash proceeds of $7,400 received as of the filing date. The Class B shares carry five votes for each share for these shareholders. The Class B Ordinary Shares are not participating securities in the distributions of the dividends of the Company and cannot be transferred to other person or company.

As of December 31, 2016 and 2015, the Company has a total of 20,010,000 and 10,000 Class A Ordinary Shares outstanding, respectively.

As of December 31, 2016 and 2015, the Company has a total of 11,900,000 and 0 Class B Ordinary Shares outstanding, respectively.

As of December 31, 2016, the Company is authorized to issue 400,000,000 ordinary shares. Of which, 200,000,000 has been designated as class A Ordinary Shares and 200,000,000 has been designated as class B Ordinary Shares.

15. SUBSEQUENT EVENTS

The Company evaluated subsequent events through July 20, 2017, the date the financial statements were available to issue, and concluded that no subsequent events have occurred that would require recognition in the consolidated financial statements or disclosure in the notes to the consolidated financial statements, except as follows:

On January 1, 2017, the Company entered into a 2-year term advance agreement with the Company’s CEO and Shareholder, Wenji Tang, allowing the Company to borrow interest-free loan up to the amount of RMB15,000,000 ($2,160,232) from the CEO during fiscal 2017. The Company shall repay the CEO for any amount outstanding at the maturity date of December 31, 2018. The Company has subsequently drawn down RMB8,413,548 ($1,247,117).

On May 4, 2017, the Company repaid $1,003,166 of its related party loan due to Zhentao Jiang, director and principal shareholder of the Company. The remaining balance due to Zhentao Jiang became $2,866,670 after the repayment.

In January and May 2017, the Company fully collected the $1,170,000 subscription receivable from the subscribers of its common shares.

On June 14, 2017, the Company incorporated a wholly-owned subsidiary, AGM Software Service LTD in British Virgin Islands.

On July 18, 2017, the Company incorporated a wholly-owned subsidiary, AGMTRADE UK LTD in the United Kingdom.

F-24

AGM GROUP HOLDINGS INC.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE SIX MONTHS
ENDED JUNE 30, 2017 AND 2016

F-25

AGM GROUP HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Stated in US Dollars)

	June 30, 2017 (Unaudited)	December 31, 2016
ASSETS
Current Assets:
Cash and cash equivalents	$8,717,124	$4,244,353
Transaction monetary assets held for clients	2,547,437	900,498
Accounts receivable, net	888,442	1,700,318
Accounts receivable – related party	193,313	247,000
Prepaid expenses	136,720	124,392
Other receivables, net	229,402	203,548
Due from related party	3,300	—
Total Current Assets	12,715,738	7,420,109

Property, net	72,118	75,637
Intangible assets, net	1,699,808	1,747,060
Other assets and deposits	33,397	52,090

Total Assets	$14,521,061	$9,294,896

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$128,304	$168,076
Advance from customers	—	201,827
Accrued payroll	267,344	261,960
Deposit payable	2,547,437	900,498
Tax payable	23,051	20,627
Due to related party – current	1,995,313	3,869,836
Other liabilities	1,484,853	794,382
Total Current Liabilities	6,446,302	6,217,206
Due to related party – non current	1,937,743	—
Total Liabilities	8,384,045	6,217,206

Stockholders’ Equity:
Class A Ordinary Shares (20,010,000 shares issued and outstanding as of June 30, 2017 with par value of $0.001, and 200,000,000 shares authorized as of June 30, 2017)	20,010	20,010
Class B Ordinary Shares (11,900,000 shares issued and outstanding as of June 30, 2017 with par value of $0.001, and 200,000,000 shares authorized as of June 30, 2017)	11,900	11,900
Additional paid-in capital	1,968,100	1,968,100
Subscription receivable	—	(1,170,000)
Retained earnings (deficit)	4,140,937	2,199,528
Accumulated other comprehensive income	(3,931)	48,152
Total Stockholders’ Equity (Deficit)	6,137,016	3,077,690

Total Liabilities and Stockholders’ Equity	$14,521,061	$9,294,896

See accompanying notes to unaudited interim condensed consolidated financial statements

F-26

AGM GROUP HOLDINGS INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) AND
COMPREHENSIVE INCOME (LOSS) (Unaudited)

	For the Period Ended June 30, 2017	For the Period Ended June 30, 2016
Revenues	$4,722,230	$—
Revenues – trading	22,001	—
Revenues – related party	1,146,357	1,334,866
	5,890,588	1,334,866
Cost of revenues	967,230	528,000
Gross profit (loss)	4,923,358	806,866

Operating expenses:
Research & development expenses	950,089	552,809
Selling expenses	6,599	—
General and administrative expenses	1,257,861	739,939
Bad debt expenses	35,000	—
Total operating expenses	2,249,549	1,292,748

Income (loss) from operations	2,673,809	(485,882)

Other income (expense):
Interest income	575	165
Bank service charge	(3,821)	(418)
Exchange gain (loss)	5,509	—
Investment income	(81,685)	—
Other income (expense), net	9,303	(93)
Total other income (expense)	(70,119)	(346)

Income (loss) before income taxes	2,603,690	(486,228)

Income tax expense	662,281	—

Net income (loss)	1,941,409	(486,228)

Net income (loss) attributable to AGM Group Holdings Inc. ordinary shares holders	1,941,409	(486,228)

Other comprehensive income (loss):
Unrealized foreign currency translation adjustment	(52,083)	41,953

Total Comprehensive income (loss)	$1,889,326	$(444,275)

Earnings per ordinary share
Basic and diluted	$0.10	$(48.62)
Diluted	$0.10	(48.62)
Weighted average ordinary shares outstanding
Basic	20,010,000	10,000
Diluted	20,010,000	10,000

See accompanying notes to consolidated financial statements

F-27

AGM GROUP HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (Unaudited)
(Stated in US Dollars)

	Number of Class A Ordinary Shares	Number of Class B Ordinary Shares	Ordinary Shares	Additional paid-in capital	Subscription Receivable	Retained Earnings	Accumulated Other Comprehensive Income	Total
			$	$	$	$	$	$
Balance, December 31, 2016	20,010,000	11,900,000	31,910	1,968,100	(1,170,000)	2,199,528	48,152	3,077,690
Net income	—	—	—	—	—	1,941,409	—	1,941,049
Issuance of ordinary shares for cash	—	—	—	—	—	—	—	—
Subscription receivable	—	—	—	—	1,170,000	—	—	1,170,000
Foreign currency translation adjustment	—	—	—	—	—	—	(52,083)	(52,083)
Balance, June 30, 2017	20,010,000	11,900,000	31,910	1,968,100	—	4,140,937	(3,931)	6,137,016

The accompanying notes are an integral part of these consolidated financial statements

F-28

AGM GROUP HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(Stated in US Dollars)

	For the Period Ended June 30, 2017	For the Period Ended June 30, 2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$1,941,409	$(486,228)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	13,442	2,465
Amortization	88,976	—
Loss from investments	81,685	—
Changes in non-cash working capital:
Accounts receivable	811,876	—
Accounts receivable – related party	53,687	(1,335,366)
Advances to suppliers	—	1,479
Prepaid expenses	(9,408)	(16,799)
Other receivables	(22,980)	(217,885)
Long term prepaid expense	—	—
Other assets – deposit	19,691	—
Accounts payable	(41,370)	528,000
Advance from customers	(201,827)
Salary payable	(1,049)	314,949
Tax payable	1,890	(957)
Transaction monetary assets held for clients	(1,646,939)
Deposit payable	1,646,939	—
Other liabilities	690,304	8,560
Net cash provided (used) in operating activities	3,426,326	(1,201,782)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of office equipment	(8,137)	(41,629)
Purchase of intangible assets	—	—
Due from related party	(3,300)	—
Loss from investments	(81,685)	—
Net cash (used) in investing activities	(93,122)	(41,629)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from (repayments to) related parties	(20,149)	1,327,016
Capital contribution from shareholders	1,170,000	—
Net cash provided by financing activities	1,149,851	1,327,016

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(10,284)	913
NET INCREASE (DECREASE) IN CASH	4,472,771	84,518
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	4,244,353	8,989
CASH AND CASH EQUIVALENTS, END OF PERIOD	8,717,124	93,507

SUPPLEMENTAL DISCLOSURES:
Cash paid during the period for:
Cash paid for interest expense, net of capitalized interest	$—	$—
Cash paid for income tax	$—	$—

See accompanying notes to consolidated financial statements

F-29

AGM GROUP HOLDINGS INC.
CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

1. ORGANIZATION AND PRINCIPAL ACTIVITIES

AGM Group Holdings Inc. (“AGM Holdings”) was incorporated on April 27th, 2015 under the laws of the British Virgin Islands. On May 21, 2015, AGM Holdings incorporated a wholly owned subsidiary, AGM Technology Limited (“AGM HK”) in Hong Kong. On August 28, 2015, AGM Holdings incorporated AGM Group Ltd (“AGM Belize”), a Belize limited liability company, which AGM Holdings holds 100% interest. Other than the equity interest in AGM HK and AGM Belize, AGM Holdings did not conduct any operations or own any material assets or liabilities. AGM HK provide advanced online trading service for financial institutions in Asian areas. AGM Belize is a retail FX broker licensed by IFSC.

On October 13, 2015, AGM HK incorporated a Chinese limited liability subsidiary, Shenzhen AGM Financial Technology Services Co., Ltd (“AGM Shenzhen”), for the purpose of being a holding company for the equity interests in People’s Republic of China (“PRC”).

On November 13, 2015 and September 28, 2016, AGM Shenzhen incorporated two wholly owned Chinese limited liability subsidiaries, Beijing AGM Technology Service Co., Ltd. (“AGM Beijing”), and Nanjing Xingaomeng Software Technology Co., Ltd. (AGM Nanjing”), respectively. AGM Shenzhen did not conduct any operations or own any material assets or liabilities except for cash, insignificant expense and the 100% of the equity interests in AGM Beijing and AGM Nanjing.

On June 14, 2017, the Company incorporated a wholly-owned subsidiary, AGM Software Service LTD (“AGM Software”) in British Virgin Islands.

As a result, AGM HK, AGM Belize, AGM Shenzhen, AGM Beijing, AGM Nanjing and AGM Software are referred to as subsidiaries. AGM Holdings and its consolidated subsidiaries are collectively referred to herein as the “Company”, “we” and “us”, unless specific reference is made to an entity.

The Company is a knowledge and technology intensive company with a vision of becoming a leading social trading platform service provider in the world over the next few years. Currently, The Company principally engaged in three service lines: (1) providing an integrated suite of software solution service for forex trading and option trading, including trading access application, software implementation service, solution service, maintenance and consulting service. (2) providing forex trading brokerage service. (3) providing Expert advising service.

2. SUMMARY OF SIGNIFICANT POLICIES

(a) Basis of presentation

The accompanying unaudited interim condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information. Therefore, these financial statements do not include all of the information and footnotes as required under U.S. GAAP for complete financial statements. These unaudited condensed interim financial statements should be read in conjunction with our latest audited consolidated financial statements for the year ended December 31, 2016. In our opinion, all adjustments of a normal recurring nature and considered necessary for a fair presentation has been made. Operating results for the six months ended June 30, 2017 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2017

This basis of accounting differs in certain material respects from that used for the preparation of the books of account of the Company, which are prepared in accordance with the accounting principles and the relevant financial regulations applicable to enterprises with limited liabilities established in the PRC (“PRC GAAP”), the accounting standards used in the places of their domicile. The accompanying consolidated financial statements reflect necessary adjustments not recorded in the books of account of the Company to present them in conformity with U.S. GAAP.

F-30

(b) Principles of Consolidation

The accompanying consolidated financial statements as of June 30, 2017 consolidate the financial statements of AGM Belize, AGM HK and AGM Software, its three 100% owned subsidiaries, AGM HK’s 100% owned subsidiary of AGM Shenzhen, and AGM Shengzhen’s two 100% owned subsidiaries of AGM Beijing and AGM Nanjing. No minority interest was recognized and all significant intercompany accounts and transactions have been eliminated.

(c) Foreign Currency Translation

The accompanying consolidated financial statements are presented in United States dollar, which is the reporting currency of the Company. The functional currency of AGM Holdings, AGM Belize, AGM HK and AGM Software are United States dollar. The functional currency of AGM Beijing, AGM Shenzhen and AGM Nanjing are Renminbi (“RMB”). For the subsidiaries whose functional currencies are RMB, results of operations and cash flows are translated at average exchange rates during the period, assets and liabilities are translated at the exchange rate at the end of the period, and equity is translated at historical exchange rates. The resulting translation adjustments are included in determining other comprehensive income or loss. Transaction gains and losses are reflected in the consolidated statements of income.

The consolidated balance sheet balances, with the exception of equity at June 30, 2017 and December 31, 2016 were translated at RMB 6.7769 and RMB 6.9437 to $1.00, respectively. The equity accounts were stated at their historical rate. The average translation rates applied to consolidated statements of income and cash flows for the periods ended June 30, 2017 and 2016 were RMB 6.8743 and RMB 6.1128 to $1.00, respectively.

(d) Revenue recognition

The Company recognizes revenue when the earnings process is complete, services have been rendered and accepted, the selling price is fixed or determinable, persuasive evidence of an arrangement exists and collectability is reasonably assured.

The Company provides its services through three services lines: (i) online trading access software application services; (ii) forex trading brokerage service; and (iii) Expert advising service. Revenue from online trading access application services consists of service fees for usages of online trading application based on trading volumes of the forex trading transactions, initial trading application setup fees and ongoing service support fees. Revenue from brokerage service includes forex trading brokerage fee and commissions. Revenue from expert advising system refers to the commission on profit of client’s investment managed by our intelligent trading system.

Online trading access application service

Revenue for usages of online trading application is recognized based on the monthly trading volumes incurred by the clients during the fiscal year. Revenue for Service support is recognized ratably over the contract term beginning on the commencement of date of each contact. Revenue for initial application setup is recognized when the physical work of the initial application setup has been completed.

The agreements we entered into with clients to deliver online trading access application services generally include multiple deliverables, including online multiple-account trading management services, initial trading application setup and ongoing service support. Each of these deliverables has a stated price in the service agreement with the client. These three service deliverables are separated into different units of accounting and their relative selling prices are based on their stated prices in the agreements. The Company determines the relative selling prices for the three deliverables based on their stated prices in the agreement because the online multiple-account trading management services and ongoing support services, which are the last two undelivered elements, will be both delivered on a monthly basis upon the commencement of the agreement. The initial setup service is the element that will be delivered first and whose consideration is insignificant compared to the last two elements. As such, the Company has determined that whether or not a Vendor Specific Objective Price (“VSOE”) is established and used for each of the deliverable will not have material impacts to the Company revenue recognition.

F-31

Forex trading brokerage service

The revenues of brokerage fee and commission are recognized when services have been rendered and accepted, the fee and commission are fixed or determinable, and collectability is reasonably assured.

Expert advising service

The revenue of expert advising service is recognized when services have been rendered and accepted, the commission is determinable based on the realized return of investment under management, and collectability is reasonably assured at the month end.

The Company reports revenues net of applicable sales taxes and the related surcharges

(e) Income taxes

The Company accounts for income taxes under the provision of ASC 740-10, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company evaluates its uncertain tax positions in accordance with ASC 740. The Company initially recognize the financial statement effects of a tax position when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold shall consider the facts, circumstances, and information available at the reporting date. The level of evidence that is necessary and appropriate to support the Company’s assessment of the technical merits of a tax position is a matter of judgment that depends on all available information. In making the assessment, the Company considers the potential outcomes of examinations by tax authorities in determining the adequacy of our provision for income taxes.

Tax positions are evaluated in a two-step process. The Company first determines whether it is more likely than not that a tax position will be sustained upon examination, including the resolution of any related appeals or litigations based on the technical merits of that position. The second step is to measure the tax benefit as the largest amount of the benefit that is greater than 50% likely of being realized upon ultimate settlement.

Interests and penalties related to unrecognized tax benefits are recorded in in “Income tax expense” of the Consolidated Statement of Income.

(f) Recently Issued Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606)”. The core principle of the standard is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. It was originally effective for annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2016, for public entities. In August 2015, the FASB issued ASU 2015-14, “Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date”. The amendments in ASU 2015-14 defer the effective date of ASU 2014-09 for all entities by one year. Public business entities, certain not-for-profit entities, and certain employee benefit plans should apply the guidance in ASU 2014-09 to annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. The Company is currently in the process of evaluating the impact of the adoption of ASU 2014-09 on its consolidated financial statements.

F-32

In November 2015, the FASB issued ASU 2015-17, “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes”. The amendments in ASU 201517 eliminates the current requirement for organizations to present deferred tax liabilities and assets as current and noncurrent in a classified balance sheet. Instead, organizations will be required to classify all deferred tax assets and liabilities as noncurrent. The amendments in this ASU are effective for public business entities for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods. The amendments may be applied prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. The Company has determined that the amendments currently do not have impacts to the Company’s consolidated financial statements as there are no deferred tax assets and liabilities currently recorded on consolidated balance sheets as of June 30, 2017.

In January 2016, the FASB issued ASU 2016-01, “Financial Instruments Overall (Subtopic 82510): Recognition and Measurement of Financial Assets and Financial Liabilities”. The amendments in ASU 201601, among other things, requires equity investments (except those accounted for under the equity method of accounting, or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income; Requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes; Requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset (i.e., securities or loans and receivables) Eliminates the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost. The amendments in this ASU are effective for public companies for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The new guidance permits early adoption of the own credit provision. In addition, the new guidance permits early adoption of the provision that exempts private companies and not-for-profit organizations from having to disclose fair value information about financial instruments measured at amortized cost. The Company is currently in the process of evaluating the impact of the adoption on its consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)”. Among other things, in the amendments in ASU 2016-02, lessees will be required to recognize the following for all leases (with the exception of short term leases) at the commencement date: A lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and A right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Under the new guidance, lessor accounting is largely unchanged. Certain targeted improvements were made to align, where necessary, lessor accounting with the lessee accounting model and Topic 606, Revenue from Contracts with Customers. The amendments in this ASU are effective for public business entities for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application is permitted for all public business entities and all nonpublic business entities upon issuance. Lessees (for capital and operating leases) and lessors (for sales type, direct financing, and operating leases) must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The modified retrospective approach would not require any transition accounting for leases that expired before the earliest comparative period presented. Lessees and lessors may not apply a full retrospective transition approach. The Company is currently in the process of evaluating the impact of the adoption on its consolidated financial statements.

In March 2016, the FASB issued ASU 2016-08, “Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net)”. The amendments in this ASU are intended to improve the operability and understandability of the implementation guidance on principal versus agent considerations by amending certain existing illustrative examples and adding additional illustrative examples to assist in the application of the guidance. The effective date and transition of these amendments is the same as the effective date and transition of ASU 20140-9, “Revenue from Contracts with Customers (Topic 606)”. Public entities should apply the amendments in ASU 2014-09 for annual reporting periods beginning after December 15, 2017, including interim reporting periods therein. The Company is currently in the process of evaluating the impact of the adoption on its consolidated financial statements.

F-33

In April 2016, the FASB issued ASU 2016-10, “Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing”. The amendments add further guidance on identifying performance obligations and also to improve the operability and understandability of the licensing implementation guidance. The amendments do not change the core principle of the guidance in Topic 606. The effective date and transition requirements for the amendments are the same as the effective date and transition requirements in Topic 606. The Company is currently in the process of evaluating the impact of the adoption on its consolidated financial statements.

In May 2016, the FASB issued ASU 2016-12, “Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients”. The amendments, among other things: (1) clarify the objective of the collectability criterion for applying paragraph 606-10-25-7; (2) permit an entity to exclude amounts collected from customers for all sales (and other similar) taxes from the transaction price; (3) specify that the measurement date for noncash consideration is contract inception; (4) provide a practical expedient that permits an entity to reflect the aggregate effect of all modifications that occur before the beginning of the earliest period presented when identifying the satisfied and unsatisfied performance obligations, determining the transaction price, and allocating the transaction price to the satisfied and unsatisfied performance obligations; (5) clarify that a completed contract for purposes of transition is a contract for which all (or substantially all) of the revenue was recognized under legacy GAAP before the date of initial application, and (6) clarify that an entity that retrospectively applies the guidance in Topic 606 to each prior reporting period is not required to disclose the effect of the accounting change for the period of adoption. The effective date of these amendments is at the same date that Topic 606 is effective. The Company is currently in the process of evaluating the impact of the adoption on its consolidated financial statements.

3. TRANSACTION MONETARY ASSETS HELD FOR CLIENTS

The balance represents the deposits for clients for forex trading in the forex trading platforms of London Multi Asset Exchange, Interactive Brokers and Saxo Bank. It consists of cash and securities held on behalf of clients to fund client liabilities in connection with the client’s trading positions. The balance will be adjusted according to the change in the value of open contracts, i.e. unrealized trading profit/loss, as well as the realized trading profit/loss. Included in this balance are funds deposited by clients and funds accruing to clients as a result of trades or contracts. The Company records a corresponding liability in connection with this amount in Deposit Payable to clients. Usually this balance can be converted into cash immediately without restriction.

4. ACCOUNT RECEIVABLE

The net book value of accounts receivable consisted of the following:

	June 30, 2017	December 31, 2016
Accounts receivable	$888,442	$1,700,318
Less: allowance for doubtful accounts	—	—
Accounts receivable, net	$888,442	$1,700,318

The Company did not provide allowance for account receivable as the aging of account receivable was less than 3 months. During the year, a bad debt expense of $35,000 was recorded due to the termination of business with a customer.

5. Prepaid expense

Prepaid expense of $136,720 (December 31, 2016: $124,392) mainly represent the prepaid rent for offices and employee dormitories in Beijing City due to the rents were generally paid in advance quarterly.

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6. OTHER RECEIVABLE

The net book value of other receivable consisted of the following:

	June 30, 2017	December 31, 2016
Rent deposit	$127,284	$99,751
Belize AGM License deposit	100,200	100,200
Others	1,918	3,597
Total	$229,402	$203,548

7. PROPERTY, NET

Property consisted of the following:

	June 30, 2017	December 31, 2016
Electronic equipment	$85,480	$75,706
Office equipment	10,701	10,108
Total property	96,181	85,814
Less: accumulated depreciation	(24,063)	(10,177)
Total Property, net	$72,118	$75,637

Depreciation expense for the six-month periods ended June 30, 2017 and 2016 were $13, 442 and $2,465, respectively

8. INTANGIBLE ASSET

Intangible assets represent the software patent copyrights, which consist of the following:

	June 30, 2017	December 31, 2016
Management supporting system	$601,702	$587,247
User office management software	544,397	531,319
Multi account trading system	659,007	643,176
	1,805,106	1,761,742
Accumulated amortization	(105,298)	(14,682)
	$1,699,808	$1,747,060

For the six-month periods ended June 30, 2017 and 2016, amortization expense amounted to $88,976 and $0, respectively. There is no impairment provided for these intangible assets for the periods ended June 30, 2017 and 2016.

9. DEPOSIT PAYABLE

Deposit payable balance of $2,547,437 (December 31, 2016: $900,498) represents the deposit provided by clients who conduct their forex transactions with our forex trading platform. The balance of deposit payable will be adjusted according to the change in the value of customers’ open contracts, i.e. customers’ unrealized trading profit/loss, as well as the realized trading profit/loss.

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10. RELATED PARTY TRANSACTIONS

The related parties consisted of the following:

Name of Related Party	Nature of Relationship
Zhentao Jiang	Director and principal shareholder
Wenjie Tang	CEO and shareholder
Yufeng Mi	CTO and shareholder
Bin Liu	CRO
Guofu Zhang	CFO
Chengchun Zhang	COO and principal shareholder
IIG LTD	The entity under common control of Zhentao Jiang

i) Revenue from related parties and accounts receivable from related parties, net

The Company provides Online trading access software application service to IIG LTD. For the six-month periods ended June 30, 2017 and 2016, the Company generated related party revenues from IIG LTD in the amount of $1,146,357 and $1,334,866, respectively. The net related party accounts receivable with IIG LTD amounted to $193,313 and $$247,000 as of June 30, 2017 and December 31, 2016, respectively.

The Company did not take allowance for the accounts receivable from related parties for the periods ended June 30, 2017 and 2016 because management was confident to collect the account receivable from the related party and the aging for a majority of the balance was less than 3 months.

ii) Due from related party

The balance of $3,300 as of June 30, 2017 represented a small amount receivable from a related party that is controlled by the Company’s Chairman of the Board of Directors and principal shareholder, Zhentao Jiang.

iii) Due to related party

Due to related party consisted of the following:

	June 30, 2017	December 31, 2016
Zhentao Jiang (Director and principal shareholder)	$2,912,898	$3,869,836
Wenjie Tang (CEO and shareholder)	$1,020,158	—
Total	$3,933,056	$3,869,836

During the six months ended June 30, 2017, the Company had a net repayment of $1,025,846 to Zhentao Jiang primarily in relation to various advance agreements previously signed with Zhentao Jiang in 2016 and borrowed $1,005,697 from Wenjie Tang pursuant to an advance agreement signed with Wenjie Tang on January 1, 2017. These advance agreements with Zhentao Jiang and Wenjie Tang all bear no interest and their repayment dates range from December 31, 2017 to December 31, 2018.

11. INCOME TAX

The provision for income taxes consists of the following:

	For the Period Ended June 30, 2017	For the Period Ended June 30, 2016
Current	$662,281	$—
Deferred	—	—
Total income tax (benefit)/expense	$662,281	$—

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Accounting for Uncertainty in Income Taxes

The tax authority of the PRC Government conducts periodic and ad hoc tax filing reviews on business enterprises operating in the PRC after those enterprises complete their relevant tax filings. Therefore, the Company’s PRC entities’ tax filings results are subject to change. It is therefore uncertain as to whether the PRC tax authority may take different views about the Company’s PRC entities’ tax filings, which may lead to additional tax liabilities.

ASC 740 requires recognition and measurement of uncertain income tax positions using a “more-likely-than-not” approach. The management evaluated the Company’s tax position and recorded a liability of $1,445,663 and $783,382 related to uncertain tax positions as at June 30, 2017 and December 31, 2016 respectively. This liability is recorded in “Other liabilities” on the Consolidated Balance Sheet and it is related to the provision for the uncertain tax position with respect to whether the Company’s non-PRC entities are deemed PRC resident enterprises for income tax purpose.

The activity of the unrecognized tax benefits related to the Company’s uncertain tax positions is summarized as follows:

June 30, 2017
Gross beginning balance	$783,382
Gross increase to tax positions in the current period	$650,922
Gross increase to tax position in the prior period	11,359
Gross decrease to tax position in the prior period	—
Lapse of statute limitations	—
Gross ending balance	$1,445,663

There was an interest of $11,359 recorded in the period ended June 30, 2017 (June 30, 2016: $nil) in relation to the Company uncertain tax positions.

12. COMMITMENTS AND CONTINGENCIES

We are renting or leasing various office space and dormitory space located in Beijing and Nanjing China. These leasing agreements expire between December 4, 2017 and March 5, 2019.

In addition, the Company committed to bear the dormitories expenses, which were leased for the employees.

The above operating lease commitments are summarized as follows.

	Commitment amount
	RMB	USD
Year of 2017	1,678,568	$247,690
Year of 2018	1,906,930	281,387
Year of 2019	168,486	24,862
	3,753,984	$553,939

13. STOCKHOLDERS’ EQUITY

During the period ended June 30, 2017, the Company fully collected the $1,170,000 subscription receivable from the subscribers of its common shares.

14. SUBSEQUENT EVENTS

The Company evaluated subsequent events through September 30, 2017, the date the financial statements were available to issue, and concluded that no subsequent events have occurred that would require recognition in the consolidated financial statements or disclosure in the notes to the consolidated financial statements, except as follows:

On July 18, 2017, the Company incorporated a wholly-owned subsidiary, AGMTRADE UK LTD in the United Kingdom.

On July 25, 2017, the Company incorporated a wholly-owned subsidiary, AGM Trade Global PTY LTD (“AGM Australia”) in Australia.

On August 14, 2017, the Company incorporated a wholly-owned subsidiary, AGM Club Service Limited (“AGMClub”) in Hong Kong.

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